Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of April 26, 2016

among

SUNEDISON, INC.,

a debtor and a debtor-in-possession, as Borrower,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

DEUTSCHE BANK SECURITIES INC.,

BARCLAYS BANK PLC,

APOLLO CREDIT OPPORTUNITY FUND III AIV I LP,

GOLDMAN SACHS BANK USA

and

MACQUARIE CAPITAL (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA,

and

KEYBANK NATIONAL ASSOCIATION,

as L/C Issuers

and

THE LENDERS PARTY HERETO

BARCLAYS BANK PLC,

as Syndication Agent

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

Section		Page
6.09	Compliance with Environmental Laws	110
6.10	Books and Records	111
6.11	Inspection Rights	111
6.12	Use of Proceeds	111
6.13	Additional Subsidiary Guarantors and Grantors	112
6.14	Additional Collateral	113
6.15	Contracts	115
6.16	Further Assurances	115
6.17	Post-Closing Matters	115
6.18	Lenders and Advisor Calls; Meetings with Chief Restructuring Officer and Senior Management	117
6.19	Milestones	118
6.20	Restructuring/Financial Advisor/Chief Restructuring Officer	119
6.21	Financing Orders	119
6.22	Sale Proceeds	119
6.23	Documentation	121
6.24	Drawn Letters of Credit	121
6.25	Cash Management System	121
6.26	[Reserved]	120
6.27	Interim and Final Priority and Treatment Memorandum of Understanding	120

ARTICLE VII NEGATIVE COVENANTS		121
7.01	Liens	121
7.02	Investments	124
7.03	Indebtedness	126
7.04	Fundamental Changes	128
7.05	Dispositions	128
7.06	Restricted Payments	130
7.07	Change in Nature of Business	130
7.08	Transactions with Affiliates	130
7.09	Burdensome Agreements	131
7.10	Use of Proceeds	132
7.11	Financial Covenant	132
7.12	Amendments to Organization Documents; Prepetition Loan Documents	132
7.13	Accounting Changes	133
7.14	Payments of Indebtedness	133
7.15	Budget Compliance Covenant	133
7.16	[Reserved.]	133
7.17	Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims	134

ARTICLE VIII EVENTS OF DEFAULT; REMEDIES; limited forbearance		134
8.01	Events of Default	134
8.02	Remedies Upon Event of Default	140
8.03	Application of Funds	141
8.04	Credit Bidding, Etc.	141

TABLE OF CONTENTS (continued)

SCHEDULES

1.01(a)	Prepetition First Lien Letters of Credit
1.01(c)	Closing Date Unrestricted Subsidiaries
1.01(d)	Initial Guarantors
1.01(e)	Closing Date Mortgaged Properties
1.01(f)	Specified Subsidiaries
1.01(g)(1)	Tranche A Required Consenting Parties
1.01(g)(2)	Tranche B Required Consenting Parties
2.01(a)	Initial Term Loan Commitments
2.01(b)	Delayed Draw Term Loan Commitments
2.01(e)(i)	Tranche A Roll-Up Loans
2.01(e)(ii)	Tranche B Roll-Up Loans
2.03	L/C Lenders
4.01	Closing Checklist
5.13(a)	Subsidiaries
5.13(b)	Material Equity Investments
6.14(b)	Mortgaged Property Requirements
6.17	Post-Closing Obligations
6.27	Interim and Final Priority and Treatment Memorandum of Understanding
7.01	Existing Liens
7.02	Existing Investments
7.03(b)	Certain Existing Indebtedness
7.03(c)	Certain Existing Guarantees
7.03(f)	Certain Permitted Non-Recourse Project Indebtedness
7.05	Designated Assets
7.15	Budget Compliance Covenant
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Borrowing Notice
A-2	Continuation/Conversion Notice
B	Budget
C-1	Term Loan Note
C-2	L/C Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Pledge and Security Agreement
G	Guaranty
H	Intercompany Note
I	Interim Financing Order
J	Notice of Specified Related Credit Arrangement
K	DIP Facilities Blocked Account Withdrawal Notice

v

SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of April 26, 2016, among (i) SUNEDISON, INC., a Delaware corporation and a debtor and debtor-in-possession (the “Borrower”), (ii) each Lender from time to time party hereto, (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, ROYAL BANK OF CANADA and KEYBANK NATIONAL ASSOCIATION, as L/C Issuers, and (iv) DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent.

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on April 21, 2016 (the “Petition Date”), the Borrower filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Borrower’s Case”) in the United States Bankruptcy Court for the Southern District of New York (together with any other court having jurisdiction over the Borrower’s Case and the other Cases or any proceeding therein from time to time, the “Bankruptcy Court”);

WHEREAS, the Borrower is continuing to operate its business and manage its property as a debtor-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested the Term Lenders provide a new money term loan facility in an aggregate principal amount of $300,000,000, consisting of (a) Initial Term Loans, to be funded in cash on the Closing Date in an aggregate principal amount of $90,000,000, and (b) Delayed Draw Term Loans, to be funded in cash in a single drawing occurring after the Closing Date in an aggregate principal amount of $210,000,000, in each case, for the purposes set forth in Section 6.12;

WHEREAS, the Term Lenders are willing to provide such new money term loan facility on the terms and subject to the conditions set forth herein and in the Financing Orders;

WHEREAS, the Borrower has requested the L/C Lenders and L/C Issuers provide a letter of credit facility as set forth in Section 2.03;

WHEREAS, the L/C Lenders and the L/C Issuers are willing to provide such letter of credit facility on the terms and subject to the conditions set forth herein and in the Financing Orders;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of its assets, including, to the extent required by the Loan Documents, a pledge of the Equity Interests of certain of its Domestic Subsidiaries and Foreign Subsidiaries; and

WHEREAS, the Guarantors, on a joint and several basis, have agreed to guarantee the Obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets, including, to the extent required by the Loan Documents, a pledge of the Equity Interests of certain of their respective Domestic Subsidiaries and Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms . As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Plan” means any plan of reorganization or plan of liquidation for each of the Cases, (a) the provisions of which are consistent with the provisions of the Post-Petition Intercreditor Arrangements and is in form and substance satisfactory to the Required Lenders or (b) which provides (i) for Payment in Full of the Obligations upon confirmation or effectiveness of such plan and (ii) market standard exculpations, indemnities and releases in favor of the Agents, the Lenders, the L/C Issuers and their Related Parties.

“Additional Designated LCs” means (i) any Prepetition First Lien Letter of Credit (other than Prepetition Designated LCs) whose expiry date will occur on or after the Closing Date but prior to the date of the entry of the Final Financing Order and (ii) any Prepetition Auto-Extension Letter of Credit (other than Prepetition Designated LCs) whose “Non-Extension Notice Date” as defined in the Prepetition First Lien Letter of Credit will occur on or after the Closing Date but prior to the date of the entry of the Final Financing Order.

“Additional L/C Issuer” means any financial institution that is an L/C Lender and is selected by the Borrower to issue one or more Letters of Credit hereunder; provided that such financial institution consents to becoming an Additional L/C Issuer and provided further that such financial institution shall become a party to this Agreement in the capacity as an L/C Issuer by executing a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and signed by the Borrower, the Additional L/C Issuer and the Administrative Agent.

“Administrative Agent” means Deutsche Bank AG New York Branch in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Net Foreign Proceeds” has the meaning set forth in Section 2.05(k)(i).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless the context otherwise requires, a reference herein to an Affiliate shall mean an Affiliate of the Borrower.

“Agent” means each of (a) the Administrative Agent, (b) the Syndication Agent, (c) the Bookrunners, (d) the Arrangers, and (e) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” means this Senior Secured Superpriority Debtor-in-Possession Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each currency (other than Dollars) in which the Prepetition First Lien Letters of Credit are denominated.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provisions of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1829b and 1951-1959).

“Applicable Commitment Fee” means, for any day, 0.50% per annum.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to the L/C Facility and the L/C Obligations, the percentage set forth opposite such Lender’s name on Schedule 2.03 or in any applicable Assignment and Acceptance, (b) with respect to the Initial Tranche A Term Loan Facility, the percentage (carried out to the ninth decimal place) of the Initial Tranche A Term Loan Facility represented by the aggregate principal amount of such Lender’s undrawn Initial Tranche A Term Loan Commitments (to the extent not expired or terminated) and Initial Tranche A Term Loans at such time (the initial Applicable Percentage of each Lender in respect of the Initial Tranche A Term Loan Facility is set forth on Schedule 2.01(a)), (c) with respect to the Initial Tranche B Term Loan Facility, the percentage (carried out to the ninth decimal place) of the Initial Tranche B Term Loan Facility represented by the aggregate principal amount of such Lender’s undrawn Initial Tranche B Term Loan Commitments (to the extent not expired or terminated) and Initial Tranche B Term Loans at such time (the initial Applicable Percentage of each Lender in respect of the Initial Tranche B Term Loan Facility is set forth on Schedule 2.01(a)), (d) with respect to the Delayed Draw Tranche A Term Loan Facility, the percentage (carried out to the ninth decimal place) of the Delayed Draw Tranche A Term Loan Facility represented by the aggregate principal amount of such Lender’s undrawn Delayed Draw Tranche A Term Loan Commitments (to the extent not expired or terminated) and Delayed Draw Tranche A Term Loans at such time (the initial Applicable Percentage of each Lender in respect of the Delayed Draw Tranche A Term Loan Facility is set forth on Schedule 2.01(b)) and (e) with respect to the Delayed Draw Tranche B Term Loan Facility, the percentage (carried out to the ninth decimal place) of the Delayed Draw Tranche B Term Loan Facility represented by the aggregate principal amount of such Lender’s undrawn Delayed Draw Tranche B Term Loan Commitments (to the extent not expired or terminated) and Delayed Draw Tranche B Term Loans at such time (the initial Applicable Percentage of each Lender in respect of the Delayed Draw Tranche B Term Loan Facility is set forth on Schedule 2.01(b)).

“Applicable Rate” means (a) with respect to Letter of Credit Fees, 3.75% per annum and (b) with respect to Loans, the following percentages per annum:

Class of Loans:	For any Eurocurrency Rate Loans:	For any Base Rate Loans:
Term Loans	9.00%	8.00%
Tranche A Roll-Up Loans	8.00%	7.00%
Tranche B Roll-Up Loans	12.00%	11.00%
L/C Borrowings	8.00%	7.00%

“Applicable Reserve Requirement” means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D issued by the FRB) under regulations issued from time to time by the FRB or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Application Date” has the meaning set forth in Section 2.05(h).

“Approved Bank” has the meaning specified in the definition of Cash Equivalents.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc., Barclays Bank PLC, Apollo Credit Opportunity Fund III AIV I LP, Goldman Sachs Bank USA and Macquarie Capital (USA) Inc. in their respective capacities as Joint Lead Arrangers.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other Disposition to, or any exchange of property with, any Person (other than the Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (a) Dispositions in the form of Restricted Payments permitted under Section 7.06 or Investments permitted under Section 7.02 and (b) Dispositions of Excluded Assets of the type described under clauses (v), (vii) and (viii) of the definition thereof.

“Asset Sale Process” has the meaning set forth in Section 6.19.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Avoidance Actions” has the meaning specified in Section 2.17(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor thereto.

“Bankruptcy Court” has the meaning specified in the recitals hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the sum of the Eurocurrency Rate then in effect that would be payable on such day for a Eurocurrency Rate Loan (after giving effect to any Eurocurrency Rate Loan “floor”) with a one-month interest period plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Bond Performance Collateral Account” has the meaning specified in the definition of “Bond Performance Facility”.

“Bond Performance Facility” means one or more segregated cash collateral accounts (each a “Bond Performance Collateral Account”) established by the Borrower as an accommodation facility and collateral security for Governmental Authorities or third parties designated by the Borrower as beneficiaries thereof, which Persons (a) are or would be beneficiaries of surety bonds, letters of credit, guaranties or other financial assurances making any demand, request or requirement for any surety bond, letter of credit, guaranty or other financial assurance pursuant to applicable law or in connection with any project obligations required or contemplated to be performed by any Loan Party or Subsidiary or (b) are or are reasonably anticipated to be otherwise owed any Vendor/Financial Assurance Obligations. The Borrower shall provide written notice of the designation of any beneficiary of the Bond Performance Facility to the applicable beneficiary and the financial institution at which the relevant Bond Performance Collateral Account is maintained.

“Bookrunners” means Deutsche Bank Securities Inc., Barclays Bank PLC, Apollo Credit Opportunity Fund III AIV I LP, Goldman Sachs Bank USA and Macquarie Capital (USA) Inc., in their respective capacities as Joint Bookrunners.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower/SSL TopCo Agreements” means, collectively, each of the following agreements, each by and between Borrower and SSL TopCo, and each as in effect on the Closing Date and as defined in the Prepetition First Lien Credit Agreement: (i) the Separation Agreement, (ii) the Polysilicon Supply Agreement, (iii) the CCZ and Diamond Coated Wire Licensing Agreement, (iv) the Patent and Technology Cross-License Agreement, (v) the Technology Joint Development Agreement, (vi) the Transition Services Agreement, and (vii) the Tax Matters Agreement.

“Borrower/YieldCo Agreements” means, collectively, each of the following, as in effect on the Closing Date (or as thereafter amended, modified, supplemented, terminated, released or waived in accordance with Section 7.12(a)): (i) the Amended and Restated Interest Payment Agreement dated as of January 28, 2015 by and among YieldCo Intermediate, TerraForm Power Operating, LLC, the Borrower and SunEdison Holdings Corporation, (ii) the Management Services Agreement dated as of July 23, 2014 by and among YieldCo, YieldCo Intermediate, TerraForm Power Operating, LLC and the Borrower, (iii) the Letter Agreement Regarding the Call Right Assets dated July 23, 2014, between YieldCo and the Borrower, (iv) the Amended and Restated Limited Liability Company Agreement of YieldCo Intermediate dated and effective as of July 23, 2014, (v) the Repowering Services Right of Refusal Agreement dated as of July 23, 2014, by and among YieldCo, YieldCo Intermediate, TerraForm Power Operating LLC and the Borrower and (vi) each other support service agreement, supply agreement, license agreement, tax matters agreement and any other agreement, document or instrument entered into by the Borrower or any of the Guarantors and YieldCo or YieldCo Intermediate.

“Borrower/YieldCo II Agreements” means, collectively, each of the following, as in effect on the Closing Date (or as thereafter amended, modified, supplemented, terminated, released or waived in accordance with Section 7.12(a)): (i) the Interest Payment Agreement dated as of August 5, 2015 by and among YieldCo II Intermediate, Terra Form Global Operating LLC, the Borrower and Sun Edison Holdings Corporation (ii) the Management Services Agreement dated as of August 5, 2015 by and among YieldCo II, YieldCo II Intermediate, TerraForm Global Operating, LLC and the Borrower, (iii) the Support Agreement dated as of August 5, 2015 by and between the Borrower and YieldCo II Intermediate, (iv) the Fourth Amended and Restated Limited Liability Company Agreement of YieldCo II Intermediate, dated and effective as of August 5, 2015, (v) the Repowering Services Agreement dated as of August 5, 2015, by and among YieldCo II, YieldCo II Intermediate, TerraForm Global Operating, LLC and the Borrower, (vi) the Project Investment Agreement dated as of August 5, 2015 by and among YieldCo II and the Borrower, (vii) the Beneficial Ownership Agreement dated as of July 2015, by and among SunEdison Holdings Corporation, TerraForm Global Operating, LLC and Latin America Power Holding B.V. and (ix) each other support service agreement, supply agreement, license agreement, tax matters agreement and any other agreement, document or instrument entered into by the Borrower or any of the Guarantors and YieldCo II or YieldCo II Intermediate.

“Borrower DIP Facilities Blocked Account” means the account established pursuant to Section 4.01(l) and any replacement deposit account of the Borrower to be agreed between the Administrative Agent and the Borrower, subject to the requirements set forth in the Pledge and Security Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Case” has the meaning specified in the recitals hereto.

“Borrowing Date” means the Closing Date or the Delayed Draw Borrowing Date, as the context may require.

“Budget” means (a) initially, the Initial Budget and (b) the 13-week forecast with respect to the Loan Parties and their Subsidiaries in effect from time to time after the Closing Date pursuant to Section 6.01(e), in any such case, set forth on a weekly basis, in the form attached hereto as Exhibit B or such other form acceptable to the Required Lenders and comprised, collectively but without duplication, of all line items that are set forth therein.

“Budgeted Asset Sale Proceeds” means (a) the Net Asset Sale Proceeds with respect to Asset Sales of Designated Assets specified in the Budget and Asset Sales of Excluded Assets, provided that such Net Asset Sale Proceeds shall be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements, and (b) the Net Asset Sale Proceeds with respect to Asset Sales of certain Permitted Disposition Assets that are permitted by the Required Lenders as part of the Asset Sale Process to be used for disbursements in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements instead of being deposited in the Collateral Proceeds Account in accordance with Section 2.05(e).

“Budgeted Cash Amount” means, for any calendar week, the cash amount set forth in the Budget under line item “EOP Cash Balance” for such calendar week.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or at such other place where the applicable L/C Issuer is obligated to be present at or otherwise act under this Agreement or any other Loan Document, and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, it means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Business Segment” means each of the eight (8) distinct business units or combinations of the Borrower and its Subsidiaries identified in the Budget by the following line-item descriptions: (1) RSC + GAM, (2) Corporate + TERP/GLBL, (3) Other international (LATAM + EMEA + ROA (“Rest of Asia” excluding India and China)), (4) Modules, (5) India, (6) China, (7) Solar Materials (excl. Modules), and (8) N. America (NA Util + C&I + GAM + RSC + Solar Materials (incl. modules) + Corp + TERP/GLBL).

“Capital Expenditures” means expenditures made in respect of the purchase or other acquisition of any fixed or capital asset, but shall expressly exclude normal replacements and maintenance which are properly charged to current operations.

“Carve-Out” has the meaning specified in the Financing Orders.

“Cases” means, collectively, (a) the Borrower’s Case and (b) the proceedings of the other Debtors for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Amount” means, as of any date of measurement thereof, (a) prior to the Delayed Draw Borrowing Date, the aggregate amount as of such date of the Cash Amount (Initial Loan Parties), the Cash Amount (Specified Subsidiaries) and the Cash Amount (Other) and (b) from and after the Delayed Draw Borrowing Date, the aggregate amount as of such date of the Cash Amount (Loan Parties) and the Cash Amount (Other). For purposes of Section 7.11(a), the Cash Amount for any Business Day shall be the Cash Amount set forth in the Cash Amount Report delivered on the next succeeding Business Day in accordance with Section 6.01(i).

“Cash Amount (Initial Loan Parties)” means, as of any date of measurement thereof, the aggregate amount as of such date (measured at the market value thereof on such date in Dollars, using the applicable Spot Rate on such date with respect to any amounts valued in a currency other than Dollars) of all Cash and Cash Equivalents of the Borrower and each of the entities identified on Schedule 1.01(d); provided that such amount shall not include (x) Cash earmarked as “Cash for Construction Projects” or (y) any restricted Cash of any Non-Recourse Project Subsidiary.

“Cash Amount (Loan Parties)” means, as of any date of measurement thereof, the aggregate amount as of such date (measured at the market value thereof on such date in Dollars, using the applicable Spot Rate on such date with respect to any amounts valued in a currency other than Dollars) of all Cash and Cash Equivalents of the Borrower and each other Loan Party; provided that such amount shall not include (x) Cash earmarked as “Cash for Construction Projects” or (y) any restricted Cash of any Non-Recourse Project Subsidiary.

“Cash Amount (Other)” means, as of any date of measurement thereof, the aggregate amount as of such date (measured at the market value thereof on such date in Dollars, using the applicable Spot Rate on such date with respect to any amounts valued in a currency other than Dollars) of all Cash and Cash Equivalents of the Subsidiaries of the Borrower (other than (i) prior to the Delayed Draw Borrowing Date, the entities identified on Schedule 1.01(d) or 1.01(f) and (ii) from and after the Delayed Draw Borrowing Date, the Loan Parties); provided that such amount shall not include (x) Cash earmarked as “Cash for Construction Projects” or (y) any restricted Cash of any Non-Recourse Project Subsidiary.

“Cash Amount (Specified Subsidiaries)” means, as of any date of measurement thereof, the aggregate amount as of such date (measured at the market value thereof on such date in Dollars, using the applicable Spot Rate on such date with respect to any amounts valued in a currency other than Dollars) of all Cash and Cash Equivalents of the entities identified on Schedule 1.01(f); provided that such amount shall not include (x) Cash earmarked as “Cash for Construction Projects” or (y) any restricted Cash of any Non-Recourse Project Subsidiary.

“Cash Amount Covenant Table” has the meaning given to such term in Section 7.11.

“Cash Amount Report” has the meaning given to such term in Section 6.01(i).

“Cash Collateral” means any Cash or deposit account balances provided as cash collateral as, and for the purposes, set forth in this Agreement.

“Cash Collateral L/C Account” means a blocked, non-interest bearing deposit account of the Borrower at the Administrative Agent or other depository bank subject to a control agreement and otherwise established in a manner reasonably satisfactory to the Administrative Agent in connection with the L/C Facility and into which only Cash Collateral shall be deposited.

“Cash Collateralize” means to deposit in the Cash Collateral L/C Account, for the benefit of the L/C Issuer and the Lenders, as applicable, as collateral for the L/C Obligations, Cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).

“Cash Disbursements” means disbursements made in cash by or on behalf of any Business Segment, including, without limitation, for investments, capital expenditures and repayments of Indebtedness, but excluding (a) any checks (or similar instruments) outstanding on the Petition Date that are re-issued in accordance with an order of the Bankruptcy Court, (b) any Specified Disbursements and (c) disbursements by Non-Recourse Subsidiaries of (i) proceeds of Indebtedness permitted by Section 7.03(e)(y) or 7.03(f)(i) (unless and only to the extent such Indebtedness is identified in the Budget as a Cash Receipt) and (ii) a Non-Recourse Subsidiary’s restricted cash, cash committed for construction or other cash not available for distribution to its equityholders (unless and only to the extent such cash is identified in the Budget as a Cash Receipt).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) Dollar-denominated certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition and issued either (i) by a Lender or (ii) by a commercial bank both (A) having combined capital and surplus of not less than $500,000,000 and (B) that has a short-term credit rating of at least A-1 by S&P or P-1 by Moody’s (any Person meeting the criteria of this clause (ii) an “Approved Bank”); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or any Affiliate thereof or of any Approved Bank, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition and backed by standby letters of credit issued by any Lender or any Approved Bank; (g) shares of money market mutual or similar funds which invest substantially all of their assets in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $3,000,000,000; (h) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank; or (i) investments in industrial development revenue bonds which (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest which is issued by a Lender or an Approved Bank.

“Cash Receipts” means receipts of cash by or on behalf of any Business Segment, including without limitation, in the form of dividends and proceeds of asset sales but excluding proceeds of any Loans and, except to the extent forecasted in the Budget, tax refunds or other extraordinary cash receipts.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chief Restructuring Officer” has the meaning set forth in Section 6.20(b).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Tranche A Lenders, Tranche B Lenders or L/C Lenders, (b) when used with respect to a Facility, refers to whether such Facility is (i) a Term Loan Facility (or a Tranche A Term Loan Facility or Tranche B Term Loan Facility) or (ii) the L/C Facility, (c) when used with respect to Loans, refers to whether such Loans are (i) Tranche A Term Loans, (ii) Tranche B Term Loans, (iii) Roll-Up Loans or (iv) L/C Borrowings and (d) when used with respect to Commitments, refers to whether such Commitments are Tranche A Term Loan Commitments or Tranche B Term Loan Commitments.

“Closing Checklist” has the meaning specified in Section 4.01(b).

“Closing Date” means the first Business Day on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the funding of the Initial Term Loans occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all tangible and intangible property and assets of the Borrower, any Subsidiary or any other Person and their respective estates (if applicable), including Equity Interests owned by the Borrower or its Subsidiaries, now owned or hereafter acquired, upon which a Lien is purported to be created under any Security Document as security for all or any portion of the Obligations or any other obligation arising under any Loan Document, including, without limitation, accounts, deposit accounts, Cash, chattel paper, investment property, letter-of-credit rights, securities accounts, commercial tort claims, causes of action (other than Avoidance Actions subject to the final parenthetical of Section 2.17(b)), investments, instruments, documents, inventory, contract rights, general intangibles, intellectual property and IP Rights, real property, fixtures, goods, equipment and other fixed assets and proceeds and products of all of the foregoing (including earnings and insurance proceeds); provided that (i) in no event shall “Collateral” include any Excluded Property and (ii) “Collateral” shall be subject to any other applicable express limitations set forth in the applicable Loan Documents.

“Collateral Proceeds Account” means an account established by, and under the sole dominion and control of, the Administrative Agent, for the benefit of the Lenders, maintained with the Administrative Agent or a bank affiliate of the Administrative Agent. For the avoidance of doubt, the Loan Parties shall have no right with respect to the Collateral Proceeds Account and/or the funds or credited to such account, including any right to give any instructions with respect thereto or make any withdrawals therefrom.

“Commitment” means, with respect to any Lender, such Lender’s (x) Initial Term Loan Commitment and/or (y) Delayed Draw Term Loan Commitment, as the context shall require.

“Committed Borrowing” means a borrowing consisting of (i) simultaneous Initial Tranche A Term Loans made by each of the Tranche A Lenders pursuant to Section 2.01(a)(i) on any Borrowing Date, (ii) simultaneous Initial Tranche B Term Loans made by each of the Tranche B Lenders pursuant to Section 2.01(a)(ii) on any Borrowing Date, (iii) simultaneous Delayed Draw Tranche A Term Loans made by each of the Tranche A Lenders pursuant to Section 2.01(b)(i) on any Borrowing Date, or (iv) simultaneous Delayed Draw Tranche B Term Loans made by each of the Tranche B Lenders pursuant to Section 2.01(b)(ii) on any Borrowing Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as is reasonably acceptable to the Administrative Agent.

“Continuation/Conversion Notice” means a notice of (a) a conversion of any Class of Loans from one Type to the other, or (b) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Contracts” means the Contractual Obligations of the Loan Parties (but excluding any Indebtedness).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; provided that any reference in any Loan Document to any Contractual Obligations of any Debtor shall not include any prepetition Contractual Obligations of such Debtor that have not been assumed by such Debtor or the enforcement of which is stayed.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower) and/or Cash (in an amount determined by reference to the price of such common stock (or such other securities or property following a merger event or other change of the common stock of Borrower)).

“Convertible Senior Notes” means, collectively, the 2018 Convertible Senior Notes, the 2021 Convertible Senior Notes, the 2020 Convertible Senior Notes, the 2022 Convertible Senior Notes, the 2023 Convertible Senior Notes, the 2025 Convertible Senior Notes or any of them.

“Credit Agreement Non-Performance LC” means a Letter of Credit that is not a Credit Agreement Performance LC.

“Credit Agreement Performance LC” means a Letter of Credit that secures or supports the performance of bids, trade contracts, solar or alternative energy incentive reservations, utility queue interconnection positions, interconnection agreements, power purchase agreements, engineering and procurement contracts and operation and maintenance contracts (including covering losses arising from a default in completing such contracts), leases (in each case not constituting debt for borrowed money or guarantees of such debt), statutory obligations, surety and appeal bonds and performance bonds and other obligations (other than payment of money) of a like nature (in each case incurred in the ordinary course of business and not constituting debt for borrowed money or guarantees of such debt). Notwithstanding any of the foregoing to the contrary, in no event shall a Credit Agreement Performance LC include a Letter of Credit that secures or supports (i) obligations of a Person to make capital contributions for Renewable Energy Systems under construction or in development or (ii) debt for borrowed money or guarantees of such debt.

“Cumulative Net Cash Flow” means, with respect to any Business Segment in any Variance Period, cumulative Cash Receipts attributable to such Business Segment in such Variance Period less cumulative Cash Disbursements attributable to such Business Segment in such Variance Period, in each case as set forth in the Budget or the Variance Report delivered for such Variance Period in accordance with Section 6.01(f).

“Debtor Loan Parties” means the Borrower and each other Loan Party that is a Debtor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” means, collectively, (a) the Borrower, (b) the Borrower’s Subsidiaries that filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court on the Petition Date and (c) each other Subsidiary of the Borrower that, after the Petition Date, files a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, the proceeding for which is jointly administered with the Borrower’s Case.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to any Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to (x) the Eurocurrency Rate plus (x) the Applicable Rate applicable to Eurocurrency Rate Loans plus (z) 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting L/C Lender” means any Defaulting Lender that is an L/C Lender.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or waived in accordance with this Agreement, or (ii) pay to Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in L/C Obligations) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent or (in the case of an L/C Lender) any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a written public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied and has not been waived in accordance with this Agreement), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-

In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Draw Borrowing Date” means the Business Day on which the conditions set forth in Sections 4.02 and 4.03 are satisfied or waived in accordance with the terms hereof and the Delayed Draw Term Loans are made by the Delayed Draw Lenders pursuant to Section 2.01(b).

“Delayed Draw Lender” means each Delayed Draw Tranche A Lender and each Delayed Draw Tranche B Lender.

“Delayed Draw Term Loan Commitment” means any Delayed Draw Tranche A Term Loan Commitment and any Delayed Draw Tranche B Term Loan Commitment.

“Delayed Draw Term Loans” means Delayed Draw Tranche A Term Loans and Delayed Draw Tranche B Term Loans.

“Delayed Draw Tranche A Lender” means those Lenders with a Delayed Draw Tranche A Term Loan Commitment or holding Delayed Draw Tranche A Term Loans.

“Delayed Draw Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Tranche A Term Loans hereunder on the Delayed Draw Borrowing Date. The amount of each Lender’s Delayed Draw Tranche A Term Loan Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Tranche A Term Loan Commitments as of the Closing Date is $87,500,000.

“Delayed Draw Tranche A Term Loan Facility” means Delayed Draw Tranche A Term Loan Commitments utilized in making Delayed Draw Tranche A Term Loans hereunder.

“Delayed Draw Tranche A Term Loans” means the term loans made by the Delayed Draw Tranche A Lenders to the Borrower pursuant to Section 2.01(b)(i).

“Delayed Draw Tranche B Lender” means any Lender with a Delayed Draw Tranche B Term Loan Commitment or holding Delayed Draw Tranche B Term Loans.

“Delayed Draw Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Tranche B Term Loans hereunder on the Delayed Draw Borrowing Date. The amount of each Lender’s Delayed Draw Tranche B Term Loan Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Tranche B Term Loan Commitments as of the Closing Date is $122,500,000.

“Delayed Draw Tranche B Term Loan Facility” means Delayed Draw Tranche B Term Loan Commitments utilized in making Delayed Draw Tranche B Term Loans hereunder.

“Delayed Draw Tranche B Term Loans” means the term loans made by the Delayed Draw Tranche B Lenders to the Borrower pursuant to Section 2.01(b)(ii).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Assets” means assets and property of the Borrower and/or any subsidiary of the Borrower described on Schedule 7.05, as such schedule may be supplemented or otherwise modified upon written request by the Borrower with the written consent of the Required Lenders. Designated Assets include any rights and other assets of the Borrower and/or the respective subsidiary associated with a project identified on Schedule 7.05, as in effect from time to time, as well as the Equity Interests of any subsidiary, partnership or joint venture of the Borrower or any of its subsidiaries that owns, operates, develops or constructs any such project.

“Designated Lender Counterparty” has the meaning specified in the definition of “Lender Counterparty”.

“Designated Related Credit Arrangement” has the meaning specified in the definition of “Related Credit Arrangement”.

“DIP Cash Collateral” means “Cash Collateral” as defined in the Financing Orders.

“DIP Facilities Blocked Account Arrangement” means (a) with respect to the Borrower DIP Facilities Blocked Account, a blocked account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Tranche B Advisors and (b) with respect to any Foreign DIP Facilities Blocked Account, an arrangement in form and substance reasonably satisfactory to the Administrative Agent and the Tranche B Advisors establishing the Administrative Agent’s control (on behalf of the Lenders) of or restricted access (on behalf of the Lenders) to certain foreign Deposit Accounts under certain circumstances reasonably satisfactory to the Administrative Agent and the Tranche B Advisors.

“DIP Facilities Blocked Account Withdrawal Date” means any Business Day on which the conditions set forth in Section 4.04 are satisfied or waived in accordance with the terms hereof and a withdrawal is made from any DIP Facilities Blocked Account.

“DIP Facilities Blocked Account Withdrawal Notice” means a DIP Facilities Blocked Account Withdrawal Notice substantially in the form of Exhibit K hereto.

“DIP Facilities Blocked Accounts” means, collectively, the Borrower DIP Facilities Blocked Account and the Foreign DIP Facilities Blocked Accounts.

“DIP Superpriority Claims” has the meaning specified in Section 2.17(a).

“Disclosed Matters” has the meaning specified in the definition of “Material Adverse Effect”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, the issuance of Indebtedness or Equity Interests in the Borrower by the Borrower shall not constitute a Disposition.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is ninety-one (91) days after the Stated Maturity Date. Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders of the Equity Interest have the right to require the Borrower or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide that the Borrower or its Subsidiaries, as the case may be, may not repurchase or redeem any such Equity Interest pursuant to such provisions unless all Obligations have been Paid in Full prior to such repurchase or redemption. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.

“Disqualified Lender” means SunPower Corporation; First Solar, Inc.; Recurrent Energy, Inc.; Canadian Solar, Inc.; T-Solar Global, S.A.; Suntech Power Holdings Co., Ltd.; Sustainable Power Group; SolarCity Corporation; NextEra Energy Inc.; NextEra Energy Partners; NRG; NRG Yield; Abengoa; Abengoa Yield; 8point3 Energy Partners; Pattern Energy Group; Transalta Renewables; Brookfield Renewable Energy Partners; InfraREIT, Inc.; Innergex Renewable Energy, Inc.; Saeta Yield; Hannon Armstrong Sustainable Infrastructure Capital; Foresight Solar Fund LTD; Capstone Infrastructure; and Greencoat UK Wind, PLC (including any Affiliate of any of them, but only to the extent such Person is readily identifiable as a competitor of the Borrower or its Subsidiaries (on the basis of its name)).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, orders, executive orders, decrees, rules, regulations, statutes, or treaties administered or enforced by the United States, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that no Disqualified Lender shall be an Eligible Assignee.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the United States or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” (“SDN List”) published by OFAC, or 50% or greater owned, directly or indirectly, by one or more SDNs, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of any U.S. comprehensive country-wide or territory-wide sanctions or (z) is prohibited from doing business with the United States under the International Emergency Economic Powers Act or the Trading With the Enemy Act.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws (including principles of common law), constitutions, treaties, conventions, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to or imposing liability or standards of conduct with respect to pollution, the protection of human health or the environment, or the release, threatened release, emission, discharge, injection, leaching, migration, control, cleanup, manufacture, handling, treatment, recycle, labeling, generation, use, storage, transportation or disposal of, or exposure to, chemicals, materials, pollutants, contaminants or hazardous or toxic materials, substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that none of the 2018 Convertible Senior Notes, the 2021 Convertible Senior Notes, the 2020 Convertible Senior Notes, the 2022 Convertible Senior Notes, the 2023 Convertible Senior Notes, the 2025 Convertible Senior Notes, the Prepetition Second Lien Notes or, to the extent outstanding as of the Petition Date, any other Convertible Bond Indebtedness of the Borrower shall constitute an Equity Interest by virtue of being convertible into capital stock of the Borrower. For the avoidance of doubt, incentive distribution rights are Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under “common control” with the Borrower within the meaning of Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (as defined in Section 4241 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for offered rate) which appears on the page of the Reuters Screen which displays such rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays the rate referenced in the preceding clause (a) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in Same Day Funds comparable to the principal amount of the applicable Loan for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Eurocurrency Rate shall at no time be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans will be denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” means (i) assets Disposed of pursuant to Section 7.05(h)(ii), (ii) damaged, worn-out or obsolete assets (including the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole), (iii) inventory (including semiconductor wafers, modules, trackers, inverters and other products that the Borrower and its Subsidiaries manufacture and/or sell in the ordinary course of business), (iv) non-exclusive licenses and sublicenses and licenses and sublicenses with regional exclusivity by the Borrower or any of its Subsidiaries of software or intellectual property or other IP Rights in the ordinary course of business, (v) assets Disposed of (1) by any Loan Party or Subsidiary to a Loan Party, or (2) solely between or among Subsidiaries that are not Loan Parties, in any such case, solely to the extent constituting a Disposition permitted by Section 7.05 and, to the extent such transaction also constitutes an Investment, permitted by Section 7.02, (vi) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; (vii) the granting of Permitted Liens; and (viii) assets that are Disposed of by any Loan Party to any Subsidiary that is not a Loan Party, solely to the extent (a) such Disposition is permitted by Section 7.05(a), 7.05(b) or 7.05(d) and, to the extent such Disposition also constitutes an Investment, such Investment is permitted by Section 7.02 and (b) the proceeds of such Dispositions are required to be applied to make payments under Contractual Obligations existing as of the Closing Date.

“Excluded Hedge Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligations under a Related Credit Arrangement if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Related Credit Arrangement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation under a Related Credit Arrangement but for such Guarantor’s failure to constitute an “eligible contract participant”. If a Swap Obligation under a Related Credit Arrangement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Related Credit Arrangement that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Property” has the meaning specified in the Pledge and Security Agreement.

“Excluded Subsidiary” means, as of any date, (a) any Immaterial Subsidiary, (b) any Non-Recourse Subsidiary, (c) any Foreign Subsidiary, other than a Specified Subsidiary or Specified Foreign Subsidiary, (d) any Subsidiary that is not a wholly-owned Subsidiary (for so long as such Subsidiary (i) remains a non-wholly-owned Subsidiary and (ii) is prohibited by any applicable Contractual Obligation or requirement of Law from guaranteeing or granting Liens to secure the Obligations or would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations) and (e) any Domestic Subsidiary with respect to which, (i) in the reasonable judgment of the Required Lenders and the Borrower, the cost or other consequences of providing a guarantee of or granting Liens to secure the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) providing such a Guarantee or granting such Liens would likely result in material adverse tax consequences as reasonably determined by the Borrower and consented to by the Required Lenders. In no event shall any Specified Subsidiary or Specified Foreign Subsidiary constitute an Excluded Subsidiary, but, for the avoidance of doubt, Specified Subsidiaries and Specified Foreign Subsidiaries shall be subject to the limitations and exceptions set forth in Section 6.17 with respect to any requirements in any Loan Document to provide a guarantee and/or grant Liens to secure the Obligations.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto or designates a new Lending Office (including FATCA) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii).

“Facility” means each Term Loan Facility and the L/C Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, further, that if such rate is below zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Fee Letter” means that certain Fee Letter dated as of the date hereof, among the Arrangers (other than Macquarie Capital (USA) Inc.) and the Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, which shall be subject to the confidentiality provisions set forth therein or as otherwise agreed to from time to time by the parties thereto, notwithstanding anything to the contrary in any other Loan Document.

“Final Financing Order” has the meaning specified in Section 4.03(b).

“Final Order Replacement Letter of Credit” has the meaning specified in Section 2.03(a)(ii).

“Final Replaced Prepetition First Lien Letter of Credit” has the meaning specified in Section 2.03(a)(ii).

“Financial Officer” means, with respect to any Loan Party, any of the following: (a) the Chief Financial Officer, Treasurer, Assistant Treasurer, Controller or Vice-President—Capital Markets and Corporate Finance of such Loan Party or (b) if applicable, the Chief Restructuring Officer (or interim chief restructuring officer reasonably acceptable to the Required Lenders and the Primary L/C Issuer, prior to the appointment of the Chief Restructuring Officer pursuant to Section 6.20(b)) of such Loan Party. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party. During the period from the Closing Date until such date as when the Borrower appoints a Chief Restructuring Officer in accordance with Section 6.20, references thereto in this Agreement (other than references in Section 6.20(b)) shall be deemed references to one of the officers described in the preceding clause (a). During the period from the Closing Date until such date as when the designee title is removed from the Borrower’s Chief Financial Officer designee, references thereto in this Agreement shall be deemed references to one of the other officers described in clause (a) or (b) of this definition.

“Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, subject to the Post-Petition Intercreditor Arrangements, that such Lien is the only Lien to which such Collateral is subject, other than Liens permitted by Section 7.01 which would not have priority over the Liens securing the Obligations (unless such Liens are Permitted Prior Liens).

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary whose Equity Interests are owned directly, in whole or in part, by the Borrower or any other Loan Party.

“Foreign DIP Facilities Blocked Account” means any Deposit Account or other demand, securities or similar account of a Loan Party or Subsidiary that (a) is located in a Specified Foreign Jurisdiction or another jurisdiction outside of the United States that is identified by the Borrower and reasonably acceptable to the Administrative Agent and the Tranche B Advisors, (b) constitutes Collateral and (c) is subject to a DIP Facilities Blocked Account Arrangement (subject to Section 6.17).

“Foreign Guarantor” means any Guarantor that is a Foreign Subsidiary.

“Foreign IP Rights” means patents, trademarks, copyrights or other intellectual property of any Loan Party that is created, registered or applied-for in any jurisdiction other than the U.S.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States and each political subdivision thereof shall be deemed to constitute a single jurisdiction.

“Foreign Prepayment Event” has the meaning set forth in Section 2.05(k)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Lender” means Deutsche Bank AG New York Branch or its Affiliate, solely in its capacity as an Initial Term Lender funding Initial Tranche B Term Loans on the Closing Date. All such Initial Tranche B Term Loans shall be assigned to a Person that will become a Lender hereunder pursuant to an Assignment and Assumption.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are in effect on the date of this Agreement, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower identified on Schedule 1.01(d) hereto (subject to Section 6.17 with respect to certain collateral matters specified therein) and (b) each other Person who is or becomes a party to the Guaranty (including by execution of a Guaranty Joinder Agreement pursuant to Section 6.13 or otherwise) as a guarantor.

“Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit G, and including each Guaranty Joinder Agreement entered into in connection therewith, whether pursuant to Section 6.13 or otherwise.

“Guaranty Joinder Agreement” means a joinder to the Guaranty, substantially in the form attached as Exhibit A to the Guaranty or otherwise in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (i) whose total net assets are less than $15,000,000, individually, and, together with the net assets of all other Subsidiaries that are Immaterial Subsidiaries, as of that date, are less than $25,000,000, and (ii) whose total revenues are less than $15,000,000, individually, and, together with the revenues of all other Subsidiaries that are Immaterial Subsidiaries, for the most recently ended 12-month period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a), (b) or (c) (or for dates prior to the date of the first requirement under Section 6.01(a), (b) or (c), for the four-fiscal quarter period ended September 30, 2015), are less than $25,000,000; provided that (x) solely for the purposes of clause (a) of the definition of Excluded Subsidiaries, “Immaterial Subsidiary” means, as of any date, any Subsidiary (i) whose total assets are less than $1,000,000, individually, and, together with the total assets of all other Subsidiaries that are Immaterial Subsidiaries for such purpose, as of that date, are less than $1,000,000, and (ii) whose total revenues are less than $1,000,000, individually, and, together with the revenues of all other Subsidiaries that are Immaterial Subsidiaries, for the most recently ended 12-month period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a), (b) or (c) (or for dates prior to the date of the first requirement under Section 6.01(a), (b), or (c) for the four-fiscal quarter period ended September 30, 2015), are less than $1,000,000 and (y) solely for the purposes of Sections 7.01, 7.03 and 7.12(a)(x), “Immaterial Subsidiary” means, as of any date, any Subsidiary (i) whose total net assets are less than $5,000,000, individually, and, together with the total net assets of all other Subsidiaries that are Immaterial Subsidiaries for such purpose, as of that date, are less than $5,000,000, and (ii) whose total revenues are less than $5,000,000, individually, and, together with the revenues of all other Subsidiaries that are Immaterial Subsidiaries, for the most recently ended 12-month period for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a), (b) or (c) (or for dates prior to the date of the first requirement under Section 6.01(a), (b) or (c), for the four-fiscal quarter period ended September 30, 2015), are less than $5,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services incurred after the Petition Date (other than trade accounts payable and other similar accrued expenses in the ordinary course of business and not in connection with the borrowing of money);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (in each case other than through the issuance of Equity Interests (other than Disqualified Equity Interests)) in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other similar entity in which the liability of owners of Equity Interests is limited to their Equity Interest in such entity) in which such Person is a general partner or a joint venturer, other than (x) to the extent the terms of such Indebtedness expressly limit the liability of such Person in respect thereof (but only to the extent of any such limitations) or (y) such Indebtedness is expressly made non-recourse to such Person. Indebtedness shall exclude (i) Renewable Project Contractual Obligations, (ii) Permitted Deferred Acquisition Obligations existing as of the Petition Date and (iii) contingent or deferred payment obligations (including, without limitation, any purchase price adjustments) with respect to any Disposition permitted by Section 7.05. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. For the avoidance of doubt, the Borrower’s obligations under any 2018 Convertible Notes Call Transaction, any 2021 Convertible Notes Call Transaction, any 2020 Convertible Notes Call Transaction, any 2022 Convertible Notes Call Transaction, any 2023 Convertible Notes Call Transaction, and any 2025 Convertible Notes Call Transaction shall not constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Budget” has the meaning specified in Section 4.01(h).

“Initial Purchasers” means the several initial purchasers named in that certain Purchase Agreement, dated as of December 12, 2013, relating to the sale of the 2018 Convertible Senior Notes and the 2021 Convertible Senior Notes, the several initial purchasers named in that certain Purchase Agreement, dated as of June 4, 2014, relating to the sale of the 2020 Convertible Senior Notes, the several initial purchasers named in that certain Purchase Agreement, dated as of January 20, 2015, relating to the sale of the 2022 Convertible Senior Notes, and the several initial purchasers named in that certain Purchase Agreement, dated on or about May 7, 2015, relating to the sale of the 2023 Convertible Senior Notes and the sale of the 2025 Convertible Senior Notes.

“Initial Term Lender” means any Initial Tranche A Term Lender and any Initial Tranche B Term Lender.

“Initial Term Loan Commitment” means each Initial Tranche A Term Loan Commitment and Initial Tranche B Term Loan Commitment.

“Initial Term Loans” means the Initial Tranche A Term Loans and the Initial Tranche B Term Loans.

“Initial Tranche A Term Lender” means any Lender with an Initial Tranche A Term Loan Commitment or holding Initial Tranche A Term Loans.

“Initial Tranche A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Tranche A Term Loans hereunder on the Closing Date. The amount of each Lender’s Initial Tranche A Term Loan Commitment as of the Closing Date (immediately prior to the funding of any Initial Tranche A Term Loans) is set forth on Schedule 2.01(a). The aggregate amount of the Initial Tranche A Term Loan Commitments as of the Closing Date (immediately prior to the funding of any Initial Tranche A Term Loans) is $37,500,000.

“Initial Tranche A Term Loan Facility” means Initial Tranche A Term Loan Commitments utilized in making Initial Tranche A Term Loans hereunder.

“Initial Tranche A Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Initial Tranche B Term Lender” means any Lender with an Initial Tranche B Term Loan Commitment or holding Initial Tranche B Term Loans.

“Initial Tranche B Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Tranche B Term Loans hereunder on the Closing Date. The amount of each Lender’s Initial Tranche B Term Loan Commitment as of the Closing Date (immediately prior to the funding of any Initial Tranche B Term Loans) is set forth on Schedule 2.01(a). The aggregate amount of the Initial Tranche B Term Loan Commitments as of the Closing Date (immediately prior to the funding of any Initial Tranche B Term Loans) is $52,500,000.

“Initial Tranche B Term Loan Facility” means Initial Tranche B Term Loan Commitments utilized in making Initial Tranche B Term Loans hereunder.

“Initial Tranche B Term Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Intercompany Note” means a promissory note substantially in the form of Exhibit H evidencing Indebtedness owed among Loan Parties and their Subsidiaries.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the second Business Day of each month, with respect to the interest accrued during the most recently ended preceding month.

“Interest Period” means, in connection with a Eurocurrency Rate Loan, an interest period of one month (or, in the sole discretion of the Administrative Agent, any period of less than a month (to the extent such shorter period is requested by the Borrower), (i) initially, commencing on the date of a Committed Borrowing (or, in the case of the Roll-Up Loans and L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) the date the same are deemed to be Loans hereunder pursuant to Section 2.01(e)) or a conversion or continuation thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Stated Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interim Financing Order” has the meaning specified in Section 4.01(f).

“Interim Order Replacement Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Interim Replaced Prepetition First Lien Letter of Credit” has the meaning specified in Section 2.03(a)(i).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or division. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but deducting therefrom (A) the amount of any cash repayments or cash distributions received on account of such Investment by, or the return on or of capital (in Cash) with respect to, such Investment to, the Person making such Investment, and (B) the profit component of any payments received by the Borrower, directly or indirectly, pursuant to a Contractual Obligation entered into in connection with such Investment; provided that (i) “profit component” shall mean Cash in excess of the cost of property sold, licensed, contributed or otherwise transferred, as applicable, by the Borrower, directly or indirectly, pursuant to a Contractual Obligation in connection with such Investment (with non-exclusive licenses with regional exclusivity of IP Rights being deemed to have no cost for purposes of such calculation) and (ii) such profit component shall only be deducted when actually received in Cash by a Loan Party. No payment pursuant to and in accordance with the terms of Renewable Project Contractual Obligations made by the Borrower or a Subsidiary that is in each case party to such Renewable Project Contractual Obligation pursuant to which such Person owns, operates, develops or constructs one or more Renewable Energy Systems shall be deemed to constitute an Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.19.

“L/C Advance” means, with respect to each L/C Lender, such L/C Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit upon presentation. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the extension of the expiry date thereof.

“L/C Facility” means the making of L/C Credit Extensions hereunder and the deemed issuance of Letters of Credit and related L/C Borrowings and L/C Advances hereunder.

“L/C Facility Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest on the L/C Borrowings made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the L/C Facility and L/C Obligations or otherwise owing, due or payable to an L/C Issuer or an L/C Lender (in their respective capacities as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the L/C Facility and L/C Obligations or otherwise owing, due or payable to an L/C Issuer or an L/C Lender (in their respective capacities as such).

“L/C Issuer” means, as the context may require, (a) Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit issued or deemed issued by it hereunder on or after the Closing Date, (b) KeyBank National Association, in its capacity as issuer of Letters of Credit issued or deemed issued by it hereunder on or after the Closing Date, (c) Royal Bank of Canada, in its capacity as issuer of Letters of Credit issued or deemed issued by it hereunder on or after the Closing Date, (d) any Additional L/C Issuer, or (e) collectively, all of the foregoing. For the avoidance of doubt, references to “L/C Issuer” in Sections 10.01 and 10.06 shall have the meaning specified in clause (e) of the foregoing sentence.

“L/C Lender” means each Lender set forth on Schedule 2.03 as such Persons may be changed pursuant to an Assignment and Assumption.

“L/C Note” means a promissory note of the Borrower in favor of an L/C Lender evidencing L/C Borrowings made by such Lender to the Borrower, substantially in the form of Exhibit C-2.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Replacement Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Replacement Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Replacement Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Refinancing Fee” has the meaning specified in Section 2.09(d).

“Laws” means, collectively, all applicable international, foreign, federal, state and local laws (including principles of common law), constitutions, conventions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Counterparty” means (a) Wells Fargo Bank, N.A. or any Affiliate thereof (whether or not such entity is a Lender, an L/C Issuer or any other party to this Agreement at any time) (the “Designated Lender Counterparty”), (b) a Lender, an Arranger or the Administrative Agent or (c) an Affiliate of any of the foregoing, in any such case, that is a party to an arrangement for the delivery of treasury management services to a Loan Party (including a Person that was a Lender, an Arranger or the Administrative Agent or an Affiliate of any of the foregoing on the Closing Date or on the date such Person entered into an arrangement for the delivery of treasury management services to a Loan Party but subsequently ceased to be a Lender, an Arranger or the Administrative Agent or an Affiliate of any of the foregoing, as the case may be); provided that, at the time of entering into such arrangement, such Lender, Arranger or Administrative Agent or Affiliate of such Lender, Arranger or Administrative Agent was not a Defaulting Lender. None of the foregoing Persons other than the Designated Lender Counterparty shall be deemed a Lender Counterparty with respect to an arrangement for the delivery of treasury management services unless and until such Person delivers a notice to the Administrative Agent in the form of Exhibit J and otherwise complies with Section 10.20.

“Lenders” means (a) the Initial Term Lenders (other than any such Person that has ceased to be a party hereto by assignment of all of its Loans and Commitments), (b) the Delayed Draw Lenders holding Delayed Draw Term Loan Commitments or Delayed Draw Term Loans, (c) the L/C Lenders, (d) the Tranche A Roll-Up Lenders, (e) the Tranche B Roll-Up Lenders and (f) any Person that has purchased or otherwise holds Loans and/or Commitments hereunder pursuant to an Assignment and Assumption or has an obligation to fund L/C Advances (other than any such Person that has ceased to be a party hereto by assignment of all of its Loans and Commitments).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any Prepetition First Lien Letter of Credit that is deemed reissued hereunder by operation of Sections 2.03(a)(i) and 2.03(a)(ii). A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Deadline” means the day that is three Business Days prior to the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Expiration Date” means the day that is 180 days after the Stated Maturity Date (or, if such day is not a Business Day, the next preceding Business Day); provided that if any Letter of Credit remains outstanding on the Letter of Credit Deadline, the Borrower shall either (i) Cash Collateralize the maximum face amount of all such Letters of Credit or (ii) deliver to the applicable L/C Issuer a “back-to-back” letter of credit relative to the Letter of Credit from an issuer and in form and substance reasonably satisfactory to such L/C Issuer in its sole discretion.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” means (a) an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a deemed issuance of a Term Loan (including, for the avoidance of doubt, the Roll-Up Loans) under Article II or (b) an L/C Borrowing.

“Loan Documents” means this Agreement, the Financing Orders, each Note, the Guaranty (including each Guaranty Joinder Agreement), the Security Documents, each Issuer Document (other than with respect to any representations and warranties, covenants or event of default provisions set forth therein, to the extent the subject matter thereof is covered in Article V, VI, VII or VIII hereof), the Fee Letter and each other document from time to time designated as a Loan Document in writing by the Borrower and the Required Lenders.

“Loan Notice” means a Term Loan Borrowing Notice or Continuation/Conversion Notice, as the context may require.

“Loan Parties” means, collectively, the Borrower, each Guarantor and each Person that grants a Lien on Collateral to secure the Obligations pursuant to any Security Document.

“Loan Party Service Providers” means NVT Licenses, LLC, a Delaware limited liability company, Team-Solar, Inc., a California corporation, SunEdison Contracting LLC, a Delaware limited liability company, and NVT LLC, a Delaware limited liability company.

“Margin Stock” has the meaning given to such term in Regulation U issued by the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means any event, condition, circumstance or contingency that has had or would reasonably be expected to have a material adverse change or material adverse effect on (a) the business, operations, properties, assets, liabilities or financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the ability of the Borrower or of the Loan Parties, taken as a whole, to perform its or their, as the case may be, payment obligations and other material obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents or (d) the rights, remedies and benefits available to or conferred upon the Administrative Agent, the L/C Issuers or the Lenders under the Loan Documents; provided that (i) nothing disclosed (x) in any SEC filings made by the Borrower or any of its subsidiaries prior to the Petition Date, (y) in any disclosure schedule to any Loan Document (but, in all cases under clauses (x) and (y), without regard to “risk factor” or other forward-looking disclosure), or (z) in writing to each of the Arrangers and the Tranche B Advisors one (1) Business Day prior to the Petition Date (clauses (x), (y) and (z), collectively, the “Disclosed Matters”), in any such case, shall in and of itself constitute a Material Adverse Effect, (ii) effects resulting from events leading up to the commencement a proceeding under chapter 11 of the Bankruptcy Code by the Debtor Loan Parties and the commencement, continuation and prosecution of the Cases shall not in and of themselves constitute a Material Adverse Effect under clause (a) or (b) above and (iii) the timely and successful exercise of any challenge rights with respect to any Prepetition Obligations in accordance with the Financing Orders shall not in and of itself constitute a Material Adverse Effect under clause (c) or (d) above.

“Material Documents” means all pleadings, documents, proposed forms of order, or other items filed by the Debtors in the Cases that relate to the following: (a) rejection or assumption of material executory contracts, (b) any plan of reorganization or liquidation, (c) any debtor-in-possession financing or use of cash collateral that does not result in Payment in Full of the Obligations upon consummation of such financing or use of cash collateral, (d) YieldCo, YieldCo Intermediate, YieldCo II, Yieldco II Intermediate and their respective subsidiaries, (e) any sale of assets with value greater than $5,000,000 or (f) any other item that would materially and adversely affect the Lenders’, the L/C Issuers or Prepetition Secured Parties’ claims.

“Material Subsidiary” means, as of any date, any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the earliest of (a) the Stated Maturity Date, (b) thirty-five (35) days after the entry of the Interim Financing Order (or such later date as the Required Lenders may approve; provided that the Required Lenders shall not unreasonably withhold approval to extend such period to forty-five (45) days after the entry of the Interim Financing Order), if the Final Financing Order has not been entered prior to the expiration of such period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the consummation of a sale of all or substantially all of the assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code, and (e) the acceleration of the Loans and the termination of all Commitments in accordance with this Agreement.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, charge, hypothec, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on real property (or any interest in real property) of a Loan Party, including any amendment, modification, restatement, replacement and/or supplement thereto or thereof.

“Mortgaged Properties” means (a) those real properties listed on Schedule 1.01(e) which are designated as Mortgaged Properties and (b) any real property in which a Mortgage is granted pursuant to any Security Document; provided that no real property interests of any Debtor Loan Party shall constitute Collateral until the requirements set forth in Schedule 6.14(b) have been satisfied with respect to such real property to the satisfaction of the Lenders, and from and after the satisfaction thereof such real property shall automatically and without further action by any Loan Party, any Secured Party or the Bankruptcy Court constitute Collateral of such Debtor Loan Party for all purposes of the Loan Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or since the Petition Date, has made or been obligated to make contributions.

“Near Term Sale Motion” has the meaning specified in Section 6.19.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations, the Prepetition First Lien Obligations, the Prepetition Second Lien Loan Obligations, or the Prepetition Second Lien Notes Obligations) that is secured by a Lien on the stock or assets in question (in the case of any Collateral, which Lien is a Permitted Prior Lien) and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any adjustment to the sale price or any liabilities (i) related to any of the applicable assets and (ii) retained by the Borrower or any of the Subsidiaries, including any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve (other than in connection with a payment in respect of any such liability), the amount released shall be considered Net Asset Sale Proceeds. Notwithstanding the foregoing, if the aggregate Net Asset Sale Proceeds received by any Loan Party or Subsidiary in respect of any transaction (or series of related transactions) does not exceed $50,000 or $500,000 in the aggregate for all such transactions after the Closing Date, such Net Asset Sale Proceeds received in respect of such transaction (or series of related transactions) shall be deemed to be $0 for purposes of this definition.

“Net Foreign Proceeds” has the meaning set forth in Section 2.05(k)(i).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with such covered loss or taking, including income taxes payable as a result of any gain recognized in connection therewith, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations, the Prepetition First Lien Obligations, the Prepetition Second Lien Loan Obligations, or the Prepetition Second Lien Notes Obligations) that is secured by a Lien on the stock or assets in question (in the case of any Collateral, which Lien is a Permitted Prior Lien) and that is required to be repaid under the terms thereof as a result of such covered loss or taking and (d) payments required pursuant to definitive documentation evidencing Permitted Non-Recourse Project Indebtedness as in effect on the Closing Date and/or Renewable Project Contractual Obligations in either case relating to the assets in question. Notwithstanding the foregoing, if the aggregate Net Insurance/Condemnation Proceeds received by any Loan Party of Subsidiary in respect of any transaction (or series of related transactions) does not exceed $50,000 or $500,000 in the aggregate for all such transactions after the Closing Date, such Net Insurance/Condemnation Proceeds received in respect of such transaction (or series of related transactions) shall be deemed to be $0 for purposes of this definition.

“New Subsidiary” has the meaning specified in Section 6.13.

“Non-Budgeted Asset Sale Proceeds” means any Net Asset Sale Proceeds other than Budgeted Asset Sale Proceeds.

“Non-Consenting Lender” has the meaning specified in Section 10.13.

“Non-Debtor Loan Parties” means each Loan Party that is not a Debtor.

“Non-Defaulting Lender” means, at any time, each Lender that is not at such time a Defaulting Lender.

“Non-Recourse Project Indebtedness” means (A) Indebtedness of a Non-Recourse Subsidiary owed to a Person that is not a Loan Party, Subsidiary or affiliate of the Borrower with respect to which the creditor has no recourse (including by virtue of a Lien, Guarantee or otherwise) to the Borrower or any other Loan Party other than recourse (i) to any Equity Interest in such Non-Recourse Subsidiary owned by a Loan Party, (ii) by virtue of rights of such Non-Recourse Subsidiary under a Renewable Project Contractual Obligation assigned to such creditor, which rights may be exercised pursuant to such Renewable Project Contractual Obligation against the Borrower or any other Loan Party that is in each case party to such Renewable Project Contractual Obligation as the owner, operator, developer or construction company of the applicable Renewable Energy Systems, (iii) pursuant to Permitted Project Undertakings or Permitted Equity Commitments or (iv) pursuant to Specified Surety Bonds, and (B) Indebtedness of SMP owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, Guarantee or otherwise) to the Borrower or any other Loan Party other than recourse to any Equity Interest in SMP owned by a Loan Party. Notwithstanding anything herein to the contrary, “Non-Recourse Project Indebtedness” shall not include any Indebtedness incurred, or the proceeds of which are used, to prepay, redeem, purchase, convert, exchange, defease, acquire or otherwise satisfy any Convertible Senior Notes or Convertible Bond Indebtedness of the Borrower outstanding as of the Petition Date.

“Non-Recourse Subsidiary” means:

(a) any Subsidiary of the Borrower that (i) (w) is SMP, (x) is the owner and/or operator of one or more Renewable Energy Systems, (y) is the lessee or borrower in respect of Non-Recourse Project Indebtedness financing one or more Renewable Energy Systems, and/or (z) develops or constructs one or more Renewable Energy Systems, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the development or operation of such Renewable Energy Systems for which it was formed or for engaging in a line of business not prohibited by Section 7.07 or, in the case of SMP, owns assets necessary for SMP to engage in the business SMP was formed to engage and (iii) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness, and

(b) any Subsidiary that (i) is the direct or indirect owner of all of the Equity Interests in one or more Persons, each of which meets the qualifications set forth in clause (a) above, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or clause (b)(i) above, (iii) owns no material assets other than those assets necessary for the development or operation of the Renewable Energy Systems or engagement in the other line of business not prohibited by Section 7.07 or, in the case of SMP, owns assets necessary for SMP to engage in the business SMP was formed to engage for which it or its Subsidiaries was formed and (iv) has no Indebtedness other than intercompany Indebtedness to the extent permitted hereunder and Non-Recourse Project Indebtedness.

It is understood and agreed that, notwithstanding anything to the contrary, no Subsidiary that is a Loan Party shall be deemed to be a Non-Recourse Subsidiary and no such Subsidiary may be designated or characterized as a Non-Recourse Subsidiary, in any such case, unless and until such Subsidiary is released from its Guaranty pursuant to Section 9.10.

“Note” means (a) with respect to any Term Loans, a Term Loan Note, and (b) with respect to any L/C Borrowings, an L/C Note.

“Notice of Default” means any written notice delivered by the Administrative Agent or the Required Lenders of a failure by the Borrower or any other Loan Party to perform or observe any applicable term, covenant or agreement under this Agreement or any other Loan Document, or that a Default otherwise exists hereunder, which such notice shall be identified as a “notice of default” and shall reference the clause of Section 8.01 to which it relates.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (or other relevant document in the case of Related Credit Arrangements) or otherwise with respect to any Loan, Letter of Credit or other L/C Facility Obligation or Related Credit Arrangement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.

“OFAC” has the meaning specified in Section 5.20.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to L/C Borrowings on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such L/C Borrowings occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts and (c) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Deutsche Bank AG New York Branch in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 4.01(d).

“Payment in Full” or “Paid in Full” means, with respect to the Obligations (or, as the context may require, any Class of Obligations), (i) the termination of the Commitments (or applicable Class thereof) of all of the Lenders (or applicable Class thereof), (ii) payment in full in Cash of all Obligations (or applicable Class thereof) (other (x) than contingent indemnification obligations and other obligations not then payable which expressly survive termination, and (y) any Obligations under Related Credit Arrangements not then due and payable in each case of the foregoing clauses (x) and (y), as to which no claim has been asserted and, in the case of clause (y), to the extent arrangements satisfactory to the applicable Lender Counterparty shall have been made in respect of any such Obligations under Related Credit Arrangements of the applicable Lender Counterparty (which arrangements may include, in the applicable Lender Counterparty’s reasonable discretion, Cash Collateral reasonably satisfactory to the applicable Lender Counterparty) and (iii) other than with respect to any reference solely to the Payment in Full of the Term Loan Obligations, the expiration, cancellation or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the L/C Issuer thereof shall have been made (which arrangements may include, in the applicable L/C Issuer’s reasonable discretion, Cash Collateral or backstop letters of credit reasonably satisfactory (and issued by a letter of credit issuer reasonably satisfactory) to the applicable L/C Issuer in an amount equal to 105% of the then Outstanding Amount of all Letters of Credit); provided that, notwithstanding anything herein or in any other Loan Document to the contrary, with respect to Tranche B Roll-Up Obligations, “Payment in Full” or “Paid in Full” shall mean the payment in full in cash of all Tranche B Roll-Up Obligations (other than contingent indemnification obligations and other obligations not then payable which expressly survive termination, in any such case, not then due and payable and as to which no claim has been asserted) or such other treatment thereof in accordance with terms of the Final Financing Order.

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Subtitle A of Title IV of ERISA.

“Performance Letters of Credit” means any direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments that, in any such case, secure the performance of bids, trade contracts, solar incentive reservations, utility queue interconnection positions and leases (in each case not constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

“Permitted Budget Variance” means, for any Business Segment, the amount reflected on Schedule 7.15 opposite such Business Segment under the heading “Permitted Budget Variance” by which such Business Segment’s actual Cumulative Net Cash Flow in any Variance Period is permitted to be less than the forecasted Cumulative Net Cash Flow for such Variance Period as set forth in the Budget. To the extent actual Cumulative Net Cash Flow is greater than forecasted for any applicable Variance Period and applicable Business Segment, then such variance is permitted for purposes of the Loan Documents.

“Permitted Deferred Acquisition Obligation” means an obligation of the Borrower or any of its Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions.

“Permitted Disposition Asset” means any asset or property of the Borrower or its Subsidiaries that is Disposed pursuant to the Asset Sale Process.

“Permitted Equity Commitments” means obligations of the Borrower or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Recourse Subsidiary (and any Guarantee by the Borrower or any of its Subsidiaries of such obligations) in connection with a Renewable Energy System owned, operated, developed, constructed or financed by such Non-Recourse Subsidiary as long as each such payment in respect of such Equity Interest (i) constitutes an Investment expressly permitted by Section 7.02 and (ii) is specified in the Budget.

“Permitted Equity Liens” means (a) Liens permitted by Section 7.01(a), (b), (l), (m), (r), (t), or (w), (b) other than with respect to any Equity Interests of any Loan Party, Liens permitted by Section 7.01(v) and (c) Permitted Liens arising by operation of Law or constituting non-consensual Permitted Liens.

“Permitted Liens” means Liens permitted by Section 7.01.

“Permitted Non-Recourse Project Indebtedness” means Non-Recourse Project Indebtedness of a Non-Recourse Subsidiary that is (a) outstanding as of the Closing Date, (b) outstanding from time to time under commitments, lines of credit or other debt facilities existing as of the Closing Date and set forth on Schedule 7.03(f) or (c) a Permitted Refinancing consisting of the extension of the maturity of, or the commitments, lines of credit or availability under, Permitted Non-Recourse Project Indebtedness referred to in clause (b) above.

“Permitted Prior Liens” means (a) Liens permitted by Section 7.01(e), (f), (l), (q) or (x), (b) Permitted Liens arising by operation of Law or constituting non-consensual Permitted Liens, (c) solely with respect to the assets of any Non-Debtor Loan Party, Permitted Liens on its assets existing prior to such Subsidiary becoming a Loan Party and (d) with respect to the assets of any Debtors, Liens permitted by the Prepetition Loan Documents (to the extent any such permitted Liens were (i) valid, binding, enforceable, non-avoidable and senior in priority to the Liens securing the Prepetition First Lien Obligations as of the Petition Date and (ii) either properly perfected as of the Petition Date or perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code); provided, however, subject to the Post-Petition Intercreditor Arrangements, that no Liens granted to secure any Prepetition First Lien Obligations or Prepetition Second Lien Obligations shall constitute “Permitted Prior Liens”.

“Permitted Project Undertakings” means Guarantees by the Borrower or any of its Subsidiaries of Renewable Project Contractual Obligations.

“Permitted Refinancing” means any refinancings, refundings, renewals or extensions of Indebtedness; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor (including any Guarantees by any Subsidiaries) with respect thereto is not changed, (iii) such Indebtedness, if unsecured or secured on a junior basis to the Obligations, shall not become secured or secured on a pari passu or senior basis to the Obligations, as applicable and (iv) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate.

“Permitted Seller Notes” means the senior secured exchangeable notes in an aggregate principal amount on the Closing Date equal to $215,000,000 issued by the Seller Note SPV pursuant to that certain Indenture, dated as of January 29, 2015, by and among the Seller Note SPV, as issuer, the Borrower, as guarantor, and Wilmington Trust, National Association, as trustee, exchange agent, registrar, paying agent and collateral agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals hereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that (a) the Borrower or any ERISA Affiliate maintains, sponsors, contributes to, has an obligation to contribute to or has made contributions to at any time since the Petition Date and (b) is subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA or Title IV of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit F, and including each Pledge and Security Agreement Joinder entered into in connection therewith, whether pursuant to Section 6.13 or otherwise.

“Pledge and Security Agreement Joinder” means a joinder to the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

“Post-Petition Intercreditor Arrangements” has the meaning specified in Section 4.01(f).

“Prepayment Notice” has the meaning specified in Section 2.05(i).

“Prepetition Auto-Extension Letter of Credit” means an “Auto-Extension Letter of Credit” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition Designated LCs” has the meaning ascribed to the term “Designated LCs” in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Agent” means the “Administrative Agent” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Credit Agreement” means that that certain Credit Agreement dated as of February 28, 2014, by and among the Borrower, Wells Fargo Bank, National Association, as administrative agent, the various lenders and letter of credit issuers party thereto from time to time, as amended through and including that certain Amendment No. 10 to Credit Agreement, dated as of April 8, 2016, and as it may be further amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition First Lien Lender” means a “Lender” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Letter of Credit” means a “Letter of Credit” as defined in the Prepetition First Lien Credit Agreement originally issued thereunder and outstanding on the Petition Date. As of the Petition Date, the Prepetition First Lien Letters of Credit are identified on Schedule 1.01(a) hereto. In the event any Prepetition First Lien Letter of Credit was issued with a Subsidiary of the Borrower as the applicant, then upon the deemed issuance of a Replacement Letter of Credit in replacement thereof by operation of Section 2.03(a), the Borrower agrees that it is liable for such Letter of Credit as primary obligor under this Agreement as if it were issued with the Borrower as the applicant for the account of a Subsidiary.

“Prepetition First Lien Loan Documents” means the “Loan Documents” as defined in the Prepetition First Lien Credit Agreement as in effect on the Petition Date and as further amended in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition First Lien Obligations” means the “Obligations” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Related Credit Arrangements” means, collectively, Prepetition First Lien Related Swap Contracts and Prepetition First Lien Related Treasury Management Arrangements.

“Prepetition First Lien Related Swap Contract” means the “Related Swap Contract” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Related Treasury Management Arrangements” means the “Related Treasury Management Arrangements” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition First Lien Secured Parties” means a “Secured Party” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition Fully Drawn First Lien Letter of Credit” means a “Letter of Credit” as defined in the Prepetition First Lien Credit Agreement originally issued thereunder with respect to which draws in the full amount of such Letter of Credit were honored by the applicable Prepetition L/C Issuer prior to the Petition Date and with respect to which the Borrower (as defined in the Prepetition First Lien Credit Agreement) incurred an L/C-BA Borrowing (as defined in the Prepetition First Lien Credit Agreement) that is outstanding on the Petition Date. As of the Petition Date, the aggregate drawn amount of Prepetition Fully Drawn First Lien Letters of Credit and related credit extensions is $137,135,470.

“Prepetition Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 11, 2016, by and among the Prepetition First Lien Agent and the Prepetition Second Lien Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Financing Orders.

“Prepetition L/C Issuer” means an “L/C Issuer” as defined in the Prepetition First Lien Credit Agreement.

“Prepetition Loan Documents” means the Prepetition First Lien Loan Documents and Prepetition Second Lien Loan Documents.

“Prepetition Obligations” means Prepetition First Lien Obligations and Prepetition Second Lien Obligations.

“Prepetition Second Lien Administrative Agent” means Wilmington Savings Fund Society, FSB (as successor to Deutsche Bank AG New York Branch), its successors and assigns as “Administrative Agent” pursuant to the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of January 11, 2016, among the Borrower, the other Guarantors party thereto, the Prepetition Second Lien Administrative Agent, the Prepetition Second Lien Collateral Trustee and the Prepetition Second Lien Notes Trustee, as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Prepetition Second Lien Collateral Trustee” means Wilmington Trust, National Association, its successors and assigns as “Collateral Trustee” pursuant to the Prepetition Second Lien Collateral Trust Agreement.

“Prepetition Second Lien Credit Agreement” means that that certain Second Lien Credit Agreement dated as of January 11, 2016, by and among the Borrower, the Prepetition Second Lien Administrative Agent, and the various lenders party thereto from time to time, as it may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition Second Lien Documents” means the Prepetition Second Lien Loan Documents and the Prepetition Second Lien Notes Documents.

“Prepetition Second Lien Lender” means a “Lender” as defined in the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Loan” means a “Loan” as defined in the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Loan Documents” means the “Loan Documents” as defined in the Prepetition Second Lien Credit Agreement as in effect on the Petition Date and as further amended in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition Second Lien Loan Obligations” means the “Obligations” as defined in the Prepetition Second Lien Credit Agreement.

“Prepetition Second Lien Noteholders” means the holders of any Prepetition Second Lien Notes.

“Prepetition Second Lien Notes” means the 5.00% guaranteed convertible senior secured notes due 2018 in an initial aggregate principal amount of $225,000,000 issued by the Borrower on January 11, 2016.

“Prepetition Second Lien Notes Documents” means the Prepetition Second Lien Notes Indenture and each other instrument or agreement executed in connection with the Prepetition Second Lien Notes as in effect on the Petition Date and as further amended in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition Second Lien Notes Indenture” means the Indenture, dated as of January 11, 2016, by and between the Borrower and the Prepetition Second Lien Notes Trustee, governing and pursuant to which the Prepetition Second Lien Notes are issued, as it may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of this Agreement and the Financing Orders.

“Prepetition Second Lien Notes Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Prepetition Second Lien Notes Documents or otherwise with respect to any loan or security related thereto, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Prepetition Second Lien Notes Trustee” means Wilmington Trust, National Association, its successors and assigns as “Trustee” pursuant to the Prepetition Second Lien Notes Indenture.

“Prepetition Second Lien Obligations” means all Prepetition Second Lien Loan Obligations and Prepetition Second Lien Notes Obligations.

“Prepetition Second Lien Secured Parties” means a “Secured Party” as defined in the Prepetition Second Lien Collateral Trust Agreement.

“Prepetition Secured Parties” means the Prepetition First Lien Secured Parties and the Prepetition Second Lien Secured Parties.

“Primary L/C Issuer” means Wells Fargo Bank, National Association and its successors.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Professionals” has the meaning specified in the definition of the term “Carve-Out” in the Financing Orders.

“Projections” means (a) the Initial Budget and (b) any projected financial information of the Borrower and the Subsidiaries furnished in writing to the Lenders, the Administrative Agent or the Tranche B Advisors after the Closing Date.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Related Credit Arrangement Designation Notice” has the meaning specified in Section 10.20.

“Related Credit Arrangements” means (a) all arrangements for the delivery of treasury management services to or for the benefit of any Loan Party which are entered into or maintained with a Lender Counterparty other than the Designated Lender Counterparty, to the extent designated in accordance with Section 10.20 and (b) all arrangements for the delivery of treasury management services provided by the Designated Lender Counterparty to or for the benefit of any Loan Party (whether prior to or after the Petition Date) (such arrangements, the “Designated Related Credit Arrangements”).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, shareholders, members, employees, agents, sub-agents, trustees, controlling persons and advisors and consultants of such Person and of such Person’s Affiliates.

“Renewable Energy System” means a solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean energy generating installation or a hybrid energy generating installation that utilizes a combination of solar, wind, biomass, natural gas, hydroelectric, geothermal or other clean fuel and an alternative fuel source, in each case whether commercial or residential in nature.

“Renewable Project Contractual Obligation” means, as to the Borrower or any Subsidiary, any Contractual Obligation of such Person under power purchase agreements, renewable energy credit purchase contracts, tax indemnities, operation and maintenance agreements, purchase and sale agreements, development contracts, equipment supply and construction contracts, management services contracts, warranties, and other similar ordinary course contracts entered into in connection with such Person owning, operating, developing, constructing or (to the extent expressly permitted under Section 7.05) selling (but not financing) one or more Renewable Energy Systems.

“Replacement L/C Obligations” means, as at any date of determination, (x) from and after the entry of the Interim Financing Order and the replacement of Prepetition First Lien Letters of Credit with Interim Order Replacement Letters of Credit by operation of Section 2.03(a)(i), all L/C Obligations in respect of any Interim Order Replacement Letters of Credit and (y) from and after the entry of the Final Financing Order and the replacement of Prepetition First Lien Letters of Credit with Final Order Replacement Letters of Credit by operation of Section 2.03(a)(ii), all L/C Obligations in respect of any Final Order Replacement Letters of Credit.

“Replacement Letter of Credit” means each Interim Order Replacement Letter of Credit and Final Order Replacement Letter of Credit.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Consenting Parties” means, as of any date of determination, each of the Persons who are Tranche A Required Consenting Parties and each of the Persons who are Tranche B Required Consenting Parties.

“Required L/C Lenders” means, at any time, L/C Lenders whose aggregate Applicable Percentage exceeds 50%; provided that the Applicable Percentage of any Defaulting L/C Lender shall be disregarded in determining Required L/C Lenders at any time.

“Required Lenders” means, as at any time of determination, both (a) the Required Tranche A Lenders and (b) the Required Tranche B Lenders; provided that in the event that only (x) the Required Tranche A Lenders or (y) the Required Tranche B Lenders (but not both of them) have provided their consent, approval, agreement, or waiver to any matter for which the consent, approval, agreement, or waiver of the Required Lenders is required or sought hereunder, “Required Lenders” with respect to such matter shall mean, collectively, the Lenders who have provided their consent, approval, agreement, or waiver holding in the aggregate more than 50% of the sum of the (A) (i) Tranche A Term Loans, (ii) unused Tranche A Term Loan Commitments, (iii) Tranche A Roll-Up Loans, and (iv) Total L/C Outstandings (with the aggregate amount of each Tranche A Lender’s risk participation and funded participation in Replacement L/C Obligations being deemed “held” by such Tranche A Lender for purposes of this definition), in each case outstanding at such time (preceding clauses (i) through (iv) of this clause (A), collectively, the “Tranche A Exposure”) plus (B) (i) Tranche B Term Loans, (ii) unused Tranche B Term Loan Commitments, and (iii) Tranche B Roll-Up Loans, in each case outstanding at such time preceding clauses (i) through (iii) of this clause (B), collectively, the “Tranche B Exposure”); provided, further, that in any such event (x) if the aggregate amount of the Tranche A Exposure outstanding at such time exceeds the aggregate Tranche B Exposure outstanding at such time, then (i) the aggregate amount of the Tranche A Exposure outstanding at such time shall be deemed to equal the aggregate amount of the Tranche B Exposure outstanding at such time and (ii) the Tranche A Lenders shall be deemed to hold such deemed amount of Tranche A Exposure ratably in accordance with their actual holdings of Tranche A Exposure at such time and (y) if the aggregate amount of the Tranche B Exposure outstanding at such time exceeds the aggregate Tranche A Exposure outstanding at such time, then (i) the aggregate amount of the Tranche B Exposure outstanding at such time shall be deemed to equal the aggregate amount of the Tranche A Exposure outstanding at such time and (ii) the Tranche B Lenders shall be deemed to hold such deemed amount of Tranche B Exposure ratably in accordance with their actual holdings of Tranche B Exposure at such time. For all purposes, the Tranche A Exposure and Tranche B Exposure, as applicable, held by any Defaulting Lender shall be disregarded in determining Required Lenders.

“Required Tranche A Lenders” means, as at any time of determination, the Tranche A Lenders holding in the aggregate more than 50% of the Tranche A Term Loans, unused Tranche A Term Loan Commitments, the Tranche A Roll-Up Loans, and the Total L/C Outstandings (with the aggregate amount of each Tranche A Lender’s risk participation and funded participation in Replacement L/C Obligations being deemed “held” by such Tranche A Lender for purposes of this definition) outstanding at such time; provided that the Tranche A Term Loans, the unused Tranche A Term Loan Commitments, the Tranche A

Roll-Up Loans, and the Total L/C Outstandings held by any Defaulting Lender shall be disregarded in determining Required Tranche A Lenders.

“Required Tranche B Lenders” means, as at any time of determination, the Tranche B Lenders holding in the aggregate more than 50% of the Tranche B Term Loans, the unused Tranche B Term Loan Commitments and the Tranche B Roll-Up Loans outstanding at such time; provided that the Tranche B Term Loans, the unused Tranche B Term Loan Commitments and the Tranche B Roll-Up Loans held by any Defaulting Lender or the Fronting Lender shall be disregarded in determining Required Tranche B Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means, with respect to any Loan Party, any of the following: (a) any Financial Officer of such Loan Party or (b) any other officer, manager, director or other authorized signatory designated by such Loan Party in writing to the Administrative Agent and for whom an incumbency certificate (or similar document) has been delivered to the Administrative Agent; provided that any additional Responsible Officer of any Debtor Loan Party proposed to be designated pursuant to this clause (b) after the appointment of the Chief Restructuring Officer shall be so designated by the Chief Restructuring Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in Cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (ii) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required L/C Lenders shall require.

“Roll-Up Loans” means the Tranche A Roll-Up Loans and the Tranche B Roll-Up Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Designated Lender Counterparty and, subject to Section 10.20, the other Lender Counterparties, and in each instance, their respective successors and permitted assigns; provided that, for the avoidance of doubt, (i) if any such Person is both a Secured Party and the Prepetition First Lien Secured Party, such Person’s treatment as a Secured Party in connection with the Facilities will not, except as expressly provided herein or in the Financing Orders, alter the priority of, or otherwise affect any of the Prepetition First Lien Obligations owing to, any such Person or any claims of such Person as a Prepetition First Lien Secured Party and (ii) if any such Person is both a Secured Party and the Prepetition Second Lien Secured Party, such Person’s treatment as a Secured Party in connection with the Facilities will not, except as expressly provided herein, alter the priority of, or otherwise affect any of the Prepetition Second Lien Obligations owing to, any such Person or any claims of such Person as a Prepetition Second Lien Secured Party.

“Security Documents” means, collectively, the Pledge and Security Agreement, the Mortgages, the Financing Orders, any intercreditor agreement entered into by the Administrative Agent under and in accordance with this Agreement, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower, any Subsidiary or other Person shall grant or convey to the Administrative Agent a Lien in (or perfect such Lien in), or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations.

“Seller Note SPV” means that certain special purpose entity formed in connection with the issuance of the Permitted Seller Notes all of the Equity Interests in which are owned by a wholly-owned indirect Subsidiary of the Borrower (the “Intermediate Holdings”).

“SMP” means SMP Ltd. a company organized and existing under the law of Korea created pursuant to and governed by that certain Joint Venture Agreement, dated as of February 10, 2011 (as amended by that certain Joinder and Amendment Agreement, dated on or about May 28, 2014), by and among SunEdison Products Singapore Pte. Ltd. (formerly known as MEMC Singapore Pte. Ltd.), a company organized and existing under the laws of Singapore, Samsung Fine Chemicals Co., Ltd., a company organized and existing under the law of Korea, and SunEdison Semiconductor B.V., a private limited liability company incorporated under the law of the Netherlands.

“Specified Disbursements” means, collectively, (a) the fees and expenses of Professionals and third-party professionals required to be paid by any Loan Party pursuant to the Loan Documents or any Financing Order, and (b) other fees, costs, charges and other amounts (including interest expenses and administrative claims) payable in connection with the Loan Documents (including any Obligations) or pursuant to a Financing Order.

“Specified Foreign Jurisdiction” means the Netherlands and the United Kingdom.

“Specified Foreign Subsidiaries” means, subject to Section 9.10, (a) SunE Solar B.V., (b) SunEdison Energy Holding B.V. and (c) SunEdison Energy Holdings (Singapore) Pte. Ltd.

“Specified Person” has the meaning specified in Section 5.22(b).

“Specified Stock Certificates” and “Specified Stock Certificate” have the meanings specified in Section 6.14(d).

“Specified Subsidiaries” means the Subsidiaries identified on Schedule 1.01(f).

“Specified Surety Bonds” means surety bonds issued for the account of the Borrower or one or more of its Subsidiaries, including, without limitation, one or more Non-Recourse Subsidiaries; provided that the aggregate amount at any time outstanding of all such surety bonds described above (other than pursuant to Section 7.03(b) or (c)), when added to the aggregate outstanding amount under Sections 7.03(j), (m) and (n), does not exceed $15,000,000. The amount of any Specified Surety Bond shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Specified Surety Bond is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SSL TopCo” means SunEdison Semiconductor Pte. Ltd., a private limited company organized under the law of the Republic of Singapore.

“Stated Maturity Date” means the date that is the first anniversary of the Closing Date; provided that if such date is not a Business Day, the Stated Maturity Date shall be the immediately preceding Business Day.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, any reference herein to a subsidiary shall mean a reference to a subsidiary of the Borrower.

“Subsidiary” means, except as provided in the immediately next sentence, a Restricted Subsidiary of the Borrower. For purposes of Sections 5.09, 5.12, 5.13, 6.01(a), 6.01(b) and 6.09 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries which are subsidiaries of the Borrower.

“Sun Edison” means Sun Edison LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.

“Superpriority Claim” shall mean a claim against any Debtor Loan Party in any of the Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other postpetition claims of the kind specified in, or otherwise arising or ordered under, any section of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Financing Order, to the extent therein approved), 507(a), 507(b), 546(c), 726 (to the extent permitted by law), 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment, other than the Carve-Out.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, any 2018 Convertible Notes Call Transaction, any 2021 Convertible Notes Call Transaction, any 2020 Convertible Notes Call Transaction, any 2022 Convertible Notes Call Transaction, any 2023 Convertible Notes Call Transaction, and any 2025 Convertible Notes Call Transaction shall not constitute a Swap Contract.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, any 2018 Convertible Notes Bond Hedge Transaction, any 2021 Convertible Notes Bond Hedge Transaction, any 2020 Convertible Notes Bond Hedge Transaction, any 2022 Convertible Notes Call Transaction, any 2023 Convertible Notes Call Transaction, and any 2025 Convertible Notes Call Transaction, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction, such 2020 Convertible Notes Bond Hedge Transaction, such 2022 Convertible Notes Call Transaction, such 2023 Convertible Notes Call Transaction, and such 2025 Convertible Notes Call Transaction, as applicable (a) for any date on or after the date such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction, such 2020 Convertible Notes Bond Hedge Transaction, such 2022 Convertible Notes Call Transaction, such 2023 Convertible Notes Call Transaction, and such 2025 Convertible Notes Call Transaction, as applicable, have been closed out and termination value(s) determined in accordance therewith, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction, such 2020 Convertible Notes Bond Hedge Transaction, such 2022 Convertible Notes Call Transaction, such 2023 Convertible Notes Call Transaction, and such 2025 Convertible Notes Call Transaction, as applicable, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts, such 2018 Convertible Notes Bond Hedge Transaction, such 2021 Convertible Notes Bond Hedge Transaction, such 2020 Convertible Notes Bond Hedge Transaction, such 2022 Convertible Notes Call Transaction, such 2023 Convertible Notes Call Transaction, and such 2025 Convertible Notes Call Transaction, as applicable (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Barclays Bank PLC, in its capacity as syndication agent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to taxes or penalties applicable thereto.

“Term Lender” means each Lender with a Term Loan Commitment and/or that holds a Term Loan.

“Term Loan Borrowing Notice” means notice of a Committed Borrowing pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Term Loan Commitments” means, with respect to any Lender, such Lender’s Initial Term Loan Commitment and/or Delayed Draw Term Loan Commitment.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the initial funding of the Initial Term Loans on the Closing Date, that Lender’s Commitment, and (ii) after the initial funding of the Initial Term Loans on the Closing Date, the sum of (a) the aggregate outstanding principal amount of the Term Loans of that Lender and (b) the remaining Commitment of that Lender (to the extent such Commitments have not terminated or expired as of such date).

“Term Loan Facility” means each Tranche A Term Loan Facility and each Tranche B Term Loan Facility.

“Term Loan Note” means a promissory note of the Borrower evidencing Term Loans substantially in the form of Exhibit C-1.

“Term Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the Term Loan Facility, Term Loans and/or Term Loan Commitments or otherwise owing, due or payable to a Term Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the Term Loans and/or Term Loan Commitments or otherwise owing, due or payable to a Term Lender (in its capacity as such).

“Term Loans” means the Initial Term Loans, the Delayed Draw Term Loans and/or the Roll-Up Loans.

“Termination Date” has the meaning specified in Section 9.10(b).

“Total L/C Outstandings” means the aggregate Outstanding Amount of all L/C Obligations.

“Tranche A Exposure” has the meaning specified in the definition of “Required Lenders.”

Tranche A Lender” means each Term Lender with any Tranche A Roll-Up Loan, Tranche A Term Loan Commitment or Tranche A Term Loan.

“Tranche A Loans” means each Tranche A Term Loan and each Tranche A Roll-Up Loan.

“Tranche A Required Consenting Parties” means each of the Persons listed on Schedule 1.01(g)(1); provided that no Person shall be a Tranche A Required Consenting Party if it does not hold any Tranche A Exposure.

“Tranche A Roll-Up Dollar Amount” means with respect to any Tranche A Roll-Up Lender the amount of outstanding L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) incurred by the Borrower (as defined in the Prepetition First Lien Credit Agreement) as a result of draws under the Prepetition Fully Drawn First Lien Letters of Credit and the Prepetition First Lien Letters of Credit, with the related L/C-BA Advances (as defined in the Prepetition First Lien Credit Agreement), in each case, held by such Tranche A Roll-Up Lender on the Petition Date set forth opposite such Tranche A Roll-Up Lender’s name on Schedule 2.01(e)(i) (as amended from time to time (i) in connection with any assignment in respect of outstanding L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement), (ii) to reflect allocations of Tranche A Roll-Up Dollar Amounts among such Tranche A Roll-Up Lender and/or its affiliates and advisory clients, or (iii) any combination of the foregoing, in each case, on or prior to the date of entry of the Final Financing Order and delivered to the Administrative Agent in writing by the Prepetition First Lien Agent) under the caption “Tranche A Roll-Up Dollar Amount”, as such amount may be increased immediately prior to the entry of the Final Financing Order to reflect the amount of L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) incurred by the Borrower (as defined in the Prepetition First Lien Credit Agreement) following the Petition Date, as a result of draws under the Prepetition First Lien Letters of Credit, with the related L/C-BA Advances (as defined in the Prepetition First Lien Credit Agreement), in each case, held by such Tranche A Roll-Up Lender on the date of entry of the Final Financing Order immediately prior to giving effect to the entry thereof. The Administrative Agent shall update Schedule 2.01(e)(i) on the date of entry of the Final Financing Order to reflect any such increase and deliver such updated Schedule 2.01(e)(i) to the Borrower whereupon such updated Schedule 2.01(e)(i) shall constitute Schedule 2.01(e)(i) for all purposes hereunder.

“Tranche A Roll-Up Lender” means each Prepetition First Lien Lender (or its affiliate) who made L/C-BA Advances (as defined in the Prepetition First Lien Credit Agreement) with respect to L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) that are exchanged for Tranche A Roll-Up Loans in accordance with Section 2.01(e)(i).

“Tranche A Roll-Up Loans” has the meaning specified in Section 2.01(e)(i).

“Tranche A Term Loan” means each Initial Tranche A Term Loan and Delayed Draw Tranche A Term Loan.

“Tranche A Term Loan Commitment” means each Initial Tranche A Term Loan Commitment and each Delayed Draw Tranche A Term Loan Commitment.

“Tranche A Term Loan Facility” means the Initial Tranche A Term Loan Facility and the Delayed Draw Tranche A Term Loan Facility.

“Tranche B Advisors” means Akin Gump Strauss Hauer & Feld LLP, Houlihan Lokey Capital, Inc., RPA Advisors, LLC (and such other advisors, representatives and agents acting on behalf of the Tranche B Lenders that have been appointed by the Required Tranche B Lenders from time to time). For the avoidance of doubt, Tranche B Advisors shall not have any liability with respect to or arising out of this Agreement or the other Loan Documents.

“Tranche B Exposure” has the meaning specified in the definition of “Required Lenders.”

“Tranche B Lender” means each Term Lender with any Tranche B Roll-Up Loan, Tranche B Term Loan Commitment or Tranche B Term Loan.

“Tranche B Loans” means each Tranche B Term Loan and each Tranche B Roll-Up Loan.

“Tranche B Required Consenting Parties” means, initially, each of the Persons listed on Schedule 1.1(g)(2); provided that, (a) if such Persons wish to add other Persons to such list they may do so as long as the proposed added Person holds (and continues to hold) at least 4% of each of (i) the aggregate principal amount of Tranche B Term Loans outstanding and (ii) the aggregate principal amount of Tranche B Roll-Up Loans outstanding and (b) no Person shall be a Tranche B Required Consenting Party if it does not hold any Tranche B Exposure.

“Tranche B Roll-Up Dollar Amount” means with respect to any Tranche B Roll-Up Lender the amount, if any, of the (x) Prepetition Second Lien Loans made to the Borrower (as defined in the Prepetition Second Lien Credit Agreement) and (y) Prepetition Second Lien Notes, in each case, held by such Tranche B Roll-Up Lender (or one or more of its affiliates or any investment advisory client managed or advised by such Tranche B Roll-Up Lender) set forth opposite such Tranche B Roll-Up Lender’s (or such affiliate’s or any investment advisory client’s) name on Schedule 2.01(e)(ii) (as amended from time to time (i) in connection with any assignment in respect of the Prepetition Second Lien Loans or Prepetition Second Lien Notes or any assignment of rights to Tranche B Roll-Up Loans, (ii) to reflect allocations of Tranche B Roll-Up Dollar Amounts among such Tranche B Roll-Up Lender and/or its affiliates and advisory clients, (iii) to reflect allocations among Prepetition Second Lien Loans and/or Prepetition Second Lien Notes, or (iv) any combination of the foregoing, in each case, on or prior to the date of entry of the Final Financing Order and delivered to the Administrative Agent in writing by the Tranche B Advisors) under the caption “Tranche B Roll-Up Dollar Amount”.

“Tranche B Roll-Up Lender” means each Prepetition Second Lien Lender (or its affiliate) and each Prepetition Second Lien Noteholder (or its affiliate) whose portion of Prepetition Second Lien Loans or Prepetition Second Lien Notes, as applicable, are exchanged for Tranche B Roll-Up Loans in accordance with Section 2.01(e)(ii).

“Tranche B Roll-Up Loans” has the meaning specified in Section 2.01(e)(ii).

“Tranche B Roll-Up Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Tranche B Roll-Up Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document with respect to the Tranche B Roll-Up Loans or otherwise owing, due or payable to a Tranche B Roll-Up Lender (in its capacity as such), including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents with respect to the Tranche B Roll-Up Loans or otherwise owing, due or payable to a Tranche B Roll-Up Lender (in its capacity as such).

“Tranche B Term Loan” means each Initial Tranche B Term Loan and each Delayed Draw Tranche B Term Loan.

“Tranche B Term Loan Commitment” means each Initial Tranche B Term Loan Commitment and each Delayed Draw Tranche B Term Loan Commitment.

“Tranche B Term Loan Facility” means the Initial Tranche B Term Loan Facility and the Delayed Draw Tranche B Term Loan Facility.

“Transfer Agent” has the meaning specified in Section 6.14(d).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“U.S. Debtor Loan Parties” means, collectively, the Borrower and each Domestic Subsidiary that is a Debtor Loan Party.

“U.S. Non-Debtor Loan Parties” means, collectively, each Domestic Subsidiary that is a Non-Debtor Loan Party.

“U.S. Trustee” means the Office of the United States Trustee for the Southern District of New York.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply in connection with the issue of creation, perfection or priority of security interests.

“Unfunded Pension Liability” means the excess of the current value of a Plan’s “benefit liabilities” under Section 4001(a)(16) of ERISA for the applicable plan year, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 or 430 of the Code or Section 302 or 303 of ERISA for such plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) YieldCo and YieldCo Intermediate and each of their subsidiaries, (ii) reserved, (iii) YieldCo II and YieldCo II Intermediate and each of their subsidiaries, (iv) the Seller Note SPV, and (v) any Warehouse Entity. Each Unrestricted Subsidiary in existence on the Closing Date is listed on Schedule 1.01(c). It is understood and agreed that, notwithstanding anything to the contrary, no Unrestricted Subsidiary may guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of a Loan Party or any Restricted Subsidiary thereof, and no Unrestricted Subsidiary may guarantee, incur, assume, purchase, exchange, acquire, defease or become an obligor or pledgor of assets with respect to any Convertible Senior Notes or Convertible Bond Indebtedness of the Borrower.

“Unused Term Loan Commitment Fee” has the meaning specified in Section 2.09(b).

“Upfront Fee” has the meaning specified in Section 2.09(c).

“Variance Period” means (x) with respect to each of the N. America (NA Util + C&I + GAM + RSC + Solar Materials (incl. modules)+ Corp + TERP/GLBL), RSC + GAM, Corporate + TERP/GLBL, Other international (LATAM + EMEA + ROA (“Rest of Asia” excluding India and China)), and Modules Business Segments, the period of four (4) full weeks most recently ended (including, as applicable, the week in which the Petition Date occurred); provided that, in the case of any Variance Report delivered prior to the fifth week ending after the Petition Date, “Variance Period” under this clause (x) shall mean (a) the two (2) week period most recently ended, in the case of the Variance Report delivered in the third week following the Petition Date, and (b) the three (3) week period most recently ended, in the case of the Variance Report delivered in the fourth week following the Petition Date, in each case, including, the week in which the Petition Date occurred and (y) with respect to each of the India, China, and Solar Materials (excl. Modules) Business Segments, the period commencing with the week in which the Petition Date occurred through and including the most recently ended full week (excluding, for the avoidance of doubt, the week in which the applicable Variance Report for such Variance Period is delivered).

“Variance Report” has the meaning specified in Section 6.01(f).

“Vendor/Financial Assurance Obligations” means (a) any obligations owed by any Loan Party or Subsidiary in connection with any surety bonds, letters of credit, guaranties, similar instruments or other financial assurances (including contingent reimbursement obligations in respect of the foregoing, obligations to replace any of the foregoing and obligations provide additional credit support or other financial assurances) and (b) obligations incurred in the ordinary course of business by any Loan Party or Subsidiary to foreign vendors and other foreign suppliers of goods and services.

“Warehouse Entity” means any entity identified on the last part of Schedule 1.01(c) under the heading “SunEdison Warehouses”, which entity purchased (or is a subsidiary of any entity that purchased) Renewable Energy Systems or Non-Recourse Subsidiaries from the Borrower, any of its Subsidiaries or any other Person in advance of a planned Disposition of such Renewable Energy Systems or Non-Recourse Subsidiaries to YieldCo, YieldCo II or any other Person.

“Weekly LC Report” means an officer’s certificate executed on behalf of the Borrower by a Financial Officer (until the Chief Restructuring Officer is appointed, at which time it shall be made by the Chief Restructuring Officer) attaching and certifying as true and correct (i) a list of each Credit Agreement Performance LC that is outstanding as of the Friday immediately preceding the delivery of such Weekly LC Report (and the undrawn amount of each such outstanding Letter of Credit, in each case constituting Credit Agreement Performance LC) and (ii) a list of each Credit Agreement Non-Performance LC that is outstanding as of the Friday described in clause (i) above (and the undrawn amount of each such outstanding Letter of Credit, in each case constituting Credit Agreement Non-Performance LC), together with (A) a description of the purpose and nature of each Credit Agreement Non-Performance LC and the obligations supported or secured thereby and (B) for each Letter of Credit with an undrawn amount greater than $25,000,000, (x) a description of the purpose and nature of such Letter of Credit if such Letter of Credit is a Credit Agreement Performance LC and (y) a description of the circumstances that could give rise to a right of the beneficiary of such Letter of Credit to draw or demand payment thereunder, which certificate shall be in a form substantially consistent with the “Weekly LC/BA Report” delivered pursuant to the Prepetition First Lien Credit Agreement (or such other form reasonably acceptable to the Administrative Agent, the Tranche B Advisors and the L/C Issuers); provided that, to the extent any Prepetition First Lien Letter of Credit has not yet been deemed issued hereunder, the Weekly LC Report shall also include the foregoing information with respect to any such Prepetition First Lien Letter of Credit.

“wholly-owned” means, with respect to a subsidiary of any Person, that all of the Equity Interests of such subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another wholly-owned subsidiary of such person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“YieldCo” means TerraForm Power, Inc. (f/k/a SunEdison Yieldco, Inc.), a Delaware corporation.

“YieldCo II” means TerraForm Global, Inc. (f/k/a SunEdison Emerging Markets Yield, Inc.), a Delaware corporation.

“YieldCo II Intermediate” means TerraForm Global, LLC (f/k/a SunEdison Emerging Markets Yield, LLC), a Delaware limited liability company.

“YieldCo Intermediate” means TerraForm Power, LLC (f/k/a SunEdison Yieldco, LLC), a Delaware limited liability company.

“2018 Convertible Notes Bond Hedge Transaction” has the meaning specified in the definition of the term “2018 Convertible Notes Call Transaction”.

“2018 Convertible Notes Call Transaction” means call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with the issuance of the 2018 Convertible Senior Notes from certain Initial Purchasers (or their affiliates) (each a “2018 Option Counterparty” and, collectively, the “2018 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2018 Option Counterparty, the purchase price for which the Borrower paid to the 2018 Option Counterparties in full on December 20, 2013 (each, a “2018 Convertible Notes Bond Hedge Transaction”), and warrant transactions relating to the Borrower’s common stock sold by Borrower to the respective 2018 Option Counterparties substantially concurrently with such purchase pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2018 Option Counterparty, all of the proceeds of which sale the Borrower received from the 2018 Option Counterparties on December 20, 2013.

“2018 Convertible Senior Notes” means the 2.00% convertible senior notes due October 1, 2018 in an initial aggregate principal amount of $600,000,000 issued by the Borrower on December 20, 2013.

“2018 Option Counterparty” and “2018 Option Counterparties” have the meanings specified in the definition of the term “2018 Convertible Notes Call Transaction”.

“2020 Convertible Notes Bond Hedge Transaction” has the meaning specified in the definition of the term “2020 Convertible Notes Call Transaction”.

“2020 Convertible Notes Call Transaction” means call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2020 Convertible Senior Notes from certain Initial Purchasers (or their affiliates) (each a “2020 Option Counterparty” and, collectively, the “2020 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated June 4, 2014 the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2020 Option Counterparty, the purchase price for which the Borrower shall pay to the 2020 Option Counterparties in full on or about June 9, 2014 (each, a “2020 Convertible Notes Bond Hedge Transaction”), and warrant transactions relating to the Borrower’s common stock sold by Borrower to the respective 2020 Option Counterparties substantially concurrently with such purchase pursuant to those certain confirmations of terms and conditions dated June 4, 2014, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2020 Option Counterparty, all of the proceeds of which sale the Borrower shall receive from the 2020 Option Counterparties on or about June 9, 2014 substantially concurrently with the Borrower’s payment of the purchase price to the 2020 Option Counterparties.

“2020 Convertible Senior Notes” means the convertible senior notes due January 15, 2020 in an aggregate principal amount of up to $600,000,000 to be issued by the Borrower on or about June 9, 2014.

“2020 Option Counterparty” and “2020 Option Counterparties” have the meanings specified in the definition of the term “2020 Convertible Notes Call Transaction”.

“2021 Convertible Notes Bond Hedge Transaction” has the meaning specified in the definition of the term “2021 Convertible Notes Call Transaction”.

“2021 Convertible Notes Call Transaction” means call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2021 Convertible Senior Notes from certain Initial Purchasers (or their affiliates) (each a “2021 Option Counterparty” and, collectively, the “2021 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2021 Option Counterparty, the purchase price for which the Borrower paid to the 2021 Option Counterparties in full on December 20, 2013 (each, a “2021 Convertible Notes Bond Hedge Transaction”), and warrant transactions relating to the Borrower’s common stock sold by Borrower to the respective 2021 Option Counterparties substantially concurrently with such purchase pursuant to those certain confirmations of terms and conditions dated December 12, 2013 and December 16, 2013, the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2021 Option Counterparty, all of the proceeds of which sale the Borrower received from the 2021 Option Counterparties on December 20, 2013.

“2021 Convertible Senior Notes” means the 2.75% convertible senior notes due January 1, 2021, in an initial aggregate principal amount of $600,000,000 issued by the Borrower on December 20, 2013.

“2021 Option Counterparty” and “2021 Option Counterparties” have the meanings specified in the definition of the term “2021 Convertible Notes Call Transaction”.

“2022 Additional Capped Call Confirmations” has the meaning specified in the definition of the term “2022 Convertible Notes Call Transaction”.

“2022 Base Capped Call Confirmation” has the meaning specified in the definition of the term “2022 Convertible Notes Call Transaction”.

“2022 Convertible Notes Call Transaction” means one or more capped call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2022 Convertible Senior Notes from one or more of the Initial Purchasers (or their affiliates) (each a “2022 Option Counterparty” and, collectively, the “2022 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated January 20, 2015 in connection with the issuance of the initial 2022 Convertible Senior Notes (“2022 Base Capped Call Confirmation”) and subsequent confirmations of terms and conditions (if any) in connection with the issuance of additional 2022 Convertible Senior Notes (“2022 Additional Capped Call Confirmations”), the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2022 Option Counterparty, the purchase price for which the Borrower shall pay to the 2022 Option Counterparties in full for the 2022 Base Capped Call Confirmation on or about January 20, 2015 and for the 2022 Additional Capped Call Confirmation, substantially concurrently with the issuance of the additional 2022 Convertible Senior Notes.

“2022 Convertible Senior Notes” means the convertible senior notes due April 15, 2022 in an aggregate principal amount of up to $500,000,000 issued by the Borrower on or about January 27, 2015.

“2022 Option Counterparty” and “2022 Option Counterparties” have the meanings specified in the definition of the term “2022 Convertible Notes Call Transaction”.

“2023 Additional Capped Call Confirmations” has the meaning specified in the definition of the term “2023 Convertible Notes Call Transaction”.

“2023 Base Capped Call Confirmation” has the meaning specified in the definition of the term “2023 Convertible Notes Call Transaction”.

“2023 Convertible Notes Call Transaction” means one or more capped call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2023 Convertible Senior Notes from one or more of the Initial Purchasers (or their affiliates) (each a “2023 Option Counterparty” and, collectively, the “2023 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated on or about May 7, 2015 in connection with the issuance of the initial 2023 Convertible Senior Notes (“2023 Base Capped Call Confirmation”) and subsequent confirmations of terms and conditions (if any) in connection with the issuance of additional 2023 Convertible Senior Notes (“2023 Additional Capped Call Confirmations”), the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2023 Option Counterparty, the purchase price for which the Borrower shall pay to the 2023 Option Counterparties in full for the 2023 Base Capped Call Confirmation on or about May 7, 2015 and for the 2023 Additional Capped Call Confirmation, substantially concurrently with the issuance of the additional 2023 Convertible Senior Notes.

“2023 Convertible Senior Notes” means the convertible senior notes due May 15, 2023 in an aggregate principal amount of up to $500,000,000 issued by the Borrower on or about May 13, 2015.

“2023 Option Counterparty” and “2023 Option Counterparties” have the meanings specified in the definition of the term “2023 Convertible Notes Call Transaction”.

“2025 Additional Capped Call Confirmations” has the meaning specified in the definition of the term “2025 Convertible Notes Call Transaction”.

“2025 Base Capped Call Confirmation” has the meaning specified in the definition of the term “2025 Convertible Notes Call Transaction”.

“2025 Convertible Notes Call Transaction” means one or more capped call option transactions relating to the Borrower’s common stock purchased by Borrower in connection with an issuance of the 2025 Convertible Senior Notes from one or more of the Initial Purchasers (or their affiliates) (each a “2025 Option Counterparty” and, collectively, the “2025 Option Counterparties”) pursuant to those certain confirmations of terms and conditions dated on or about May 7, 2015 in connection with the issuance of the initial 2025 Convertible Senior Notes (“2025 Base Capped Call Confirmation”) and subsequent confirmations of terms and conditions (if any) in connection with the issuance of additional 2025 Convertible Senior Notes (“2025 Additional Capped Call Confirmations”), the 2002 ISDA Equity Derivatives Definitions published by the International Swaps and Derivatives Association, Inc., and related agreements in the form of the ISDA 2002 Master Agreement between the Borrower and each applicable 2025 Option Counterparty, the purchase price for which the Borrower shall pay to the 2025 Option Counterparties in full for the 2025 Base Capped Call Confirmation on or about May 7, 2015 and for the 2025 Additional Capped Call Confirmation, substantially concurrently with the issuance of the additional 2025 Convertible Senior Notes.

“2025 Convertible Senior Notes” means the convertible senior notes due May 15, 2025 in an aggregate principal amount of up to $500,000,000 issued by the Borrower on or about May 13, 2015.

“2025 Option Counterparty” and “2025 Option Counterparties” have the meanings specified in the definition of the term “2025 Convertible Notes Call Transaction”.

1.02 Other Interpretive Provisions . With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) For the purposes of calculating the amount of any Investment permitted hereunder among the Borrower and its Subsidiaries resulting from a series of related transactions occurring on a substantially concurrent basis, such amount shall be deemed to be the aggregate amount of such Investments outstanding (but without duplication) after giving effect to all such substantially concurrent related transactions, and such related transactions shall not be prohibited notwithstanding anything herein to the contrary so long as the Investment in the ultimate recipient is permitted hereunder.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein or noted in any financial statements delivered pursuant to Section 6.01(a) or (b).

(b) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VII or Section 8.01 (or any defined term used therein) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) The applicable L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Borrowings, L/C Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable L/C Issuer.

(c) Wherever in this Agreement in connection with an L/C Borrowing or the amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such L/C Borrowing or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

1.06 [Reserved].

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day; Timing of Payment or Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan Commitments and Term Loans.

(a) Initial Term Loans. (i) Subject to the terms and applicable conditions set forth herein, each Initial Tranche A Term Lender agrees to make Initial Tranche A Term Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Tranche A Term Loan Commitment; provided that, if for any reason the full amount of any Initial Tranche A Term Lender’s Initial Tranche A Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Initial Tranche A Term Loans on the Closing Date. Each Initial Tranche A Term Lender’s Initial Tranche A Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Initial Tranche A Term Lender’s Initial Tranche A Term Loan Commitment on the Closing Date.

(ii) Subject to the terms and applicable conditions set forth herein, each Initial Tranche B Term Lender agrees to make Initial Tranche B Term Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Tranche B Term Loan Commitment; provided that, if for any reason the full amount of any Initial Tranche B Term Lender’s Initial Tranche B Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Initial Tranche B Term Loans on the Closing Date. Each Initial Tranche B Term Lender’s Initial Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Initial Tranche B Term Lender’s Initial Tranche B Term Loan Commitment on the Closing Date.

(b) Delayed Draw Term Loans. (i) Subject to the terms and applicable conditions set forth herein, each Delayed Draw Tranche A Lender having a Delayed Draw Tranche A Term Loan Commitment agrees to make Delayed Draw Tranche A Term Loans in Dollars to the Borrower on the Delayed Draw Borrowing Date in an aggregate principal amount not to exceed its Delayed Draw Tranche A Term Loan Commitment as of the Delayed Draw Borrowing Date; provided that, if for any reason the full amount of any Delayed Draw Tranche A Lender’s Delayed Draw Tranche A Term Loan Commitment is not fully drawn on the Delayed Draw Borrowing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Delayed Draw Tranche A Term Loans on the Delayed Draw Borrowing Date. Each Delayed Draw Tranche A Lender’s Delayed Draw Tranche A Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Borrowing Date after giving effect to the funding of such Delayed Draw Tranche A Lender’s Delayed Draw Tranche A Term Loan Commitment on the Delayed Draw Borrowing Date.

(ii) Subject to the terms and applicable conditions set forth herein, each Delayed Draw Tranche B Lender having a Delayed Draw Tranche B Term Loan Commitment agrees to make Delayed Draw Tranche B Term Loans in Dollars to the Borrower on the Delayed Draw Borrowing Date in an aggregate principal amount not to exceed its Delayed Draw Tranche B Term Loan Commitment as of the Delayed Draw Borrowing Date; provided that, if for any reason the full amount of any Delayed Draw Tranche B Lender’s Delayed Draw Tranche B Term Loan Commitment is not fully drawn on the Delayed Draw Borrowing Date, the undrawn portion thereof shall automatically be cancelled upon giving effect to the funding of the drawn Delayed Draw Tranche B Term Loans on the Delayed Draw Borrowing Date. Each Delayed Draw Tranche B Lender’s Delayed Draw Tranche B Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Borrowing Date after giving effect to the funding of such Delayed Draw Tranche B Lender’s Delayed Draw Tranche B Term Loan Commitment on the Delayed Draw Borrowing Date.

(c) Ratable Borrowings; No Reborrowing of Term Loans.

(i) Amounts of Term Loans borrowed from time to time under this Section 2.01 that are repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans and the Initial Term Loans shall constitute a single Class of Loans for all purposes of this Agreement and the other Loan Documents.

(ii) All borrowings of Initial Term Loans and Delayed Draw Term Loans shall be made ratably by the Initial Term Lenders and the Delayed Draw Lenders in the same proportion that (in the case of Initial Term Loans) the Initial Tranche A Term Loan Commitment or the Initial Tranche B Term Loan Commitment, as the case may be, of each Initial Term Lender bears to the aggregate Initial Tranche A Term Loan Commitments or aggregate Initial Tranche B Term Loan Commitments, as applicable and (in the case of Delayed Draw Term Loans) the Delayed Draw Tranche A Term Loan Commitment or the Delayed Draw Tranche B Term Loan Commitment, as the case may be, of each Delayed Draw Lender, bears to the aggregate Delayed Draw Tranche A Term Loan Commitments or aggregate Delayed Draw Tranche B Term Loan Commitments, as applicable.

(d) Term Loan Proceeds. The proceeds of all Term Loans (other than proceeds to be disbursed on the applicable Borrowing Date in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements then due and payable) shall be deposited in the Borrower DIP Facilities Blocked Account and disbursed in accordance with Section 2.02(i); provided that with respect to the proceeds of the Initial Term Loans made pursuant to Section 2.01(a), (i) $28,000,000 thereof shall be deposited into the Borrower DIP Facilities Blocked Account (which amount shall be permitted to be withdrawn by the Borrower on May 2, 2016 (or a later date selected by the Borrower, subject to Section 4.04) for use in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements) and (ii) the balance thereof shall be made available to the Borrower for use in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements.

(e) Roll-Up Loans.

(i) Subject to the terms and applicable conditions set forth herein and in the Financing Orders, an aggregate principal amount of L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) incurred by the Borrower (as defined in the Prepetition First Lien Credit Agreement) (whether prior to or after the Petition Date) as a result of draws under the Prepetition Fully Drawn First Lien Letters of Credit and the Prepetition First Lien Letters of Credit, including the related L/C-BA Advances (as defined in the Prepetition First Lien Credit Agreement) held by (or, in respect of such L/C-BA Borrowings, participated in) each Tranche A Roll-Up Lender equal to such Tranche A Roll-Up Lender’s Tranche A Roll-Up Dollar Amount is, as of the date of entry of the Final Financing Order, substituted and exchanged for (and prepaid by) and deemed to be Loans hereunder held by (and owing by the Borrower to) the Tranche A Roll-Up Lenders (the “Tranche A Roll-Up Loans”) in an aggregate principal amount for each such Tranche A Roll-Up Lender equal to such Tranche A Roll-Up Lender’s Tranche A Roll-Up Dollar Amount. Notwithstanding anything to the contrary contained herein, at the option of the applicable Tranche A Roll-Up Lender, the L/C-BA Borrowings (as defined in the Prepetition First Lien Credit Agreement) that were made by (or the L/C-BA Advances (as defined in the Prepetition First Lien Credit Agreement) participated in by) a Prepetition First Lien Lender that is an affiliate of such Tranche A Roll-Up Lender may be substituted, exchanged and prepaid under this Section 2.01(e)(i) for Tranche A Roll-Up Loans held by such Tranche A Roll-Up Lender, and such Tranche A Roll-Up Lender may hold Tranche A Roll-Up Loans as a Tranche A Roll-Up Lender in lieu and instead of such Prepetition First Lien Lender.

(ii) Subject to the terms and applicable conditions set forth herein and in the Financing Orders, an aggregate principal amount of (x) Prepetition Second Lien Loans made to the Borrower (as defined in the Prepetition Second Lien Credit Agreement) held by each Tranche B Roll-Up Lender equal to such Tranche B Roll-Up Lender’s Tranche B Roll-Up Dollar Amount and (y) Prepetition Second Lien Notes held by each Tranche B Roll-Up Lender equal to such Tranche B Roll-Up Lender’s Tranche B Roll-Up Dollar Amount, in the case of each of clauses (x) and (y) above, is as of the date of entry of the Final Financing Order hereby substituted and exchanged for (and prepaid by) and deemed to be Loans issued and outstanding hereunder (the “Tranche B Roll-Up Loans”) in an aggregate principal amount equal to such Tranche B Roll-Up Lender’s Tranche B Roll-Up Dollar Amount. Each Tranche B Roll-Up Lender that held Prepetition Second Lien Notes that were deemed exchanged for Tranche B Roll-Up Loans in accordance with the immediately preceding sentence shall use its commercially reasonable efforts to deliver, or cause to be delivered, to the Prepetition Second Lien Notes Trustee such Prepetition Second Lien Notes so exchanged within ten (10) Business Days of the date such exchange is consummated.

(iii) Amounts of Tranche A Roll-Up Loans or Tranche B Roll Up Loans issued or deemed issued under this Section 2.01(e) that are repaid or prepaid may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Term Loans; Withdrawals from DIP Facilities Blocked Accounts.

(a) Each Committed Borrowing and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) (or such later time agreed to by the Administrative Agent in its sole discretion), three (3) Business Days prior to the requested date of any Committed Borrowing of or continuation of Eurocurrency Rate Loans or one (1) Business Day prior to the requested date of any Committed Borrowing of Base Rate Loans (it being agreed that the Administrative Agent, in its sole discretion, may agree to same day notice with respect to the funding of the Initial Term Loans on the Closing Date). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower; provided that any Term Loan Borrowing Notice shall be signed by the Chief Restructuring Officer (or, prior to the appointment of the Chief Restructuring Officer, a Financial Officer of the Borrower). Each Committed Borrowing of or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing or a continuation of or conversion to or from a Eurocurrency Rate Loan, (ii) the requested date of the Committed Borrowing (which may only be a Borrowing Date), continuation or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount and Class of the Loans to be borrowed (in the case of Term Loans), continued or converted, and (iv) the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans, then the applicable Loans shall be converted to applicable Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Committed Borrowing of or continuation of or conversion to Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each Committed Borrowing of Base Rate Loans or conversion of Base Rate Loans to Eurocurrency Rate Loans (which shall be permitted hereunder) shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone; provided that any such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower; provided that any Term Loan Borrowing Notice shall be signed by the Chief Restructuring Officer (or, prior to the appointment of the Chief Restructuring Officer, a Financial Officer of the Borrower). Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (or such later time agreed to by the Administrative Agent in its sole discretion) on the requested date of any Committed Borrowing and not later than 1:00 p.m. (New York City time) (or such later time agreed to by the Administrative Agent in its sole discretion), three (3) Business Days prior to the conversion to Eurocurrency Rate Loans and any such requested Committed Borrowing or conversion of a Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. It is understood and agreed that the Administrative Agent may act without liability upon the basis of telephonic notice of such Committed Borrowing or such continuation of or conversion to Eurocurrency Rate Loans, as the case may be, reasonably believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice, absent manifest error.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans, as described in the preceding subsection (a). Each Lender shall make the amount of its Term Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the applicable Borrowing Date. Upon satisfaction or waiver of the applicable conditions to any Borrowing Date set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, which shall immediately pay (without duplication) such corresponding amount. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to the respective borrowing, as determined pursuant to Section 2.08. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d) Each Lender at its option may make any Base Rate Loan or Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Article III solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(e) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Term Loans may be requested as or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(g) After giving effect to all Committed Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Term Loans. After giving effect to all L/C Borrowings, all conversions thereof from one Type to the other, and all continuations thereof as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to L/C Borrowings.

(h) Notwithstanding anything to the contrary in this Article II, a Loan Notice for Term Loans given in respect of any Borrowing Date proposed to occur hereunder may state that such Loan Notice is conditioned upon the effectiveness of the Interim Financing Order or the Final Financing Order, as applicable, on the proposed Borrowing Date, in which case, subject to the payment by the Borrower of any amounts required pursuant to Section 3.05, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m. (New York City time) on the proposed Borrowing Date) if such condition is not satisfied or not anticipated to be satisfied by 1:00 p.m. (New York City time) on such Borrowing Date.

(i) From time to time (but no more than once per calendar week unless otherwise consented to by the Required Lenders), by delivery to the Administrative Agent (by e-mail or facsimile) of a DIP Facilities Blocked Account Withdrawal Notice executed by the Chief Restructuring Officer (or, prior to the appointment of the Chief Restructuring Officer, a Financial Officer of the Borrower), the Borrower may request that the Administrative Agent release funds held in one or more of the DIP Facilities Blocked Accounts, to be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements. Any DIP Facilities Blocked Account Withdrawal Notice shall specify the requested DIP Facilities Blocked Account Withdrawal Date for the disbursements requested therein, which requested DIP Facilities Blocked Account Withdrawal Date (i) shall be the same Business Day for all disbursements requested therein (unless the Administrative Agent, in its sole discretion, agrees to release funds on more than one (1) Business Day) and (ii) shall be no later than five (5) Business Days following delivery of such DIP Facilities Blocked Account Withdrawal Notice. The Borrower shall deliver any DIP Facilities Blocked Account Withdrawal Notice no later than: (x) solely with respect to any withdrawal requested to be made from the Borrower DIP Facilities Blocked Account, 3:00 p.m. (New York City time), one (1) Business Day prior to the requested DIP Facilities Blocked Account Withdrawal Date or (y) solely with respect to any withdrawal requested to be made from any Foreign DIP Facilities Blocked Account, 3:00 p.m. (New York City time), two (2) Business Days prior to the requested DIP Facilities Blocked Account Withdrawal Date; provided that the Administrative Agent, in its discretion, may waive any of the foregoing prior notice requirements. Subject to Section 4.04, the Administrative Agent shall release such funds on the requested DIP Facilities Blocked Account Withdrawal Date specified in the applicable DIP Facilities Blocked Account Withdrawal Notice or as promptly as reasonably practicable following the Borrower’s delivery of such DIP Facilities Blocked Account Withdrawal Notice to the Administrative Agent; provided that, other than with respect to the proceeds of the Initial Term Loans (which, for the avoidance of doubt, is addressed by Section 2.01(d)) withdrawals may only be requested based on an amount not to exceed the sum of (x) 100% of the projected Cash Disbursements (excluding Specified Disbursements) of the Borrower and the other Loan Parties set forth in the Budget for the one (1) week period immediately following the week in which the requested DIP Facilities Blocked Account Withdrawal Date occurs, plus (y) a 10% cushion in respect of such projected disbursements for such period (the “Funding Cushion”); provided that the Funding Cushion for such period shall be calculated net of the aggregate amount of all previous Funding Cushions that have not been applied for the purposes set forth in the Budget; provided that the Funding Cushion shall in any event not be less than zero plus (z) Specified Disbursements for such period. Notwithstanding anything to the contrary herein, in connection with any Foreign DIP Facilities Blocked Account, the Borrower, the Administrative Agent and the Tranche B Advisors may, to the extent mutually agreed, establish different procedures for such Foreign DIP Facilities Blocked Account (including as to timing, notice provisions and other matters relating to withdrawals or disbursements therefrom), but subject otherwise to Section 4.04. Any amounts remaining in the DIP Facilities Blocked Accounts on the Maturity Date or the date on which the Loans shall have been accelerated, as the case may be, shall, in each case, be applied in accordance with Section 8.03.

2.03 Letters of Credit.

(a) Interim Order Replacement Letters of Credit; Final Order Replacement Letters of Credit.

(i) (A) From time to time during the period from the Closing Date until the entry of the Final Financing Order, each Prepetition Designated LC and Additional Designated LC whose expiry date is extended by a Prepetition L/C Issuer pursuant to Section 2.03(b)(ii)(B) of the Prepetition First Lien Credit Agreement (it being understood and agreed that the terms of Section 2.03(b)(ii)(B) of the Prepetition First Lien Credit Agreement shall apply to each such Additional Designated LC as if each reference therein to a “Designated LC” includes a reference to such Additional Designated LC and the rights and benefits of the applicable Prepetition L/C Issuer (and of Royal Bank of Canada as if it were such applicable Prepetition L/C Issuer) with respect to a Prepetition Designated LCs pursuant to Section 2.03(b)(ii)(B) of the Prepetition First Lien Credit Agreement shall apply, mutatis mutandis, to its rights and benefits with respect to such Additional Designated LC) and each Prepetition Auto-Extension Letter of Credit constituting a Prepetition Designated LC or Additional Designated LC whose expiry date is extended (effective as of the time the new expiry date is reflected in the records of the applicable L/C Issuer) (by amendment, renewal or otherwise) pursuant to Section 2.03(b)(iii)(B) of the Prepetition First Lien Credit Agreement (it being understood and agreed that the terms of Section 2.03(b)(iii)(B) of the Prepetition First Lien Credit Agreement shall apply to each such Additional Designated LC as if each reference therein to a “Designated LC” includes a reference to such Additional Designated LC and the rights and benefits of the applicable Prepetition L/C Issuer (and of Royal Bank of Canada as if it were such applicable Prepetition L/C Issuer) with respect to a Prepetition Designated LCs pursuant to Section 2.03(b)(iii)(B) of the Prepetition First Lien Credit Agreement shall apply, mutatis mutandis, to its rights and benefits with respect to such Additional Designated LC) shall be deemed cancelled under the Prepetition First Lien Credit Agreement and shall be deemed reissued as a Letter of Credit (as so amended, renewed or extended) under this Agreement by the same Person that is an L/C Issuer hereunder that issued such Prepetition First Lien Letter of Credit (each such letter of credit reissued hereunder pursuant to this Section 2.03(a)(i)(A), an “Interim Order Replacement Letter of Credit” and each such corresponding letter of credit cancelled under the Prepetition First Lien Credit Agreement pursuant to this Section 2.03(a)(i)(A), a “Interim Replaced Prepetition First Lien Letter of Credit”).

(B) (1) Each Interim Order Replacement Letter of Credit shall be in the same stated amount and currency as the related Interim Replaced Prepetition First Lien Letter of Credit, (2) each Interim Order Replacement Letter of Credit shall be deemed to be and constitute a Letter of Credit for all purposes hereunder, issued for the account of the same Borrower or Subsidiary, and shall be governed by the terms of, and administered under, this Agreement, (3) all Prepetition First Lien Obligations in respect of each Interim Replaced Prepetition First Lien Letter of Credit shall be deemed to be L/C Facility Obligations and Obligations hereunder, governed by the terms of, and administered under, this Agreement, (4) each Interim Replaced Prepetition First Lien Letter of Credit shall be deemed cancelled and no longer outstanding for all purposes under the Prepetition First Lien Credit Agreement, (5) all obligations of the Borrower under Sections 2.03(c)(i) and 2.03(e) of the Prepetition First Lien Credit Agreement to reimburse the Prepetition L/C Issuer in respect of drawings under each such Interim Replaced Prepetition First Lien Letter of Credit shall be deemed obligations to reimburse the L/C Issuer in respect of the Interim Order Replacement Letter of Credit related to such Interim Replaced Prepetition First Lien Letter of Credit, governed by the terms of this Agreement, (6) all obligations arising from any participation purchased in each Interim Replaced Prepetition First Lien Letter of Credit under the Prepetition First Lien Credit Agreement by each Prepetition First Lien Lender shall be terminated and replaced with obligations arising from the participation purchased by each L/C Lender in each Interim Order Replacement Letter of Credit contemplated below and (7) the L/C Lenders hereby severally agree to participate in each Interim Order Replacement Letter of Credit and any drawings thereunder and immediately upon the deemed reissuance of each Interim Order Replacement Letter of Credit pursuant to this Section 2.03(a)(i), each L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Interim Order Replacement Letter of Credit in an amount equal to the product of such L/C Lender’s Applicable Percentage of such Interim Order Replacement Letter of Credit times the amount of such Interim Order Replacement Letter of Credit. Notwithstanding anything to the contrary contained herein, any Prepetition First Lien Lender may elect to participate in any Interim Order Replacement Letter of Credit through one or more of its affiliates, in which case such affiliate shall be deemed to have purchased the aforementioned risk participations as otherwise provided above, shall hold the L/C Facility Obligations related thereto and shall have all the rights and obligations with respect to such Interim Order Replacement Letters of Credit in the same manner as if such Prepetition First Lien Lender related to such affiliate had purchased the aforementioned risk participations and any related L/C facility Obligations as contemplated by this Section 2.03(a)(i) in lieu of such affiliate.

(ii) (A) Upon entry of the Final Financing Order, each Prepetition First Lien Letter of Credit that is outstanding on such date shall be deemed cancelled under the Prepetition First Lien Credit Agreement and shall be deemed reissued as a Letter of Credit under this Agreement by the same Person that is an L/C Issuer hereunder that issued such Prepetition First Lien Letter of Credit (each such letter of credit reissued hereunder pursuant to this Section 2.03(a)(ii)(A), a “Final Order Replacement Letter of Credit” and each such corresponding letter of credit cancelled under the Prepetition First Lien Credit Agreement pursuant to this Section 2.03(a)(ii)(A), a “Final Replaced Prepetition First Lien Letter of Credit”).

(B) (1) Each Final Order Replacement Letter of Credit shall be in the same stated amount and currency as the related Final Replaced Prepetition First Lien Letter of Credit, (2) each Final Order Replacement Letter of Credit shall be deemed to be and constitute a Letter of Credit for all purposes hereunder, issued for the account of the same Borrower or Subsidiary and shall be governed by the terms of, and administered under, this Agreement, (3) all Prepetition First Lien Obligations in respect of each Final Replaced Prepetition First Lien Letter of Credit shall be deemed to be L/C Facility Obligations and Obligations hereunder, governed by the terms of, and administered under, this Agreement, (4) each Final Replaced Prepetition First Lien Letter of Credit shall be deemed cancelled and no longer outstanding for all purposes under the Prepetition First Lien Credit Agreement, (5) all obligations of the Borrower under Sections 2.03(c)(i) and 2.03(e) of the Prepetition First Lien Credit Agreement to reimburse the Prepetition L/C Issuer in respect of drawings under each such Final Replaced Prepetition First Lien Letter of Credit shall be deemed obligations to reimburse the L/C Issuer in respect of the Final Order Replacement Letter of Credit related to such Final Replaced Prepetition First Lien Letter of Credit governed by the terms of this Agreement, (6) all obligations arising from any participation purchased in each Final Replaced Prepetition First Lien Letter of Credit under the Prepetition First Lien Credit Agreement by each Prepetition First Lien Lender shall be terminated and replaced with obligations arising from the participation purchased by each L/C Lender in each Final Order Replacement Letter of Credit contemplated below and (7) the L/C Lenders hereby severally agree to participate in each Final Order Replacement Letter of Credit and any drawings thereunder and immediately upon the deemed reissuance of each Final Order Replacement Letter of Credit pursuant to this Section 2.03(a)(ii), each L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Final Order Replacement Letter of Credit in an amount equal to the product of such L/C Lender’s Applicable Percentage of such Final Order Replacement Letter of Credit times the amount of such Final Order Replacement Letter of Credit. Notwithstanding anything to the contrary contained herein, any Prepetition First Lien Lender may elect to participate in any Final Order Replacement Letter of Credit through one or more of its affiliates, in which case such affiliate shall be deemed to have purchased the aforementioned risk participations as otherwise provided above, shall hold the L/C Facility Obligations related thereto and shall have all the rights and obligations with respect to such Final Order Replacement Letters of Credit in the same manner as if such Prepetition First Lien Lender related to such affiliate had purchased the aforementioned risk participations and any related L/C Facility Obligations as contemplated by this Section 2.03(a)(ii) in lieu of such affiliate.

(iii) Subject to the terms and conditions set forth herein, each L/C Issuer hereby agrees, in reliance upon the agreements of the L/C Lenders set forth in this Section 2.03, to honor drawing under the Letters of Credits deemed reissued by the L/C Issuer hereunder.

(iv) Notwithstanding anything in this Agreement, in any of the other Loan Documents or otherwise to the contrary, no L/C Issuer shall have any obligation to issue any letters of credit hereunder or for the account of the Borrower or any of its Subsidiaries or make any other financial accommodations for the benefit of the Borrower or any of its Subsidiaries other than any Interim Order Replacement Letter of Credit deemed reissued by such L/C Issuer pursuant to Section 2.03(a)(i) and any Final Order Replacement Letter of Credit deemed reissued by such L/C Issuer pursuant to Section 2.03(a)(ii).

(v) The L/C Issuer shall be under no obligation to amend any Replacement Letter of Credit if the beneficiary of such Replacement Letter of Credit does not accept the proposed amendment to such Replacement Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the L/C Lenders with respect to any Letters of Credit deemed reissued by it pursuant to this Section 2.03(a) and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit deemed reissued by it pursuant to this Section 2.03(a) and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(vii) It is understood and agreed that any sub-participation in any participation in any Prepetition First Lien Letter of Credit (and any related obligations) that is deemed to be reissued as a Replacement Letter of Credit pursuant to Section 2.03(a) shall, from and after such deemed reissuance, be deemed to be a sub-participation in the participation in such Replacement Letter of Credit, and the respective participant shall have the rights and obligations otherwise provided in the related underlying participation agreement but for this purpose, as if such rights and obligations relate to its sub-participation in such Replacement Letter of Credit.

(b) Procedures for Amendment of Replacement Letters of Credit.

(i) Each Replacement Letter of Credit shall be amended upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed date of amendment. In the case of a request for an amendment of any outstanding Replacement Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Replacement Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Replacement Letter of Credit amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require; provided that (x) no such amendment shall (A) increase the stated amount of any Replacement Letter of Credit or (B) be permitted if the applicable L/C Issuer has received written notice from the Required L/C Lenders at least two (2) Business Days prior to the date such proposed amendment is implemented in accordance with such applicable L/C Issuer’s customary policies and procedures that the Required L/C Lenders do not wish to permit such amendment and (y) in no event shall the expiration date of any Replacement Letter of Credit so amended (A) fall twelve months beyond the date of such renewal or amendment or (B) extend beyond the Letter of Credit Expiration Date.

(ii) Promptly after receipt of any Letter of Credit Application requesting an amendment of a Replacement Letter of Credit, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any L/C Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of amendment of the applicable Replacement Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, enter into the applicable amendment in accordance with the L/C Issuer’s usual and customary business practices.

(iii) No L/C Issuer shall amend or have any obligation to amend any Replacement Letter of Credit (or permit an extension of any Replacement Letter of Credit that was deemed reissued as a replacement of an Interim Replaced Prepetition First Lien Letter of Credit or Final Replaced Prepetition First Lien Letter of Credit that constituted Prepetition Auto-Extension Letter of Credit) if the expiry date of the amended or renewed Replacement Letter of Credit would occur after the Letter of Credit Expiration Date (and each L/C Issuer is hereby expressly authorized by each party hereto to deliver a notice of a non-renewal to the beneficiary of such Replacement Letter of Credit that constituted a Prepetition Auto-Extension Letter of Credit in accordance with such applicable L/C Issuer’s customary policies and procedures).

(iv) Promptly after its delivery of any amendment to a Replacement Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Replacement Letter of Credit of any notice of a drawing under such Replacement Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof and of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Promptly following receiving such notice, the Administrative Agent shall promptly notify each L/C Lender of such notice of drawing, the amount of the unreimbursed drawing or payment (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Replacement Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”) and the amount of such L/C Lender’s Applicable Percentage in respect thereof. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each L/C Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon each L/C Lender that so makes funds available shall be deemed to have made a payment in respect of its participation in an L/C Borrowing pursuant to Section 2.03(c)(iii). The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not reimbursed by the Borrower, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so reimbursed, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest in accordance with Section 2.08. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each L/C Lender funds its L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Replacement Letter of Credit, interest in respect of such L/C Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each L/C Lender’s obligation to make L/C Advances to reimburse the L/C Issuer for amounts drawn under Replacement Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Replacement Letter of Credit, together with interest as provided herein.

(vi) If any L/C Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such L/C Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such L/C Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such L/C Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such L/C Lender’s L/C Advance in respect of the relevant L/C Borrowing. A certificate of the L/C Issuer submitted to any L/C Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Replacement Letter of Credit and has received from any L/C Lender such L/C Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount of such Replacement Letter of Credit or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such L/C Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each L/C Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such L/C Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the L/C Lenders under this clause shall survive the Payment in Full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document or endorsement presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each amendment to a Replacement Letter of Credit that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each L/C Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any L/C Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the L/C Lenders or the Required L/C Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the

Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and nonappealable judgment or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument endorsing, transferring or assigning or purporting to endorse, transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each L/C Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided that, during such time that any L/C Lender is a Defaulting L/C Lender, then such Defaulting L/C Lender shall not receive (and the Borrower shall not be obligated to pay to such Defaulting L/C Lender) a Letter of Credit Fee. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the second Business Day of each month, with respect to the Letter of Credit Fees accrued during the most recently ended preceding month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Deadline and thereafter on demand and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, upon the request of the Required L/C Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance (or deemed issuance or replacement) thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears. Such fronting fee with respect to standby Letters of Credit shall be (x) due and payable on the second Business Day of each month, with respect to the fronting fee accrued during the most recently ended preceding month, commencing with the first such date to occur after the deemed reissuance of such Letter of Credit, on the Letter of Credit Deadline and thereafter on demand and (y) computed on a monthly basis in arrears. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit and bankers’ acceptances as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 [Reserved].

2.05 Prepayments.

(a) The Borrower may, upon written notice from the Borrower to the Administrative Agent (or telephonic notice promptly confirmed in writing), at any time or from time to time voluntarily prepay Loans (or Loans of any Class) in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m. (New York City time) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) 11:00 a.m. (New York City time) on the date of prepayment of Base Rate Loans; and (ii) (A) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) any prepayment of Loans that are Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans or L/C Borrowings to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Notwithstanding anything to the contrary herein, each such prepayment shall be applied by the Administrative Agent in accordance with the Post-Petition Intercreditor Arrangement and, with respect to any amounts applied to outstanding Obligations of any Class in accordance with the Post-Petition Intercreditor Arrangements, shall be applied ratably to the outstanding Obligations of such Class. Each such payment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the Loans (or Class(es) of Loans) or L/C Borrowings so prepaid so prepaid.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) No later than the third (3rd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of (i) any Budgeted Asset Sale Proceeds (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to Section 2.05(k) (to the extent applicable) and the proviso to Section 6.22), the Borrower shall deposit or cause to be deposited such Budgeted Asset Sale Proceeds into the applicable DIP Facilities Blocked Account to be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements and (ii) any Non-Budgeted Asset Sale Proceeds (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to Section 2.05(k)), the Borrower shall deposit or cause to be deposited such Non-Budgeted Asset Sale Proceeds into the Collateral Proceeds Account to be applied in accordance with Section 2.05(h).

(f) No later than the third (3rd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to Section 2.05(k) (to the extent applicable) and the proviso to Section 6.22), the Borrower shall deposit or cause to be deposited 100% of the Net Insurance/Condemnation Proceeds into the Collateral Proceeds Account to be applied in accordance with Section 2.05(h); provided that, any Net Insurance/Condemnation Proceeds with respect to Designated Assets, Excluded Assets and Permitted Disposition Assets that are permitted by the Required Lenders as part of the Asset Sale Process to be used for disbursements in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements may be deposited no later than the third (3rd) Business Day following the date of such receipt by the Borrower or any of its Subsidiaries (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to Section 2.05(k)) into the applicable DIP Facilities Blocked Account to be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements.

(g) On the date of receipt by the Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.03), the Borrower shall deposit or cause to be deposited an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, into the Collateral Proceeds Account to be applied in accordance with Section 2.05(h).

(h) All Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and proceeds of Indebtedness that are required to be deposited into the Collateral Proceeds Account pursuant to this Section 2.05 shall be applied on the last day of each four week period ending after the Closing Date (each, an “Application Date”) by the Administrative Agent to repay the Obligations in accordance with the Post-Petition Intercreditor Arrangements.

(i) The Borrower shall use commercially reasonable efforts to notify the Administrative Agent and the Tranche B Advisors in writing of any mandatory prepayment required to be made pursuant to clause (e), (f) or (g) of this Section 2.05 at least five (5) Business Days (or such shorter time as agreed by the Administrative Agent in its sole discretion) prior to the date of such prepayment (a “Prepayment Notice”). Each such Prepayment Notice shall contain a certificate of a Responsible Officer (A) demonstrating the calculation of the amount of the applicable net proceeds (or reasonable good faith estimate thereof), (B) either specifying the projected date of such prepayment (which in no event shall be after the date of prepayment required pursuant to Section 2.05(e), (f) or (g), as applicable) or notice of the Borrower’s intent to deposit all or a portion of such amounts in a DIP Facilities Blocked Account or a Foreign DIP Facilities Blocked Account as provided under Sections 2.05(k) and (C) provide a reasonably detailed calculation of the amount of such prepayment (or reasonable good faith estimate thereof). The Administrative Agent will promptly notify each Lender of the contents of such Prepayment Notice and of such Lender’s pro rata share of the applicable prepayment. In the event that the Borrower shall subsequently determine that the actual amount received exceeded or was less than the amount set forth in such certificate, the Borrower shall promptly deliver a supplemental Prepayment Notice to the Administrative Agent, which, in addition to the requirements of the initial Prepayment Notice with respect to such mandatory prepayment, shall contain a certificate of a Responsible Officer demonstrating the derivation of such excess or shortfall. The procedures described in this Section 2.05(i) with respect to the making of such prepayment shall be followed with respect to such excess. No mandatory prepayment pursuant to this Section 2.05 shall result in or require a reduction or termination of any unused Commitments then in effect.

(j) [Reserved].

(k) Notwithstanding any other provisions to the contrary:

(i) To the extent that any of or all (x) the Net Asset Sale Proceeds of any Asset Sale by a Foreign Subsidiary or of any asset or property located or deemed located outside of the United States or (y) any Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary or in respect of any asset or property located or deemed located outside of the United States (a “Foreign Prepayment Event,” and any such proceeds, collectively, “Net Foreign Proceeds”) are prohibited or delayed by applicable local law from being repatriated to the United States (or the Borrower determines, in good faith, with the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders), that such repatriation would have a material adverse tax consequence), the portion of such Net Foreign Proceeds so affected will not be required to be applied to make mandatory prepayments pursuant to Section 2.05(e) or (f) at the times provided in this Section 2.05 but may be retained (subject to Section 2.05(k)(ii)) by the applicable Foreign Subsidiary or other relevant Subsidiary in such local jurisdiction so long, but only so long, as the applicable local law will not permit repatriation to the United States (or such material adverse tax consequence exists (the relevant portion of Net Foreign Proceeds so retained that are the subject of a mandatory prepayment requirement that has not yet been satisfied, the “Affected Net Foreign Proceeds”). The Borrower hereby agrees to cause the applicable Foreign Subsidiary or other applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or avoid such tax consequence. Once such repatriation of any of such Affected Net Foreign Proceeds that, in each case, would otherwise be required to be used to make a mandatory prepayment pursuant to Section 2.05(e) or (f), is permitted under the applicable local law (or such material adverse tax consequence is avoided), such repatriation will be promptly effected and such repatriated Affected Net Foreign Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the mandatory prepayment pursuant to Section 2.05(e) or (f), as applicable, except to the extent such mandatory prepayment is satisfied pursuant to Section 2.05(k)(iii).

(ii) In connection with any Foreign Prepayment Event, the Borrower and its relevant Subsidiaries shall (x) transfer any Affected Net Foreign Proceeds to a Foreign DIP Facilities Blocked Account then in existence within ten (10) Business Days following receipt of any Affected Net Foreign Proceeds (subject to the limitations set forth in Section 2.05(k)(i) to the extent repatriation to the jurisdiction of any such Foreign DIP Facilities Blocked Account would be delayed or prohibited or result in material adverse tax consequences) or (y) establish a new Foreign DIP Facilities Blocked Account in a jurisdiction mutually agreed between the Borrower and Administrative Agent and transfer any Affected Net Foreign Proceeds to such Foreign DIP

Facilities Blocked Account no later than fifteen (15) Business Days after the respective Subsidiary receives such Affected Net Foreign Proceeds. Prior to being deposited in a Foreign DIP Facilities Blocked Account, any Affected Net Foreign Proceeds shall be held in trust by the applicable Loan Party or Subsidiary, for the benefit of the Secured Parties. Affected Net Foreign Proceeds may not be used for any purpose other than to make mandatory prepayments required by Section 2.05(e); provided that, to the extent such mandatory prepayment is satisfied pursuant to Section 2.05(k)(iii), the Borrower, upon written request to the Administrative Agent, may request a release of Affected Net Foreign Proceeds in an amount not to exceed the amount prepaid pursuant to Section 2.05(k)(iii).

(iii) The Borrower may apply, or cause to be applied, an amount equal to any Affected Net Foreign Proceeds to the mandatory prepayments required to be made in connection with the relevant Foreign Prepayment Event, as if such Affected Net Foreign Proceeds had been received by the Borrower rather than such Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Affected Net Foreign Proceeds had been repatriated (or, if less, the Affected Net Foreign Proceeds that would be calculated if retained by such Foreign Subsidiary).

2.06 Termination or Reduction of Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate unused Tranche A Term Loan Commitments or unused Tranche B Term Loan Commitments, or from time to time permanently reduce the unused Tranche A Term Loan Commitments or unused Tranche B Term Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. (New York City time) three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Tranche A Lenders and Tranche B Lenders, as applicable, of any such notice of termination or reduction of the unused Tranche A Term Loan Commitments or unused Tranche B Term Loan Commitments. Any reduction of the aggregate unused Tranche A Term Loan Commitments shall be applied to the unused Tranche A Term Loan Commitments of each Tranche A Lender according to its Applicable Percentage. Any reduction of the aggregate unused Tranche B Term Loan Commitments shall be applied to the unused Tranche B Term Loan Commitments of each Tranche B Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the unused Tranche A Term Loan Commitments or unused Tranche B Term Loan Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. On the Maturity Date, the Borrower shall repay the aggregate principal amount of Loans made to the Borrower outstanding on such date. On the Maturity Date, the Borrower shall repay the aggregate amount of L/C Obligations outstanding on such date.

2.08 Interest.

(a) Generally. Subject to the provisions of subsection (b) below, (i) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or the date incurred or deemed incurred a rate per annum equal to the Base Rate plus the Applicable Rate, and (ii) each Loan that is a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b) Default Rate.

(i) If any Event of Default under Section 8.01(a) has occurred (or, at the direction of the Required Lenders, any other Event of Default), all Obligations then outstanding shall, during the continuance of such Event of Default, bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the principal amount of the outstanding Loans becoming due and payable prior to the Maturity Date, all Obligations then outstanding shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts pursuant to this Section 2.08(b) (including interest on past due interest) shall be due and payable upon demand.

(iv) This Section 2.08(b) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.01.

(c) Payment of Interest. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. Subject to Section 2.08(d) with respect to Tranche B Roll-Up Loans, interest that accrues from time to time on any Loan shall be payable in Cash at the times required pursuant to this Agreement.

(d) Tranche B Roll-Up Loans. Notwithstanding anything to the contrary in any Loan Document:

(i) Interest that accrues from time to time on any Tranche B Roll-Up Loans shall be capitalized, compounded and added to the unpaid principal amount of such Roll-Up Loans on the applicable interest payment date set forth in Section 2.08(c) (the “PIK Interest”). Amounts representing the PIK Interest in respect of any Tranche B Roll-Up Loans shall be treated as Tranche B Roll-Up Loans for all purposes of this Agreement and the other Loan Documents and shall bear interest in accordance with this Section 2.08. No interest that accrues from time to time on any Tranche B Roll-Up Loan shall be payable in Cash prior to the Maturity Date.

(ii) On the Delayed Draw Borrowing Date, the initial principal amount of the Tranche B Roll-Up Loans of each applicable Lender shall be increased by an amount equal to the interest that would have accrued on such Tranche B Roll-Up Loans from the period commencing on the Closing Date through the Delayed Draw Borrowing Date, calculated as though such Tranche B Roll-Up Loans had been made on the Closing Date and accrued interest during such period at the Eurocurrency Rate plus the Applicable Rate; provided that, notwithstanding anything to the contrary (including the adequate protection provisions in the Financing Orders), any increase pursuant to this Section 2.08(d)(ii) shall be without reduction for interest accrued as adequate protection pursuant to the Interim Financing Order on the applicable Prepetition Second Lien Loans and/or the Prepetition Second Lien Notes that were rolled-up into such Tranche B Roll-Up Loans and such interest accrued as adequate protection shall be deemed reduced by the amount of such increase hereunder.

2.09 Fees.

(a) [Reserved]

(b) From and after the entry of the Interim Financing Order, the Borrower agrees to pay to each applicable Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is two (2) Business Days after the last Business Day of each month, and on the Delayed Draw Borrowing Date (with respect to Delayed Draw Term Loan Commitments terminating on such date), a commitment fee (the “Unused Term Loan Commitment Fee”) on the daily average undrawn amount of the Delayed Draw Term Loan Commitment (whether or not then available) of such Lender during the preceding month or ending with, as applicable, the date on which the last of the Delayed Draw

Term Loan Commitments of such Lender shall be terminated) at the rate per annum equal to the Applicable Commitment Fee. All Unused Term Loan Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Unused Term Loan Commitment Fee due to each Lender shall commence to accrue on the date on which the Final Financing Order is entered and shall cease to accrue on the date on which the applicable Commitments have been terminated pursuant to this Agreement.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of each applicable Lender, upfront fees (the “Upfront Fees”) (x) in an amount equal to 1.50% of the aggregate principal amount of such Lender’s Initial Term Loans made on the Closing Date, such fee to be earned, due and payable on the Closing Date and (y) in an amount equal to 1.50% of the aggregate principal amount of such Lender’s Delayed Draw Term Loans made on the Delayed Draw Borrowing Date, such fee to be earned, due and payable on the Delayed Draw Borrowing Date. Such Upfront Fees will be in all respects fully earned, due and payable on the on the applicable Borrowing Date and non-refundable thereafter. The Upfront Fees for any Term Loans shall be paid out of the proceeds of such Term Loans made by the Term Lenders.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of each L/C Lender that is also a Term Lender, an L/C refinancing fee (the “L/C Refinancing Fee”), in an amount equal to 1.00% of the aggregate outstanding amount of the L/C Lenders’ L/C-BA Obligations (as defined in the Prepetition First Lien Credit Agreement) in effect on the date of the entry of the Interim Financing Order (immediately prior to giving effect thereto), such fee to be earned on the date of the entry of the Interim Financing Order, and to be due and payable on the earlier of (x) with respect to L/C-BA Obligations (as defined in the Prepetition First Lien Credit Agreement) relating to any Interim Replaced Prepetition First Lien Letter of Credit, as and when such Interim Replaced Prepetition First Lien Letter of Credit is replaced with an Interim Order Replacement Letter of Credit in accordance with Section 2.03(a)(i) and (y) with respect to all other L/C-BA Obligations (as defined in the Prepetition First Lien Credit Agreement) the date of the entry of the Final Financing Order. Such L/C Refinancing Fee will be in all respects fully earned, due and payable on the applicable dates set forth in the immediately preceding sentence and non-refundable after payment thereof. The L/C Refinancing Fees may be paid out of the proceeds of Term Loans.

(e) In addition to any of the foregoing fees and certain fees described in subsections (h) and (i) of Section 2.03, Borrower agrees to pay to Agents, Arrangers and the Lenders, as applicable, fees in the amounts and at the times set forth in the Fee Letter.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (other than if determined by reference to the Federal Funds Effective Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, and all computations of interest for Base Rate Loans if determined by reference to the Federal Funds Effective Rate shall be made on the basis of a year of 360 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Loans made (or deemed made) by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made (or deemed made) made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations and shall not in any way affect the security or guarantees therefor provided pursuant to the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent and at the Borrower’s expense) a Note substantially in the form of Exhibit C-1 or C-2, as applicable, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York City time) on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, as the case may be, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. A notice of the Administrative Agent to the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the

Administrative Agent because the conditions to the applicable Borrowing Date set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans or to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation in Letters of Credit or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. Subject to the Financing Orders and Section 8.03, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans (or Class of Loans) made (or deemed made) by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein (for the avoidance of doubt, payments of any fee or compensation pursuant to the Fee Letter shall be payable in accordance with the terms set forth in the Fee Letter), then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for Cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders, subject to any applicable payment priorities, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply) or (z) any collateral obtained by the L/C Issuer in connection with arrangements made to address the risk with respect to a Defaulting Lender.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 Cash Collateral.

(a) Subject to the Post-Petition Intercreditor Arrangements, if as of the Letter of Credit Deadline, any L/C Obligation for any reason remains outstanding and the L/C Issuer is not at such time satisfied that a “back-to-back” letter of credit as described in part (ii) of the proviso to the definition of Letter of Credit Expiration Date has been or is being delivered, the Borrower shall, in each case, immediately Cash Collateralize 105% of the then Outstanding Amount of that portion of the L/C Obligations composed of the aggregate undrawn amount of Letters of Credit. In addition, but subject to the Post-Petition Intercreditor Arrangement, if at any time there is a Defaulting L/C Lender and the L/C Issuer has any amount of fronting risk with respect to any outstanding Letter of Credit, the Borrower shall, promptly upon demand by such L/C Issuer, deliver to such L/C Issuer additional Cash Collateral in an amount sufficient to reduce the risk to the L/C Issuer from such Defaulting L/C Lender to zero. If the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any Person other than the Administrative Agent as herein provided, such Cash Collateral shall be deemed not to have been delivered as required hereby, and the Borrower shall deliver additional Cash Collateral to meet the requirements hereof.

(b) Sections 2.03, 2.05, 2.16 and 8.02 set forth certain additional requirements or options to deliver Cash Collateral hereunder.

(c) All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the L/C Issuer of the Letters of Credit being Cash Collateralized. The Borrower hereby grants to, and subjects to the control of, the L/C Issuer, for the benefit of the Administrative Agent, the L/C Issuer and the L/C Lenders, a security interest in all such Cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing.

(d) Subject to the Post-Petition Intercreditor Arrangement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, or 8.02 in respect of Letters of Credit shall secure and be held and applied to the satisfaction of the specific L/C Obligations or obligations to fund participations therein (including any interest accrued on such obligation) for which the Cash Collateral or other credit support was so provided, prior to any other application of such property as may be provided for herein.

2.15 [Reserved].

2.16 Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [Reserved].

(b) [Reserved].

(c) If the Borrower Cash Collateralizes such Defaulting L/C Lender’s Applicable Percentage of the L/C Obligations pursuant to Section 2.14, the Borrower shall not be required to pay any fees to such Defaulting L/C Lender pursuant to Section 2.03(h) with respect to such Defaulting L/C Lender’s Applicable Percentage of such L/C Obligations during the period such Defaulting L/C Lender’s Applicable Percentage of such L/C Obligations is Cash Collateralized.

(d) If any portion of any Defaulting L/C Lender’s Applicable Percentage of the L/C Obligations is not Cash Collateralized pursuant to Section 2.14, then, without prejudice to any rights or remedies of the L/C Issuer or any L/C Lender hereunder, all Letter of Credit Fees payable under Section 2.03(h) with respect to that portion of such Defaulting L/C Lender’s Applicable Percentage of the L/C Obligations not Cash Collateralized shall be payable to the L/C Issuer until such portion of such Applicable Percentage of the L/C Obligations is Cash Collateralized.

(e) No Defaulting Lender shall be entitled to receive any fees payable pursuant to Section 2.09 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, with respect to a Defaulting L/C Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender, if any, to the L/C Issuer hereunder; third, with respect to a Defaulting L/C Lender, to Cash Collateralize the L/C Issuer pursuant to Section 2.14; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) with respect to a Defaulting L/C Lender, Cash Collateralize the L/C Issuer’s risk with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders and L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or the related L/C Credit Extension(s) were made at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Loans (of the same Class) of, and reimbursement obligations with respect to Letters of Credit, as applicable, owed to all Non-Defaulting Lenders of the same Class on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as, as applicable, (1) all Term Loans are held by the Term Lenders pro rata in accordance with the applicable Term Loan Exposure and (2) all L/C Borrowings and all funded and unfunded participations in Letters of Credit are held by the L/C Lenders pro rata in accordance with their Applicable Percentages (without giving effect to Section 2.16(a). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(g) In the event and on the date that each of the Administrative Agent, the Borrower and (with respect to a Defaulting L/C Lender) the L/C Issuers agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, with respect to any L/C Lender may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans (of the same Class(es) in respect of which that Lender is a Defaulting Lender) of the other Lenders of such Class(es) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of such Class(es) and, as applicable funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders of such Class(es) in accordance with (i) in the case of the Term Loan Facility, the Term Loan Exposure and (ii) in the case of the L/C Facility, the Commitments (without giving effect to Section 2.16(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(h) No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any Lender that is not a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(i) So long as any L/C Lender is a Defaulting Lender, any L/C Issuer may, but shall not be required to, issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no fronting risk after giving effect thereto.

2.17 Security and Priority. Subject to entry and the terms of the Interim Financing Order (or the Final Financing Order, when applicable) including, the Post-Petition Intercreditor Arrangements all of the Obligations of each Debtor Loan Party shall, subject to the Carve-Out, at all times:

(a) Pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed superpriority administrative expense claims against the Debtor Loan Parties (without the need to file any proof of claim) with priority over any and all claims against the Debtor Loan Parties, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 363, 365, 503(a), 503(b), 506(c) (upon entry of the Final Financing Order, to the extent therein approved), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all pre- and postpetition property, whether existing on the Petition Date or thereafter acquired, of the Debtor Loan Parties and all proceeds thereof (excluding Avoidance Actions but including, effective upon entry of the Final Financing Order, the proceeds of any Avoidance Actions), subject only to the Liens thereon and the Carve-Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that the Interim Financing Order (or, after entry thereof, the Final Financing Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise.

(b) Pursuant to Section 364(c)(2) of the Bankruptcy Code and the Security Documents, be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable First Priority security interest and Lien on the Collateral of each Debtor Loan Party (i) to the extent such Collateral is not subject to valid, enforceable, perfected and non-avoidable Liens as of the Petition Date and (ii) excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code (collectively “Avoidance Actions”) (it being understood that, notwithstanding such exclusion of Avoidance Actions, upon entry of the Final Financing Order such Lien shall attach to the proceeds of any Avoidance Actions).

(c) Pursuant to Sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code and the Security Documents, be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable security interest and Lien on all other Collateral of each Debtor Loan Party (excluding Avoidance Actions (it being understood that, notwithstanding such exclusion, upon entry of the Final Financing Order, such Liens shall also attach to the proceeds of any Avoidance Actions)), which security interests and Liens on such Collateral shall in each case be (i) senior to and prime all other Liens and security interests (other than liens and security interests identified in subclause (ii) below) in the Debtor Loan Parties’ Collateral, including, without limitation any existing Liens on any Collateral that secured the Prepetition Obligations, and (ii) subject to (1) any valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were (x) in existence immediately prior to the Petition Date, or (y) perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, but in each case, solely to the extent that such Liens and security interests of such third parties are, as of the Petition Date, senior to the Prepetition First Priority Liens (as defined in the Financing Orders) and Prepetition Second Priority Liens (as defined in the Financing Orders), and were permitted by the terms of the applicable Prepetition Loan Documents and (2) any other Permitted Prior Liens on such Collateral.

Notwithstanding anything to the contrary in this Section 2.17, (i) the relative priorities of the Liens securing the Term Loan Obligations, on the one hand, and the Liens securing the Prepetition Obligations (including any adequate protection Liens and claims) and/or the L/C Facility Obligations, on the other hand, solely as between them, shall be subject in all respects to any applicable intercreditor provisions set forth in the Financing Orders (including the Post-Petition Intercreditor Arrangements), and (ii) any provisions in this Section 2.17 shall not limit the rights and remedies of the Secured Parties under the Loan Documents to the extent such Liens are not permitted by Section 7.01.

2.18 Collateral Security Perfection. The Borrower agrees to take, and cause each of its Subsidiaries that are Loan Parties to take, all actions that the Administrative Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the security interests and Liens granted by the Loan Parties for the benefit of the Secured Parties upon the Collateral and for such security interests and Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, financing statements and providing such other instruments and documents in recordable form as the Administrative Agent or any Lender may reasonably request, subject to any applicable limitations set forth in the Loan Documents. The Borrower hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto naming the Borrower as “debtor” that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Administrative Agent and the Tranche B Advisors promptly upon request. Notwithstanding the provisions of this Section 2.18, the Administrative Agent and the Lenders shall have the benefits of the Interim Financing Order and the Final Financing Order as set forth in Section 4.01(j).

2.19 Real Property. Subject in all respects to the priorities set forth in Section 2.17 and to the Carve-Out, each of the Debtor Loan Parties shall grant to the Administrative Agent, for the benefit of the Secured Parties a security interest in, and mortgage on, all of the right, title and interest of the Debtor Loan Parties in all real property, if any, owned or leased by the Debtor Loan Parties, together in each case with all of the right, title and interest of the Debtor Loan Parties in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof, in any such case, to the extent any of the foregoing do not constitute Excluded Property; provided that (i) prior to the entry of the Final Financing Order, such grant with respect interests in leases and leaseholds shall be limited to proceeds of interests in leases and leasehold and (ii) no real property interests of any Debtor Loan Party shall constitute Collateral until the requirements set forth in Schedule 6.14(b) have been satisfied with respect to such real property to the satisfaction of the Lenders, and from and after the satisfaction thereof such real property shall automatically and without further action by any Loan Party, any Secured Party or the Bankruptcy Court constitute Collateral of such Debtor Loan Party for all purposes of the Loan Documents. The Borrower acknowledges that, pursuant to the Financing Orders, the security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, in all of such real property and leasehold interests shall be perfected without the recordation of any instruments of mortgage or assignment and the Administrative Agent and the Lenders shall have the benefits of the Financing Orders as set forth in Section 4.01(j). The Borrower agrees that, upon the reasonable request of the Administrative Agent, the Loan Parties shall promptly enter into separate fee mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Administrative Agent to the extent required by Section 6.14(b).

2.20 Payment of Obligations; No Discharge; Survival of Claims.

(a) Subject to the provisions of Section 8.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Borrower under this Agreement or any of the other Loan Documents, the Lenders and the other Secured Parties shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court, and to exercise of any and all remedies under the Financing Orders.

(b) The Borrower agrees that, to the extent that the Obligations have not been Paid in Full, (i) its Obligations arising hereunder shall not be discharged by the entry of any order of the Bankruptcy Court, including but not limited to an order confirming any chapter 11 plan or plans filed in any or all of the Cases (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the DIP Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Financing Orders and described in Section 2.17 and the Liens on any assets of any Debtor Loan Parties granted to the Administrative Agent pursuant to the Financing Orders and described in Section 2.17 shall not be affected in any manner by the entry of any order of the Bankruptcy Court confirming any such plan.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If a Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Loan Party or Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party or Administrative Agent, as may be relevant, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If a Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each of the Lenders and L/C Issuers shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all

Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or L/C Issuer, to the Administrative Agent pursuant to subsection (e). Each of the Lenders and L/C Issuers hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) and Section 3.01(e) below shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments of all of the Lenders and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower and to each applicable Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each of the Lenders and the L/C Issuers shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. In addition, any Lender and any L/C Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A) or 3.01(e)(ii)(B)(I)-(IV) below) shall not be required if in the applicable Lender’s or L/C Issuer’s judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower on behalf of the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of previously delivered forms or the request of the Borrower on behalf of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender or L/C Issuer has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(v) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or such L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or if such Lender determines that compliance in good faith with such Law would be impossible or impracticable, or if any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Loans that are Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate Loan for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (c) the Eurocurrency Rate Loan for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer;

(ii) subject the Administrative Agent, any Lender or any L/C Issuer to any Taxes with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to the Administrative Agent, such Lender or such L/C Issuer in respect thereof (except for (x) Indemnified Taxes or Other Taxes covered by Section 3.01 or (y) any Excluded Taxes); or

(iii) impose on any Lender, any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, any Letter of Credit or participation therein or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such L/C Issuer, as the case may be, (1) participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), (2) of making, converting to or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or (3) to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent, such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Liquidity and Capital Requirements. If any Lender or L/C issuer determines that any Change in Law affecting such Lender or any Lending Office of such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, as the case may be, to a level below that which such Lender, such L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender, such L/C Issuer or such Lender’s or L/C Issuer’s holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.

3.05 Compensation for Losses. Within ten (10) days after written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, any payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13.

In the case of a Eurocurrency Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Rate Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01, or if any Lender or L/C Issuer gives a notice pursuant to Section 3.02 then such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments of all of the Lenders, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions Precedent to the Closing Date. The effectiveness of this Agreement and the agreement of each Lender to make the Initial Term Loans requested to be made on the Closing Date is subject to the satisfaction of, or waiver in accordance with Section 10.01, prior to or substantially concurrently with the making of such Initial Term Loans on the Closing Date of the following conditions precedent (unless characterized as post-closing obligations pursuant to Section 6.17 and set forth on Schedule 6.17):

(a) The Administrative Agent’s receipt of executed counterparts of (i) this Agreement from the Borrower and (ii) the Guaranty from each Guarantor identified on Schedule 1.01(d), each of which shall be originals or telecopies or .pdf format files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to each Lender. If requested by a Lender, the Administrative Agent shall have received, for the account of such Lender, an executed copy of the appropriate Note for such Lender, in each case in the amount, maturity and as otherwise provided herein; provided that the original of any such executed Note shall be delivered by the Borrower promptly after the Closing Date.

(b) Subject to Section 6.17, the Administrative Agent’s receipt of each of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Schedule 4.01 (the “Closing Checklist”), each of which shall be originals or telecopies or .pdf format files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or any earlier date specified in the Closing Checklist or, in the case of certificates of governmental officials and any resolutions of any board of directors or similar governing body of any Loan Party, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent.

(c) All reasonable and documented out-of-pocket costs, fees and expenses required to be paid to the Agents, the Arrangers, the L/C Issuers and the Lenders (including, without limitation, the reasonable and documented out-of-pocket costs, fees and expenses of any counsel, financial advisor or consultant to the Agents, the L/C Issuers and the Lenders, but subject in all respects to the limitations on fees and expenses of counsel and other advisors set forth in Section 10.04(a)) on or before the Closing Date, to the extent invoiced at least one (1) calendar day prior to the Closing Date, shall have been paid, including, without limitation, fees payable on the Closing Date pursuant to Section 2.09; provided that such amounts may be funded with the proceeds of the Initial Term Loans requested to be made on the Closing Date.

(d) At least two (2) days prior to the Closing Date (or such shorter period agreed to by any applicable requesting Lender), the Lenders shall have received all documentation and other information with respect to the Borrower and the Guarantors party to the Guaranty as of the Closing Date, to the extent required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) to the extent requested at least seven (7) Business Days prior to the Closing Date.

(e) On or prior to the Closing Date, the Debtor Loan Parties shall have commenced the Borrower’s Case and the other Cases, and the Borrower and each Guarantor identified on Schedule 1.01(d) to be an initial Debtor shall be a debtor and a debtor-in-possession. All of the “first day orders” entered by the Bankruptcy Court on or about the time of commencement of the Cases (and, if any such orders shall not have been entered by the Bankruptcy Court, the form of such orders submitted to the Bankruptcy Court for approval) and all payments approved by the Bankruptcy Court in any such orders, including the Interim Financing Order or otherwise shall be in form and substance reasonably satisfactory to the Required Consenting Parties and the Required Lenders.

(f) The Administrative Agent and the Required Lenders shall have received a signed copy of an order of the Bankruptcy Court, in form and substance satisfactory to the Required Consenting Parties and the Required Lenders (it being understood and agreed that an order in the form of Exhibit I shall, if entered by the Bankruptcy Court, be deemed satisfactory to the Required Consenting Parties and the Required Lenders) and such order shall have been entered not later than three (3) Business Days following the Petition Date (or such later date as the Required Lenders may agree in writing) (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms thereof, the “Interim Financing Order”), which Interim Financing Order shall, among other things, (i) authorize the Initial Term Loans in the amounts and on the terms set forth herein, (ii) authorize the L/C Facility on the terms set forth herein (other than the Final Order Replacement Letters of Credit, which shall be authorized by the Final Financing Order), (iii) set forth certain intercreditor arrangements (the “Post-Petition Intercreditor Arrangements”) with respect to the Obligations and the Prepetition Obligations (unless waived by the Required Consenting Parties and the Required Lenders to be determined at the final hearing), and (iv) grant the DIP Superpriority Claims and other Liens on the assets of the Debtor Loan Parties referred to herein and in the other Loan Documents and which Interim Financing Order shall be in full force and effect and shall not have been amended, modified, stayed, vacated, terminated or reversed; provided that (x) if such Interim Financing Order is the subject of a pending appeal in any respect, none of such Interim Financing Order, the initial extensions of credit, or the performance by the Borrower of any of the Obligations shall be the subject of a presently effective stay pending appeal, (y) the Borrower, the Administrative Agent and the Lenders shall be entitled to rely in good faith upon such Interim Financing Order, notwithstanding objection thereto or appeal therefrom by any interested party and (z) the Borrower, the Administrative Agent and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction. The Debtors shall be in compliance in all respects with the Interim Financing Order.

(g) No trustee or responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code shall have been appointed or elected, with respect to any of the Loan Parties, any of their Subsidiaries or their respective properties.

(h) The Arrangers, the Administrative Agent and the Lenders shall have received a cash flow forecast satisfactory to the Required Consenting Parties and the Required Lenders depicting on a weekly basis receipts and disbursements, cash receipts, Cash balance and loan balance for the 13-week period ending after the Petition Date (including the week in which the Petition Date occurred) dated as of the Petition Date and delivered to the Arrangers and Tranche B Advisors as the “Final Budget” as of such date (the “Initial Budget”) which shall be in form and substance satisfactory to the Required Consenting Parties and the Required Lenders, together with a good faith estimate of all borrowings of Loans to be made within the first week following the Closing Date.

(i) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower) threatened in any court or before any arbitrator or governmental instrumentality against any Loan Party or Subsidiary, except for (i) the Cases or the consequences that would normally result from the commencement, continuation and prosecution of the Cases, (ii) Disclosed Matters, (iii) any objections or pleadings that may have been filed in the Cases relating to authorization to enter into the Loan Documents and incur the Obligations and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(j) Subject to Section 6.17, the Security Documents and the Interim Financing Order, upon entry thereof, shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, enforceable, perfected and unavoidable Liens on and security interests in the

Collateral as set forth in Section 2.17; provided that, with respect to any Liens granted by any Non-Debtor Loan Party, such Liens shall only be required to be perfected on the Closing Date to the extent such Liens can be perfected by the filing of uniform commercial code financing statements in the central filing office of such Non-Debtor Loan Party’s jurisdiction of organization (it being understood and agreed that, after the Closing Date, such Non-Debtor Loan Party shall be required to take any and all actions additionally required by Section 6.17(a)). The initial Loan Parties shall have delivered uniform commercial code financing statements, in suitable form for filing, and shall have made arrangements for the filing thereof that are reasonably acceptable to the Administrative Agent. For the avoidance of doubt, the Interim Financing Order shall deem any and all Liens granted by the Debtor Loan Parties to be perfected.

(k) The Borrower shall have delivered to the Administrative Agent and Tranche B Advisors protocols and procedures regarding intercompany claims and Cash transfers in form and substance reasonably satisfactory to the Required Consenting Parties.

(l) The Borrower DIP Facilities Blocked Account shall have been established and shall be subject to a blocked account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

(m) Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(n) On the Closing Date, all orders of the Bankruptcy Court (if any) providing for payment of Prepetition First Lien Obligations or Prepetition Second Lien Obligations of the Borrower or affecting in any way the Obligations or the Collateral submitted for entry in the Cases shall be in form and substance satisfactory to the Required Consenting Parties and the Required Lenders and, as entered, shall not deviate from the form thereof approved by the Required Consenting Parties and the Required Lenders in any respect which is adverse to the interests of the Lenders, the Prepetition First Lien Lenders or the Prepetition Second Lien Secured Parties, as applicable (in their respective capacities as such).

(o) The Administrative Agent and the Lenders shall have received all documents and instruments (in form and substance reasonably satisfactory to the Administrative Agent, the Required Consenting Parties and the Required Lenders) that the Required Consenting Parties or the Required Lenders have then reasonably requested, in addition to those described above in this Section 4.01.

(p) [Reserved].

(q) The Administrative Agent shall have received evidence satisfactory to the Tranche A Required Consenting Parties and the Required Tranche A Lenders that the requisite holders of Prepetition Second Lien Lenders and Prepetition Second Lien Noteholders have agreed to and approved the Post-Petition Intercreditor Arrangements and have instructed the Second Lien Collateral Trustee to enter into such amendments or modifications to any of the Prepetition Second Lien Documents (including any intercreditor agreement related thereto) as may be reasonably requested by the Tranche A Required Consenting Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a written notice from such Lender or L/C Issuer, as the case may be, prior to the proposed Closing Date specifying its objection thereto. In the event that any Required Consenting Party does not intend to provide its ratable share of Initial Term Loans to be funded on the Closing Date due to non-compliance with the conditions specified in this Section 4.01, it shall use commercially reasonable efforts to notify the Administrative Agent, which in turn shall promptly notify the Lenders and the Borrower of such circumstance.

4.02 Conditions Precedent to any Borrowing Date or any L/C Credit Extension. The obligations of (i) any Term Lender to make any Term Loans requested to be made on any Borrowing Date or (ii) each L/C Issuer to honor any Letter of Credit Application, in any such case, are subject to the satisfaction of, or waiver in accordance with Section 10.01, prior to or substantially concurrently with (x) the making of such Term Loans on the applicable Borrowing Date or (y) the making of such L/C Credit Extension, as applicable (unless not yet required to be satisfied pursuant to Section 6.17 and set forth on Schedule 6.17):

(a) In the case of a Term Loan, the Administrative Agent shall have received a Loan Notice as required by Section 2.02(a). In the case of such an L/C Credit Extension, the Administrative Agent and the L/C Issuer shall have received a Letter of Credit Application in accordance with the requirements hereof.

(b) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the respective Borrowing Date or the date of the applicable L/C Credit Extension, as the case may be, with the same effect as though such representations and warranties had been made on such Borrowing Date or date of such L/C Credit Extension, as applicable (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date)).

(c) At the time of, and immediately after, such Committed Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom. For the avoidance of doubt, no Committed Borrowing or L/C Credit Extension shall be permitted if any Event of Default or Default exists and is continuing, unless waived in accordance with Section 10.01.

(d) The making of such Committed Borrowing or L/C Credit Extension, as applicable, shall not result in the aggregate principal amount of the Loans made under this Agreement and Letters of Credit outstanding hereunder exceeding the amount authorized at such time by the Interim Financing Order or, after entry thereof, the Final Financing Order.

(e) The Interim Financing Order or, after entry thereof, the Final Financing Order (which shall be in form and substance satisfactory to the Required Consenting Parties and the Required Lenders), shall be in full force and effect and shall not have been (i) vacated, reversed, terminated or stayed or (ii) except as expressly permitted by the Loan Documents, modified or amended in any manner without the prior written consent of the Required Consenting Parties and the Required Lenders. The Debtors shall be in compliance in all respects with the Interim Financing Order or, after entry thereof, the Final Financing Order.

(f) In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable L/C Issuer would make it impracticable for such L/C Credit Extension to be denominated in the relevant Alternative Currency.

(g) The Borrower and the other Debtor Loan Parties shall be in compliance with Section 7.15.

(h) [Reserved.]

(i) No trustee or responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code shall have been appointed or elected, with respect to any of the Loan Parties, any of their Subsidiaries or their respective properties.

(j) [Reserved.]

(k) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower) threatened in any court or before any arbitrator or governmental instrumentality against any Loan Party or Subsidiary, except for (i) the Cases or the consequences that would normally result from the commencement, continuation and prosecution of the Cases, (ii) Disclosed Matters and (iii) as would not reasonably be expected to have a Material Adverse Effect.

Each such Committed Borrowing or Letter of Credit Application, as applicable, shall be deemed to constitute a representation and warranty by the Borrower on the date of such Committed Borrowing or L/C Credit Extension, as applicable, as to the applicable matters specified in clauses (b) through (e) of this Section 4.02. Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance on any Borrowing Date with the conditions specified in this Section 4.02, each Lender party to this Agreement as of such Borrowing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a written notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.

4.03 Conditions Precedent to the Delayed Draw Borrowing Date. The obligations of any Lender to make any Delayed Draw Term Loans requested to be made on the Delayed Draw Borrowing Date are subject to the satisfaction of, or waiver in accordance with Section 10.01, prior to or substantially concurrently with the Delayed Draw Borrowing Date:

(a) The Closing Date shall have occurred.

(b) The Administrative Agent, the Required Consenting Parties and the Required Lenders shall have received a copy of a final order, among other things, approving the Term Loans (including all of the Tranche A Roll-Up Loans and the Tranche B Roll-Up Loans) and the L/C Facility in substantially the form of the Interim Financing Order (including, for the avoidance of doubt, the Post-Petition Intercreditor Arrangements), with only such modifications as are reasonably satisfactory to the Required Consenting Parties and the Required Lenders, entered by the Bankruptcy Court with respect to the Borrower and the other Debtor Loan Parties after a final hearing under Bankruptcy Rule 4001(c)(2) (as the same may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof, the “Final Financing Order”), which Final Financing Order or judgment is in effect and not vacated, reversed or stayed and as to which the time to appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall have expired or to the extent any such appeal, petition for certiorari, or other proceeding for re-argument or rehearing with respect to such Final Financing Order or judgment is pending, no stay of such Final Financing Order or judgment pending such appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall have been granted; provided, however, that the condition that the Final Financing Order is not vacated, reversed or stayed and as to which the time to appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall have expired or to the extent any such appeal, petition for certiorari, or other proceeding for re-argument or rehearing with respect to such Final Financing Order or judgment is pending, no stay of such Final Financing Order or judgment pending such appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall have been granted unless the same shall be waivable by the Required Consenting Parties and Required Lenders in their sole discretion.

(c) All reasonable and documented out-of-pocket costs, fees, expenses required to be paid to the Agents, the Arrangers, the L/C Issuers, and the Lenders (including, without limitation, the reasonable and documented out-of-pocket costs, fees and expenses of any counsel, financial advisor or consultant to the Agents, the L/C Issuers and Lenders, but subject in all respects to the limitations on fees and expenses of counsel and other advisors set forth in Section 10.04(a)) on or before the Delayed Draw Borrowing Date, to the extent invoiced at least one (1) Business Day prior to the Delayed Draw Borrowing Date, shall have been paid, including, without limitation, fees payable on the Delayed Draw Borrowing Date pursuant to Section 2.09; provided that such amounts may be funded with the proceeds of the Delayed Draw Term Loans requested to be made on the Delayed Draw Borrowing Date.

(d) The Delayed Draw Borrowing Date shall occur no later than five (5) Business Days after the entry of the Final Financing Order (or such later date agreed to by the Required Consenting Parties and the Required Lenders).

(e) Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(f) The Administrative Agent shall have received the most recent Budget and Variance Report required to be delivered prior to the Delayed Draw Borrowing Date pursuant to Sections 6.01(e) and (f), respectively, and such Budget shall have been approved by the Required Lenders and the Required Consenting Parties and such Variance Report shall confirm that the Loan Parties are in compliance with Section 7.15. A 13-week forecast delivered pursuant to Section 6.19(e) shall have been delivered and approved by the Required Lenders and the Required Consenting Parties. The borrowing of the Delayed Draw Term Loans shall comply with Section 7.15 in a manner reasonably satisfactory to the Required Consenting Parties (for these purposes assuming that references to Required Lenders in Section 6.19 are references to Required Consenting Parties) and the Required Lenders.

(g) The Chief Restructuring Officer shall have been retained by the U.S. Debtor Loan Parties and be in place in accordance with Section 6.20 and such Chief Restructuring Officer shall be reasonably satisfactory to the Required Consenting Parties and the Required Lenders.

(h) All post-closing obligations under Section 6.17 required to be completed on or prior to the entry of the Final Financing Order (including, but not limited to, the guarantees of and/or grant of Liens securing the Obligations by the Subsidiaries set forth in Schedule 6.17) shall have been completed.

(i) The covenants for minimum required levels of Cash Amount (Loan Parties) and Cash Amount (Other) for purposes of Section 7.11 for periods occurring after Periods I and II in Section 7.11 shall have been reasonably determined by the Required Consenting Parties and the Required Lenders.

(j) The Borrower shall have complied with Section 6.19 in a manner satisfactory to the Required Consenting Parties (for these purposes assuming that references to Required Lenders in Section 6.19 are references to Required Consenting Parties).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance on the Delayed Draw Borrowing Date with the conditions specified in this Section 4.03, each Lender and each L/C Issuer party to this Agreement as of the Delayed Draw Borrowing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or L/C Issuer unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received a written notice from such Lender or L/C Issuer prior to the proposed Delayed Draw Borrowing Date specifying its objection thereto. In the event that any Required Consenting Party does not intend to provide its ratable share of Delayed Draw Term Loans to be funded on the Delayed Draw Borrowing Date due to non-compliance with the conditions specified in this Section 4.03, it shall use commercially reasonable efforts to notify the Administrative Agent, which in turn shall promptly notify the Lenders and the Borrower of such circumstance.

4.04 Conditions to each DIP Facilities Blocked Account Withdrawal Date. The right of any Loan Party to make a withdrawal of any funds in accordance with Section 2.02(i) is subject to satisfaction, or waiver in accordance with Section 10.01, of the following conditions precedent prior to or substantially concurrently with the applicable DIP Facilities Blocked Account Withdrawal Date:

(a) The Administrative Agent shall have received a fully executed DIP Facilities Blocked Account Withdrawal Notice in accordance with Section 2.02(i).

(b) The Interim Financing Order or, after entry thereof, the Final Financing Order, shall be in full force and effect, and shall not have been (i) vacated, reversed, stayed or terminated, or (ii) except as expressly permitted by the Loan Documents, amended or modified in any manner without the consent of the Required Consenting Parties and the Required Lenders.

(c) Unless such withdrawal is made pursuant to Section 4.04(d):

(i) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects both before and immediately after giving effect to the incurrence of such withdrawal with the same effect as though such representations and warranties had been made on such DIP Facilities Blocked Account Withdrawal Date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date));

(ii) at the time of, and immediately after, the withdrawal contemplated by such DIP Facilities Blocked Account Withdrawal Notice, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(iii) at the time of, and immediately after, the withdrawal contemplated by such DIP Facilities Blocked Account Withdrawal Notice and immediately after giving pro forma effect to the contemplated use and application of such withdrawn amounts in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements, the Cash Amount shall be greater than or equal to the minimum Cash Amount required by Section 7.11 (such compliance to be determined on the basis of the Cash Amount as of the date of measurement); and

(iv) except as otherwise expressly provided in Section 2.01(d), the amount of the withdrawal contemplated by such DIP Facilities Blocked Account Withdrawal Notice shall not exceed the sum of (x) 100% of the projected Cash Disbursements of the Borrower and the other Loan Parties set forth in the Budget for the one (1) week period immediately following the week in which the requested DIP Facilities Blocked Account Withdrawal Date occurs, plus (y) the Funding Cushion for such period; provided that the Funding Cushion for such period shall be calculated net of the aggregate amount of all previous Funding Cushions that have not been applied for the purposes set forth in the Budget; provided that the Funding Cushion shall in any event not be less than zero plus (z) Specified Disbursements for the one (1) week period following the respective DIP Facilities Blocked Account Withdrawal Date.

(d) Unless such withdrawal is made pursuant to Section 4.04(c) the Required Lenders shall have determined in their commercial business judgment that such withdrawal is necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

On each Borrowing Date, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Material Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except with respect to good standing status (other than with respect to the Borrower) to the extent failure to maintain such status would not be materially adverse to the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business as currently conducted, (c) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (d) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except (x) in each case referred to in clause (b) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (y) in each case of clauses (b), (c) and (d) of this Section 5.01, subject to entry of the Interim Financing Order (or the Final Financing Order, when applicable) and the terms thereof.

5.02 Authorization; No Contravention. Subject to entry and the terms of the Interim Financing Order (or the Final Financing Order, when applicable), the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict in any material respect with or result in any material breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, or require any payment (other than pursuant to the Financing Orders) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental

Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect.

5.03 Governmental Authorization; Other Consents. Subject to entry and the terms of the Interim Financing Order (or the Final Financing Order, when applicable), no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is a party, except (i) with respect to the Non-Debtor Loan Parties, the filings referred to in Section 5.19 or otherwise required in order to perfect, record or maintain the security interests granted under the Security Documents, (ii) such approvals, consents, exemptions, authorizations, actions, notices and filings as have been made or obtained and are in full force and effect and (iii) those that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. Subject to entry and the terms of the Interim Financing Order (or the Final Financing Order, when applicable), (a) this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto and (b) this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights, (ii) equitable principles (regardless of whether enforcement is sought in equity or at law) and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

5.05 Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and material Indebtedness to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP.

(a) Since the Petition Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Other than (i) the Cases and, with respect to any Debtor, any of the following that are effectively stayed as a result of the Cases or any other insolvency proceeding that does not constitute an Event of Default under Section 8.01(f), (ii) the consequences that would normally result from the commencement, continuation and prosecution of the Cases, (iii) any challenge rights in accordance with the Financing Orders and any objections or pleadings that may have been filed in the Cases relating to authorization to enter into the Loan Documents and incur the Obligations and (iv) Disclosed Matters, there are no actions, suits, investigations, litigation or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby (other than solely with respect to any Immaterial Subsidiary), or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Other than as a result of the commencement of the Cases and the effects thereof, neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation (excluding any Indebtedness) that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Borrower and each Material Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, (i) materially interfere with the ability of the Borrower or any Material Subsidiary, as applicable, to conduct its business as currently conducted or to utilize such real property and assets for their intended purposes or (ii) materially detract from the value of the real property. The real property of the Borrower and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01. The real property of the Borrower and its Material Subsidiaries, taken as a whole and in all material respects, is in good operating order, condition and repair (ordinary wear and tear excepted).

(b) Except (i) with respect to any lease that, subject to Section 6.23, any Debtor has rejected or plans to reject under Section 365 of the Bankruptcy Code not in prohibition of this Agreement, (ii) as a result of the commencement of the Cases and the effects thereof or (iii) as would not reasonably be expected to have a Material Adverse Effect: (x) each of the Borrower and each Material Subsidiary has complied with all material obligations under all material leases of real property to which it is a party, and all such material leases are in full force and effect, and (y) each of the Borrower and each Material Subsidiary enjoys peaceful and undisturbed possession under all such material leases to which it is a party.

(c) As of the Closing Date, the Borrower has not received any written notice of any pending, nor does the Borrower have actual knowledge of any contemplated, condemnation proceeding affecting the Mortgaged Properties or any sale or Disposition thereof in lieu of condemnation.

(d) The Mortgaged Property of the Borrower and the other Loan Parties is zoned in all material respects to permit the uses for which such property is currently being used. The present uses of such Mortgaged Property and the current operations of the Borrower’s and each Material Subsidiaries’ business are not in violation in any respect of any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws, the violation of which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(e) As of the Closing Date, none of the Borrower or any of its Material Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise Dispose of any Mortgaged Property or any interest therein, except to the extent constituting a Designated Asset. No claim has been made and remains outstanding that any of the Borrower’s or any Material Subsidiary’s use of any of its real property does or may violate the rights of any third party that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Material Adverse Effect.

5.09 Environmental Compliance.

(a) The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of any Environmental Laws, Environmental Liabilities and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower and its Subsidiaries have reasonably concluded that such Environmental Laws, Environmental Liabilities and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) with respect to matters being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established to the extent required by GAAP, or (iii) with respect to any Debtor, the enforcement of which is stayed or such compliance is excused by the Bankruptcy Code, (x) each of the Borrower and its Subsidiaries are in compliance with all Environmental Laws and possess all permits required for its operations pursuant to any Environmental Law, and (y) neither the Borrower nor its Subsidiaries are (A) conducting or funding any investigation, remediation, remedial action or cleanup of any Hazardous Materials or (B) subject to any pending, or to the knowledge of the Borrower, threatened actions, suits, investigations, proceedings, claims or disputes alleging that the Borrower or any of the Subsidiaries is in violation of any Environmental Law or has any Environmental Liability.

5.10 Insurance. The properties of the Borrower and its Material Subsidiaries are insured (i) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates or (ii) through a captive insurance company permitted by Section 6.07.

5.11 Taxes. The Borrower and its Subsidiaries have filed all United States Federal and all state and other tax returns and reports required to be filed, and have paid all United States Federal and all state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, (ii) for which payment is excused under the Bankruptcy Code or (iii) the failure of which to file or pay would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other United States Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Section 302 of ERISA has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower and the Loan Parties have no direct Subsidiaries other than (i) Immaterial Subsidiaries and (ii) those included in the organizational chart attached as Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in the Material Subsidiaries have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by a Loan Party (or by such other Person as indicated on such schedule) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Permitted Equity Liens. As of the Closing Date, the Borrower has no material equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Term Loans or any drawing under any Letter of Credit will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the FRB or any other regulation thereof or to violate the Securities Exchange Act of 1934.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or a “principal underwriter” of a “registered investment company” (as such terms are defined in the Investment Company Act of 1940).

5.15 Disclosure. No report, financial statement, certificate or other information made available (either in writing or formally presented, but excluding any projections, estimates, other forward-looking statements and information of a general economic nature or general industry nature) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (when taken as a whole and, in each case, as modified or supplemented by other information so made available) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. With respect to any Projections, the Borrower represents only that such Projections were prepared in good faith based upon assumptions believed to be reasonable as of the date of such Projections, it being recognized by the Administrative Agent and the Lenders that such Projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such Projections may differ from the projected results set forth therein by a material amount.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (b) with respect to any Debtor, the enforcement of which is stayed or such compliance is excused by the Bankruptcy Code or (c) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. Except as to matters that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a) the Borrower and its Subsidiaries own and have retained all rights to, or otherwise possess the right to use, all of the trademarks, service marks, logos, trade names, copyrights, patents, and patent applications and all rights therein, Internet domain names, trade secrets and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person, (b) no slogan or other advertising device, product, process, method, substance, part or other material now employed, by the Borrower or any Subsidiary infringes, misappropriates, dilutes or otherwise violates upon any rights held by any other Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

5.19 Security Documents. Subject, with respect to the Debtor Loan Parties, to the entry of the Interim Financing Order (or the Final Financing Order, when applicable), and subject to Section 6.17, each of the Security Documents creates (until terminated in accordance with the terms thereof and hereof), as security for the Obligations purported to be secured thereby, a valid and enforceable perfected (with respect to any Non-Debtor Loan Party, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements) security interest in and Lien on all of the Collateral subject thereto from time to time (except for a perfection of a Lien on any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Required Lenders)), in favor of the Administrative Agent, for the benefit of the Secured Parties, referred to in the Security Documents, superior to and prior to the rights of all third Persons (other than holders of Permitted Prior Liens or as otherwise expressly provided in the Financing Orders) and subject to no other Liens (other than Liens permitted by Section 7.01 which would not have priority over the Liens securing the Obligations); provided that all filings and recordations required hereby and by the Security Documents are properly filed and recorded. No filings or recordings are required in order to perfect the security interests created under any Security Document except (x) for filings or recordings required in connection with any such Security Document which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof (other than with respect to any filings or recordings required to perfect the security interests in Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Required Lenders) or in patents, trademarks, copyrights or other intellectual property acquired after the Closing Date), (y) as otherwise contemplated by Section 6.13, 6.14 or 6.17 or (z) to the extent not required to be made pursuant to the applicable Security Document. All recording, stamp, intangible or other similar Taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid or arrangements reasonably satisfactory to the Administrative Agent have been made for such payment. The representations and warranties set forth herein as they relate to pledges of or the grant of Liens on any Equity Interests in or assets of any Foreign Subsidiaries to secure the Obligations are subject to the effect of foreign Laws, rules and regulations.

5.20 PATRIOT Act. To the extent applicable, each Loan Party and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), including the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and any other enabling legislation or executive order relating thereto, and (ii) applicable Anti-Money Laundering Laws. No part of the proceeds of the Loans will be used, directly or, to the knowledge of any Loan Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United States Travel Act, as amended, or any other applicable anti-corruption law.

5.21 Use of Proceeds.

The proceeds of the Term Loans have been (or will be, as the case may be) used only as permitted under Section 6.12.

5.22 Anti-Money Laundering and Economic Sanctions Laws.

(a) No Loan Party nor any of its Subsidiaries or its Affiliates and, to the knowledge of any Loan Party, none of the respective officers or directors of such Loan Party, Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws.

(b) No Loan Party nor any of its Subsidiaries nor any director or officer thereof, nor, any employee or, to the knowledge of any Loan Party or Subsidiary after appropriate due diligence, Affiliate of such Loan Party or Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any Economic Sanctions Laws.

(c) No Specified Person will use, directly or indirectly, any proceeds of the Loans or lend, contribute or otherwise make available, directly or indirectly, such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of such financing, is an Embargoed Person or otherwise subject to Economic Sanctions Laws.

(d) Except to the extent conducted in accordance with applicable law, no Loan Party, nor any of its Subsidiaries and Affiliates and none of the respective officers or directors of such Loan Party, such Subsidiary or such Affiliate directly or indirectly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

5.23 Anti-Corruption Laws. No Loan Party or any of their respective Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of such Loan Party or Subsidiary thereof is aware of or has taken any action, directly or indirectly, with respect to the Borrower’s business during the past five years, that would result in a violation by such persons of any applicable anti-corruption law, including, without limitation, the United States Foreign Corrupt Practices Act and the United States Travel Act, and no Loan Party or any of their respective Subsidiaries nor, to the knowledge of any Loan Party, any director, officer, agent, employee, or Affiliate of such Loan Party or Subsidiary thereof, within the past five years, has provided, offered, authorized, gifted or promised, directly or indirectly, anything of value to any government official, political party, candidate for government office, or any director, officer, or employee of a customer, except for personal political contributions not involving the direct or indirect use of funds of the Borrower or any of its Subsidiaries, or provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any government official, political party, candidate for government office, or any director, officer, or employee of a customer, for the purpose of obtaining or retaining any undue or improper business advantage. The Loan Parties and their respective Subsidiaries and Affiliates maintain policies and procedures reasonably designed to promote and achieve material compliance with such laws and the representation and warranty contained herein.

5.24 Financing Orders.

(a) The Interim Financing Order or, at all times after its entry by the Bankruptcy Court, the Final Financing Order is in full force and effect, and has not been vacated, reversed, terminated, stayed modified or amended in any manner without the written consent of the Required Lenders.

(b) Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Lenders shall, subject to the provisions of Article VIII and the applicable provisions of the applicable Financing Order, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder in accordance with the terms hereof and such Financing Order, as applicable, without further application to or order by the Bankruptcy Court.

(c) If either the Interim Financing Order or the Final Financing Order is the subject of a pending appeal in any respect, none of such Financing Order, the making of the Loans or the performance by Borrower or any other Loan Party of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal. The Borrower, the Administrative Agent and the Secured Parties shall be entitled to rely in good faith upon the Financing Orders, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Financing Order has been stayed by a court of competent jurisdiction.

5.25 Appointment of Trustee or Examiner; Liquidation. No order has been entered in any of the Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code or (iii) to convert any of the Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Cases.

5.26 Perfection of Security Interests. Upon entry of each of the Interim Financing Order and the Final Financing Order, each such Financing Order shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected security interest in the Collateral of the Debtor Loan Parties and proceeds thereof.

5.27 Superpriority Claims; Liens. Upon the entry of each of the Interim Financing Order and the Final Financing Order, each such Financing Order and the Loan Documents are sufficient to provide the DIP Superpriority Claims and security interests and Liens on the Collateral of the Debtor Loan Parties described in, and with the priority provided in, Section 2.17.

5.28 [Reserved].

5.29 Seller Note SPV. Seller Note SPV does not engage in any business activity or have any assets or liabilities (including any Indebtedness) other than (i) the Permitted Seller Notes, (ii) the performance of its rights and obligations under or in connection with its Organization Documents or any Loan Document and (iii) actions incidental to maintaining its existence and complying with applicable laws.

5.30 Letters of Credit. As of the Petition Date, the amount drawn and not reimbursed or paid by the Borrower under the Prepetition First Lien Letters of Credit and Prepetition Fully Drawn First Lien Letter of Credit prior to the Petition Date and the credit extension incurred in connection therewith is $145,342,368.21.

5.31 SEV Merger Sub, Inc. SEV Merger Sub, Inc. has no assets.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Obligations have been Paid in Full, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.18) cause each other Loan Party and Subsidiary (other than (i) Subsidiaries that are not Debtors and any Foreign Subsidiaries in the case of Section 6.20, (ii) Immaterial Subsidiaries in the case of Section 6.11 and (iii) Subsidiaries that are not Debtors in the case of Section 6.24) to:

6.01 Financial Statements. Deliver to the Administrative Agent and the Tranche B Advisors:

(a) as soon as available, but in any event within 90 days, after the end of each fiscal year of the Borrower (or with respect to the fiscal year ending December 31, 2015, no later than June 30, 2016), a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being understood that KPMG LLP is acceptable) (which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be unqualified as to the scope of such audit or other material qualification or exception, other than a “going concern” or similar qualification), which financial statements shall include certain summary financial information with respect to net sales, operating income, interest expense, depreciation and amortization, and Capital Expenditures for (x) YieldCo and its consolidated subsidiaries and (y) YieldCo II and its consolidated subsidiaries (which may be in footnote form only) (it being understood that the delivery of annual reports for the Borrower on Form 10-K shall satisfy the requirements of this Section 6.01(a) to the extent such annual reports include the information specified herein and are accompanied by the report and opinion of the independent certified public accountant as described above);

(b) as soon as available, but in any event within 45 days, after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or with respect to the fiscal quarter ending March 31, 2016, no later than June 30, 2016), a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the

Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition and cash flows of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, which financial statements shall include certain summary financial information with respect to net sales, operating income, interest expense, depreciation and amortization, and Capital Expenditures for (x) YieldCo and its consolidated subsidiaries and (y) YieldCo II and its consolidated subsidiaries (which may be in footnote form only) (it being understood that the delivery of quarterly reports for the Borrower on Form 10-Q shall satisfy the requirements of this Section 6.01(b) to the extent such quarterly reports include the information specified herein);

(c) within thirty (30) days after the end of each fiscal month of each fiscal year (commencing with the fiscal month ending June 30, 2016), a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal month, the related consolidated statements of income or operations for such fiscal month and for the portion of the Borrower’s fiscal year then ended and cash flows for the portion of the Borrower’s fiscal year then ended, accompanied by a management summary of such results of operations and cash flows (which may be in the form of a slide presentation) in a form reasonably acceptable to the Administrative Agent and the Tranche B Advisors (it being understood that any such financial statements shall not be required to include (i) comparative historical information, (ii) operating segment financial information or (iii) any adjustments or reconciliations with respect to any Unrestricted Subsidiaries or Non-Recourse Subsidiaries), certified by a Financial Officer of the Borrower as fairly presenting in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with the delivery of annual and quarterly financial statements required by Section 6.01(a) and (b) above, a reconciliation demonstrating in reasonable detail the amount of Non-Recourse Project Indebtedness of all Non-Recourse Subsidiaries;

(e) (i) on or before the fourth Business Day of every other week (commencing on April 28, 2016), a proposed Budget for the current week and the immediately following consecutive 12 weeks (collectively 13 weeks); provided that the Borrower may, at its option, at other times propose that an amendment or supplement to or replacement of any Budget become effective (any such proposal to be submitted at least five (5) Business Days prior to the proposed effectiveness thereof) and, if a Default exists, the Borrower shall also deliver a proposed Budget promptly after any request by the Required Lenders (but in no event shall a proposed Budget be required more frequently than once every week) and (ii) any proposed amended, supplemented or replacement Budget delivered pursuant to this Section 6.01(e) shall become effective once approved by the Required Lenders; provided that, until any such proposed amended, supplemented or replacement Budget is so approved, the then-current form of the Budget shall remain in effect;

(f) on or before the fourth Business Day of each week (commencing on the fourth Business Day of the week in which the Closing Date occurs), a variance report certified by the Chief Restructuring Officer (or, prior to the appointment of the Chief Restructuring Officer, the Borrower’s Chief Financial Officer), which shall be in a form reasonably acceptable to the Administrative Agent (each, a “Variance Report”), for the applicable Variance Period (i) showing, for each Business Segment for each week during the Variance Period, actual results for the following items: (x) Cash Receipts, (y) Cash Disbursements, and (z) Cash Receipts less Cash Disbursements, (ii) showing Cumulative Net Cash Flow for each Business Segment for the relevant Variance Period, (iii) noting therein weekly and cumulative variances, on a line-item basis, from amounts set forth for such Variance Period in the Budget on a weekly and cumulative basis and (iv) providing a summary explanation for all material variances;

(g) (i) as soon as practicable, but in no event later that three (3) Business Days, in advance of filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Cases (or the Professionals to any such committee) or to the U.S. Trustee, as the case may be, the proposed Final Financing Order, and all other proposed orders and material pleadings related to any of the Facilities contemplated hereby, authorization for the use of cash collateral, any Disposition of Collateral having a value in excess of $250,000 for any such Disposition that is not contemplated by the most recent Budget then in effect, any debtor-in-possession financing other than to the extent such provides for the Payment in Full of the Obligations, any plan of reorganization or liquidation for any of the Cases and/or any disclosure statement related thereto (except that with respect to any emergency pleading or document for which, despite the Debtors’ commercially reasonable efforts, such advance notice is impracticable, the Debtors shall be required to furnish such documents no later than concurrently with such filings or deliveries thereof, as applicable) and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Cases (or the Professionals to any such committee) or the U.S. Trustee, as the case may be, all material written notices, filings, motions, pleadings or other formally communicated written information (not covered by subclause (i) above or Section 6.02(g)) concerning the financial condition of the Borrower or any Material Subsidiary or other Indebtedness of the Loan Parties;

(h) commencing on the second Business Day of the third full calendar week ending after the Closing Date, and thereafter on the second Business Day of every third week ending after delivery (or required delivery) of the most recent report pursuant to this Section 6.01(h), the accounts payable run of the Borrower and its Subsidiaries customarily produced by the Borrower, reflecting trade accounts payable for all of the Borrower’s Subsidiaries (other than accounts payable that are payable by YieldCo, YieldCo II and their respective subsidiaries to third parties), which report (i) shall be as of a date that is no more than 5 Business Days prior to the date on which such report is required to be delivered and (ii) shall include accounts payable aging reports; and

(i) not later than 5:00 p.m. (Pacific Time) on each Business Day (commencing with the first Business Day following the Closing Date), a report (the “Cash Amount Report”) in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders prepared by a Financial Officer of the Borrower setting forth the aggregate Cash Amount as well as each of the following together with supporting calculations for the following in reasonable detail as of the close of business of Borrower for the immediately preceding Business Day:

(i) prior to the Delayed Draw Borrowing Date: (x) the Cash Amount (Initial Loan Parties), (y) the Cash Amount (Specified Subsidiaries) and (z) the Cash Amount (Other); and

(ii) from and after the Delayed Draw Borrowing Date, (x) the Cash Amount (Loan Parties), and (y) the Cash Amount (Other).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and the Tranche B Advisors, and, subject to the last paragraph of this Section 6.02 and to Sections 10.02(d) and 10.07, each Lender (or in the case of Section 6.02(h), the requesting Lender, the requesting Tranche B Advisor or Administrative Agent, as applicable):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2015), a duly completed Compliance Certificate signed by the Chief Financial Officer of the Borrower;

(b) promptly after any request by the Administrative Agent, Tranche B Advisors or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent generally to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that are publicly filed by the Borrower with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent or the Tranche B Advisors pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material statement or report furnished generally to the holders of any class of material debt securities of any Loan Party, including the Prepetition Secured Parties, pursuant to the terms of any indenture, loan or credit or similar agreement, including the Prepetition Loan Documents, and not otherwise required to be furnished to the Lenders pursuant to this Agreement or the Financing Orders;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c) a list of all Subsidiaries of the Borrower (other than those not material to the interests of the Lenders (in their capacities as such)) as of the end of the fiscal year, fiscal quarter or fiscal month, as applicable, covered by such financial statements;

(g) promptly after the sending thereof, copies of all written reports given by the Borrower or any other Debtor Loan Party to any committee appointed in any of the Cases related to the operations, business, assets, properties or financial condition of the Borrower or any other Loan Party (including, without limitation, audits, appraisals, valuations, projections and other financial reports) other than any written reports which are confidential or otherwise subject to privilege (including the common interest and joint defense privilege);

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, Tranche B Advisors or any Lender may from time to time reasonably request; and

(i) on Tuesday of each week (or if such date is not a Business Day, on the immediately next Business Day) (commencing with April 26, 2016), deliver to the Administrative Agent (to be made available to L/C Lenders) and the Tranche B Advisors by 5:00 p.m. (New York City time) the Weekly LC Report.

Documents required to be delivered pursuant to Section 6.01, 6.02 or 6.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender (subject to the last paragraph of this Section 6.02 and Sections 10.02(d) and 10.07) and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent on behalf of any Lender that requests delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly identified or designated as such, which may include adding the word “PUBLIC” prominently on the first page thereof; (x) by marking or otherwise identifying Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or otherwise identified or designated as suitable for distribution to Public Lenders as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly, and in any event within one (1) Business Day thereof, notify the Administrative Agent and the Tranche B Advisors:

(a) when any Loan Party or Material Subsidiary has any knowledge of the occurrence of any Default;

(b) when a Responsible Officer of the Borrower has knowledge of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (solely to the extent such matter has resulted or would reasonably be expected to result in a Material Adverse Effect) (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any material dispute, litigation, investigation, proceeding or suspension between the

Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws or related to any Environmental Liabilities;

(c) when a Responsible Officer of the Borrower has knowledge of the occurrence of any ERISA Event that has had or would reasonably be expected to have a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth, in reasonable detail, the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto; provided that any notice pursuant to Section 6.03(a) shall be signed by the Chief Restructuring Officer (or, prior to the appointment of the Chief Restructuring Officer, a Financial Officer of the Borrower). Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes and Certain Other Claims. Pay and discharge as the same shall become due and payable (a) all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except to the extent (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (ii) payment is excused under the Bankruptcy Code or (iii) failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its and its Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of its and their organization except in a transaction permitted by Section 7.04 or 7.05, except, in the case of its Subsidiaries, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks and service marks to the extent legally able to be preserved, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) (i) Maintain, preserve and protect all of its properties (other than IP Rights) and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (iii) use a standard of care no lower than that typical in the industry in the operation and maintenance of its facilities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain, preserve and protect all of its IP Rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or a captive insurance company reasonably satisfactory to the Administrative Agent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and, subject to Section 6.17, Borrower will use commercially reasonable efforts to cause the applicable insurance policies of each Loan Party to provide for not less than ten (10) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, (b) with respect to any Debtor, the enforcement of which is stayed or such compliance is excused by the Bankruptcy Code or (c) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09 Compliance with Environmental Laws. Without limitation of Section 6.08:

(a) (i) comply with all Environmental Laws applicable to the ownership, lease or use of all real property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and (ii) promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance or related to any Environmental Liabilities, in any case of this Section 6.09, except (x) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, (y) with respect to matters being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or (z) with respect to any Debtor, the enforcement of which is stayed or such compliance is excused by the Bankruptcy Code;

(b) keep or cause to be kept all such real property free and clear of any Liens imposed pursuant to such Environmental Laws which are not permitted under Section 7.01;

(c) neither generate, use, treat, store, release nor dispose of, nor permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any real property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, nor transport or permit the transportation of Hazardous Materials to or from any such real property other than in compliance with applicable Environmental Laws and in the ordinary course of business in a manner not reasonably expected to result in any Environmental Liabilities, except for (i) such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect or (ii) with respect to matters being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; and

(d) if required to do so under any applicable order of any Governmental Authority or pursuant to any Environmental Law, undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any real property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except (i) to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP or (ii) with respect to any Debtor, the enforcement of which is stayed or such compliance is excused by the Bankruptcy Code.

6.10 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or in the case of Foreign Subsidiaries, an accounting system that can be readily converted to GAAP) consistently applied (where applicable) shall be made of all financial transactions and other transactions involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.11 Inspection Rights. As to Loan Parties only (other than any Immaterial Subsidiary), permit representatives and independent contractors of the Administrative Agent and the Tranche B Advisors to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall have the opportunity to participate in any discussions with such certified public accountants), all at the expense of the Borrower, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower (subject to the limitations set forth in Section 10.04(a)) at any time during normal business hours and without advance notice. Without limiting the generality of this Section 6.11, it is understood and agreed that a financial advisor to the Administrative Agent or the Lenders is a representative or an independent contractor of the Administrative Agent or the Lenders, as applicable, for all purposes of this Section 6.11. If an Event of Default has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent during each visit, inspection and discussion conducted during the existence of such Event of Default.

6.12 Use of Proceeds. Use the proceeds of the Term Loans in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements. Without limiting the foregoing, the proceeds of the Term Loans shall be used solely (i) to pay fees and expenses related to this Agreement, the other Loan Documents and the transactions related thereto and hereto, including fees and expenses related to the L/C Facility, (ii) to pay other administration costs incurred in connection with the Cases, and (iii) for working capital and general corporate purposes of the Loan Parties and their Restricted Subsidiaries and, solely to the extent permitted by Section 7.02 and to the extent in compliance with the Budget (subject to Permitted Budget Variances), the Unrestricted Subsidiaries.

6.13 Additional Subsidiary Guarantors and Grantors. Except in the event such Person is an Excluded Subsidiary, notify the Administrative Agent and the Tranche B Advisors at the time that any Person becomes a Domestic Subsidiary or a First-Tier Foreign Subsidiary (the “New Subsidiary”), and subject to the Financing Orders, within fifteen (15) days thereafter (unless such time is extended by up to ninety (90) additional days by the Required Lenders):

(a) if the New Subsidiary is a Domestic Subsidiary that is not an Excluded Subsidiary, cause such New Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such New Subsidiary to the Guaranty); (ii) become a party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such New Subsidiary to the Pledge and Security Agreement); (iii) execute and deliver Mortgages with respect to real property (as and to the extent required pursuant to Section 6.14(b)), and such other Security Documents as the Administrative Agent may request; and (iv) take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in real property (as and to the extent required pursuant to Section 6.14(b)) and the Collateral described in the Pledge and Security Agreement and any other Security Document with respect to such New Subsidiary, including the filing of Mortgages, UCC financing statements, filings related to IP Rights, and such other filings in such jurisdictions as may be required by such Mortgage or the Pledge and Security Agreement or other Security Document or by law or as may be requested by the Administrative Agent;

(b) if any one or more Domestic Subsidiaries that own any Equity Interest in such New Subsidiary is not a Non-Recourse Subsidiary and is not at such time a Guarantor (or if any new Subsidiary is formed to hold any Equity Interests in YieldCo, YieldCo Intermediate, YieldCo II or YieldCo II Intermediate (in which case such Subsidiary must be a Domestic Subsidiary)), cause each such Domestic Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such Domestic Subsidiary to the Guaranty); (ii) become a party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such Domestic Subsidiary to the Pledge and Security Agreement); (iii) execute and deliver Mortgages with respect to real property (as and to the extent required pursuant to Section 6.14(b)), and such other Security Documents as the Administrative Agent may request, and (iv) take such actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in real property (as and to the extent required pursuant to Section 6.14(b)), and the Collateral described in the Pledge and Security Agreement and any other Security Document with respect to such Domestic Subsidiary, including the filing of Mortgages, UCC financing statements, filings related to IP Rights, and such other filings in such jurisdictions as may be required by such Mortgage or the Pledge and Security Agreement or other Security Document or by law or as may be requested by the Administrative Agent;

(c) if any Equity Interests of the New Subsidiary are owned by the Borrower or any Guarantor that is at such time a party to the Pledge and Security Agreement, cause the Borrower or such Guarantor to provide supplements, schedules and updates to the Pledge and Security Agreement to cause such Equity Interests to be pledged, or confirm the pledge thereof, in accordance with the terms of the Pledge and Security Agreement, and to deliver such filings, certificates, stock powers and other documents, all as are reasonably necessary or desirable to perfect the First Priority Lien of the Administrative Agent, for the benefit of the Secured Parties, in such Equity Interests; and

(d) in connection with the execution and delivery of any documents required by clauses (a) through (c) above, unless specifically covered by a prior delivery or waived by the Administrative Agent in its reasonable discretion, the New Subsidiary and each other applicable Person shall deliver to the Administrative Agent documents of the types referred to in Section 4.01(b) (other than Notes), all in form, content and scope reasonably satisfactory to the Administrative Agent.

In addition to the foregoing, and notwithstanding any of the foregoing to the contrary, if within forty-five (45) days after completion of a Renewable Energy System any Subsidiary that is related to such with respect to such Renewable Energy System and that is (x) a Domestic Subsidiary and (y) a Material Subsidiary has not entered into (and is not otherwise restricted by) a Non-Recourse Project Indebtedness transaction, sale-leaseback or loan transaction, purchase and sale agreement or other binding financing or purchase commitment with respect to such Renewable Energy System, the Borrower shall promptly inform the Administrative Agent of such fact and such Subsidiary shall at such time constitute a New Subsidiary and shall comply with the requirements of this Section 6.13 for New Subsidiaries within 45th day after completion of such Renewable Energy Systems.

Notwithstanding anything in this Section 6.13 to the contrary, any Subsidiary (including any Excluded Subsidiary but excluding any Non-Recourse Subsidiary) that incurs any Indebtedness permitted (i) pursuant to Section 7.03(g) or Guarantees any Indebtedness permitted pursuant to Section 7.03(u) shall Guarantee the Obligations pursuant to the terms of this Agreement and the other Loan Documents and (ii) except as otherwise provided in the Financing Orders, any obligation to deliver certificates evidencing Equity Interests to be pledged, or to deliver stock powers or other documents or to take any other action to establish possession or control over the Collateral by the Administrative Agent shall be deemed satisfied to the extent that such certificates, documents, or Collateral has been delivered to the Prepetition First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, in accordance with the Financing Orders. The provisions of this Section 6.13 shall be subject to the applicable limitations with respect to provision of guarantees and granting of Liens set forth in clauses (i) through (iv) of Section 6.17(b).

6.14 Additional Collateral. Subject to the Financing Orders:

(a) With respect to any property acquired after the Closing Date by any Loan Party (other than (1) any interests in real property, which shall be subject to Section 6.14(b) and (2) any property expressly excluded from the obligation to be made subject to a Lien pursuant to this Agreement or the Security Documents) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected First Priority Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Pledge and Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such property (subject to Liens permitted under Section 7.01), including the filing of filings with respect to IP Rights (other than any filings in any jurisdiction other than the U.S. to perfect a Lien on any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent)), UCC financing statements, and other filings and in such jurisdictions as may be required by the Pledge and Security Agreement, other Security Documents or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property located in the United States acquired after the Closing Date by any Loan Party (or owned by any Person at the time it becomes a Loan Party) having a value (together with improvements thereof) of at least $250,000 individually or $1,000,000 in the aggregate for all such real property, promptly provide the Administrative Agent written notice thereof. To the extent requested by the Administrative Agent and the Tranche B Advisors for any such real property, within thirty (30) days after such request (as such period may be extended by the Required Lenders), (i) execute and deliver a First Priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) with respect to such real property, deliver to the Administrative Agent all information, documentation and certifications required to be delivered pursuant to Schedule 6.14(b) hereto, and (iii) deliver to the Administrative Agent a certificate of a Responsible Officer of Borrower, affirming the representations contained in Section 5.08 with respect to such real property, except that all references to the “Closing Date” contained in Section 5.08 shall instead be construed to refer to the date of delivery of such certificate provided that, if the relevant real property proposed to be subject to a Mortgage is subject to a binding commitment to be Disposed of within the upcoming 30-day period in accordance with Section 7.05, no Mortgage shall be required pending such Disposition.

(c) Notwithstanding anything to the contrary contained herein, the Borrower and each Loan Party shall be required to make a First Priority pledge of its Equity Interests in (A) a Non-Recourse Subsidiary unless (and so long as) such pledge of such Equity Interests is prohibited by the terms of any Non-Recourse Project Indebtedness of such Non-Recourse Subsidiary, (B) YieldCo and YieldCo Intermediate, (C) each of the Loan Party Service Providers, (D) YieldCo II and YieldCo II Intermediate,

(E) the Intermediate Holdings, (F) any Warehouse Entity (if any equity interest therein is directly held or owned by Borrower or any Guarantor), (G) subject to the applicable limitations with respect to the provision of guarantees and granting of liens set forth in clauses (i) through (iv) of Section 6.17, each Specified Foreign Subsidiary, (H) subject to the applicable limitations with respect to the provision of guarantees and granting of liens set forth in clauses (i) through (iv) of Section 6.17, each Specified Subsidiary and (I) First Wind Holdings. Notwithstanding anything to the contrary, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective to release Liens on the Equity Interests in YieldCo, YieldCo II, YieldCo Intermediate or YieldCo II Intermediate that constitute Collateral in order for such Equity Interests to be provided as collateral securing any Indebtedness (other than Obligations and, subject to the Financing Orders, the Prepetition Obligations).

(d) Borrower has informed the Administrative Agent that Computershare Trust Company, N.A., as transfer agent and registrar (together with any other Person acting as the transfer agent and registrar for any Specified Stock Certificate (as hereinafter defined), the “Transfer Agent”), which issues the certificates described in this Section 6.14(d) (collectively, the “Specified Stock Certificates” and each a “Specified Stock Certificate”), will require, in the event a Specified Stock Certificate is lost or destroyed, a posting of a bond in an amount of up to 3% (or such higher amount as may be required by the applicable Transfer Agent from time to time) of the value of the lost or destroyed Specified Stock Certificate for the Transfer Agent to issue a replacement stock certificate. To facilitate the pledging of the Specified Stock Certificates by a delivery thereof to the Administrative Agent, the Lenders and the Administrative Agent agree with Borrower that, in the event a Specified Stock Certificate, after being delivered to the Administrative Agent, is lost or destroyed prior to being returned to and received by the Borrower (or the relevant Loan Party), the Administrative Agent will deliver (and the Lenders authorize the Administrative Agent to deliver) such bond to the Transfer Agent following receipt by the Administrative Agent of the payment by each Lender of its pro rata share of the cost of such bond (and each Lender agrees to make such payment within five (5) Business Days of receipt of a written request therefor from the Administrative Agent); provided, that if such loss or destruction is a result of the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment, the Administrative Agent shall reimburse each Lender for the amount so paid by such Lender in respect of such bond.

(e) Notwithstanding anything in this Section 6.14 to the contrary but other than as otherwise provided in the Financing Orders, any obligation to deliver certificates evidencing Equity Interests to be pledged, or to deliver stock powers or other documents or to take any other action to establish possession or control over the Collateral by the Administrative Agent shall be deemed satisfied to the extent that such certificates, documents, or Collateral has been delivered to the Prepetition First Lien Agent, for the benefit of the Prepetition First Lien Secured Parties, in accordance with the Financing Orders.

(f) The requirements of clause (c)(G) and (H) of this Section 6.14 shall be subject to the applicable limitations with respect to provision of guarantees and granting of Liens set forth in clauses (i) through (iv) of Section 6.17.

6.15 Contracts. Subject to the Financing Orders, perform and observe all the terms and provisions of each Contract to be performed or observed by it, maintain each such Contract in full force and effect, and enforce each such Contract in accordance with its terms, except, in any case, (a) as to matters being contested in good faith by appropriate proceedings diligently conducted, (b) with respect to any Debtor, as excused by the Bankruptcy Code or (c) where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.16 Further Assurances. Subject to the Financing Orders and Section 6.17, promptly after any reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ (to the extent any such Subsidiary is required to become a Loan Party) properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and First Priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Notwithstanding anything to the contrary in this Agreement or in the Security Documents, neither any Loan Party nor any Subsidiary shall have any obligation to (x) perfect Liens in any Foreign IP Rights to the extent the cost of obtaining such perfection exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Required Lenders), (y) grant any Lien on any Excluded Property or (z) cause any Excluded Subsidiary to become or continue as a Guarantor.

6.17 Post-Closing Matters.

(a) Comply with the requirements set forth on Schedule 6.17 within the time periods set forth therein (as any such period may be extended by the Required Lenders).

(b) (x) Within 30 days after the Closing Date with respect to each entity identified on Part B of Schedule 1.01(f), (y) as soon as possible, and in any event within ten (10) Business Days after the Closing Date with respect to each entity on Part A of Schedule 1.01(f) and (z) on or prior to the later of (1) the date that is thirty (30) days after the Closing Date and (2) the date that the Final Financing Order is entered by the Bankruptcy Court with respect to each entity identified on Part C of Schedule 1.01(f) (as any such period with respect to one or more such entities may be extended by the Required Lenders), in each case, cause each such entity that is a subsidiary of the Borrower to (i) become a Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such entity to the Guaranty); (ii) become a party to the Pledge and Security Agreement by executing and delivering to the Administrative Agent a Pledge and Security Agreement Joinder (or such other document as the Administrative Agent shall reasonably deem appropriate for the purpose of joining such entity to the Pledge and Security Agreement); and (iii) take such other actions contemplated by Section 6.13 as though such entity were a “New Subsidiary” as referred to in Section 6.13; provided, that, notwithstanding anything to the contrary herein or in any other Loan Document, solely with respect to any Person that becomes a Loan Party after the Closing Date (and for the avoidance of doubt, not with respect to any of the entities identified on Schedule 1.01(d)):

(i) No provision in any Loan Document shall require any of the following: (w) guaranties of and/or the creation or perfection of any Liens securing the Obligations to the extent prohibited by applicable Law (or would require consent, approval, license or authorization of a Governmental Authority to do so, unless the Borrower or the applicable Subsidiary has obtained such consent, approval, license or authorization after using commercially reasonable efforts to obtain the same), terms of the applicable Organization Documents (to the extent that the applicable Loan Parties or other applicable wholly-owned Subsidiaries are prohibited from unilaterally amending the terms thereof so long as the applicable Loan Parties have use commercially reasonable efforts to obtain all necessary consents) or Contractual Obligation with an unaffiliated third party (including any requirement to obtain the consent of any governmental authority or third party) (so long as, in each case, such prohibition was not created in contemplation hereof and only for so long as such prohibition is applicable), (x) creation or perfection of any Liens on any Margin Stock or any Equity Interests to the extent prohibited by applicable Law (or would require consent, approval, license or authorization of a Governmental Authority to do so, unless the Borrower or the applicable Subsidiary has obtained such consent, approval, license or authorization after using commercially reasonable efforts to obtain the same), terms of the applicable Organization Documents (to the extent that the applicable Loan Parties or other applicable wholly-owned Subsidiaries are prohibited from unilaterally amending the terms thereof so long as the applicable Loan Parties have used commercially reasonable efforts to obtain all necessary consents) or Contractual Obligation with an unaffiliated third party (including any requirement to obtain the consent of any governmental authority or third party, unless the Borrower or its applicable Subsidiary has obtained such consent after using commercially reasonable efforts to obtain the same) (so long as, in each case, such prohibition was not created in contemplation hereof and only for so long as such prohibition is applicable), (y) creation or perfection of any Liens securing the Obligations with respect to (1) Excluded Property, (2) any assets, to the extent a Lien on such assets would reasonably be expected to result in a material adverse tax consequence as reasonably determined in good faith by the Required Lenders, acting reasonably, or (3) those assets as to which the Required Lenders, acting reasonably, determine in good faith that the cost or other consequence of obtaining such a security interest or perfection thereof is excessive in relation to the value afforded thereby and (z) guaranties as to which the Borrower and the Required Lenders, acting reasonably, determine in good faith that the cost or other consequence of obtaining such a guaranty is excessive in relation to the value afforded thereby.

(ii) Statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guaranty and/or Collateral or may require that the Guaranty and/or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower and the Administrative Agent.

(iii) No provision in any Loan Document shall require guaranties of and/or the creation or perfection of any Liens securing the Obligations if it (x) is not within the legal capacity of the relevant Subsidiary, (y) would conflict with the fiduciary duties of directors of such Subsidiary (or other governing body of such Subsidiary), or (z) would result in a risk of personal or criminal liability on the part of any officer, director or manager of such Subsidiary.

(iv) [Reserved.]

(v) It is agreed and understood that, to the extent any Specified Subsidiary is able to provide a Guaranty but not Liens pursuant to the terms and limitations set forth herein, then such Specified Subsidiary shall promptly become a Guarantor and provide a Guaranty on an unsecured basis. In the event any applicable prohibition on providing a Guaranty and/or granting Liens subsequently ceases to exist or be applicable with respect to any Specified Subsidiary, then as promptly as practicable thereafter, commercially reasonable efforts shall be used to take or cause to be taken the actions referred to in the first paragraph of this Section 6.17, subject to any remaining and applicable prohibitions, exceptions and/or limitations of the type referred to in clauses (i), (ii), (iii) and (iv) above. It is understood and agreed that to the extent that the Borrower or the respective Subsidiary is prohibited from granting Liens on certain of its assets but not others, the Borrower or the respective Subsidiary shall grant Liens on its assets to the fullest extent possible (taking into account any applicable prohibitions, exceptions and/or limitations set forth in clauses (i), (ii), (iii) and (iv) above).

6.18 Lenders and Advisor Calls; Meetings with Chief Restructuring Officer and Senior Management.

(a) Arrange for, once per fiscal quarter, upon reasonable prior notice (unless such notice is waived in writing by the Administrative Agent or Required Lenders), a conference call with the Administrative Agent, Tranche B Advisors, the Lenders (and their respective professional advisors) and their respective professional advisors, discussing and analyzing (i) the financial condition and results of operations of each of the Loan Parties for the prior fiscal quarter, status of the Cases and progress in achieving the milestones set forth in Section 6.19, and (ii) the financial statements for the prior fiscal quarter (or, as applicable, most recently ended fiscal year) delivered pursuant to Section 6.01(a) or (b), as applicable.

(b) Arrange for, once per fiscal month, upon reasonable prior notice (unless such notice is waived by the Administrative Agent or the Required Lenders), a conference call with the Administrative Agent, the Tranche B Advisors and the Lenders (and their respective professional advisors) discussing and analyzing (i) the progress in achieving the milestones set forth in Section 6.19, and (ii) the monthly operating report most recently filed with the Bankruptcy Court.

(c) Arrange for, twice a week, a conference call, among the Administrative Agent, the Required Consenting Parties (and their respective professional advisors), Tranche B Advisors, the Chief Restructuring Officer and, to the extent requested by the Required Consenting Parties, senior management of the Borrower, with respect to any matter reasonably requested by the Administrative Agent, the Required Consenting Parties or Tranche B Advisors.

6.19 Milestones. Ensure that each of the milestones set forth below is achieved in accordance with the applicable timing referred to below (or such later dates as approved by the Required Lenders):

(a) On or before 21 days after the Petition Date, Debtors to file a motion to approve certain near-term asset sales in accordance with the Budget in form and substance satisfactory to the Required Lenders (the “Near Term Sale Motion”), identifying assets that are part of the sale process, including certain of the sales of Designated Assets and other sales of assets (in any such case, in accordance with the Budget).

(b) On or before 28 days after the Petition Date, Bankruptcy Court approval of the Near Term Sale Motion pursuant to an order in form and substance reasonably satisfactory to the Required Lenders.

(c) On or before 25 days after the Petition Date, the Debtors and the Required Lenders shall reach an agreement with respect to a sale process (the “Asset Sale Process”) for assets not identified in the Near Term Sale Motion.

(d) (i) On or before 14 days after the Petition Date, delivery by the Debtors to the Administrative Agent and the Tranche B Advisors of:

(1)	a comprehensive business plan, including asset by asset treatment, proposed asset sales and the plan for each business, platform and project of the Borrower and its Subsidiaries (including any proposed disposition or monetization of their respective interests in any Unrestricted Subsidiaries), together with a corresponding updated 13-week forecast; and

(2)	an alternate budget and corresponding 13-week forecast that contemplates a controlled liquidation of the Borrower’s and the Subsidiaries’ assets (including their respective interests in any Unrestricted Subsidiaries).

(e) On or before 20 days after the Petition Date, the Required Lenders shall have approved either (x) the comprehensive business plan delivered in accordance with preceding clause (d)(i)(1) above or (y) the alternate controlled liquidation budget delivered in accordance with preceding clause (d)(i)(2) above, and upon approval thereof, the related corresponding 13-week forecast delivered in accordance with preceding clause (d)(i) shall become, with the consent of the Required Lenders, the “Budget” then in effect until a replacement or modified Budget goes into effect in accordance with Section 6.01(e).

(f) On or before 120 days after the Petition Date, Debtors to file an Acceptable Plan and related disclosure statement.

(g) On or before 50 days after filing of an Acceptable Plan and related disclosure statement, entry of an order, in form and substance satisfactory to the Required Lenders, approving the disclosure statement.

(h) On or before 50 days after approval of the disclosure statement with respect to an Acceptable Plan, entry of an order, in form and substance satisfactory to the Required Lenders approving the Acceptable Plan.

Notwithstanding anything to the contrary in this Section 6.19, the Lenders and Agents acknowledge and agree that, unless the purchaser of such assets requests such protection, there shall be no requirement under the Loan Documents for any sale or other Disposition by any subsidiary or Affiliate of the Borrower that is not a Debtor to be (x) subject to the sale procedures set forth in the Near Term Sale Motion or (y) consummated pursuant to a sale order entered by the Bankruptcy Court.

6.20 Restructuring/Financial Advisor/Chief Restructuring Officer.

(a) Continuously retain during the term of this Agreement a restructuring and financial advisor that is reasonably satisfactory to the Required Lenders (it being agreed that McKinsey Recovery & Transformation Services U.S., LLC and Rothschild are satisfactory to the Required Lenders), and provide the Administrative Agent and its advisors and the Tranche B Advisors with reasonable access to the Borrower’s restructuring and financial advisors; provided that, if a restructuring advisor or a financial advisor ceases to be retained, the Borrower will retain a new restructuring advisor or financial advisor, as the case may be, reasonably satisfactory to the Required Lenders within 30 days (which period may be extended with the approval of the Required Lenders) of such cessation.

(b) Within seven (7) days following the Closing Date, retain during the term of this Agreement a chief restructuring officer (for the U.S. Debtor Loan Parties) that is reasonably satisfactory to the Required Lenders (the “Chief Restructuring Officer”), and provide the Required Lenders and their respective advisors, including the Tranche B Advisors, with reasonable access to the Chief Restructuring Officer; provided that (i) if a restructuring advisor or a financial advisor ceases to be retained, the Borrower will retain a new restructuring advisor or financial advisor, as the case may be, reasonably satisfactory to the Required Lenders within ten (10) calendar days (which period may be extended with the approval of the Required Lenders) of such cessation and (ii) such Chief Restructuring Officer shall (x) report directly to the independent directors of the board of the Borrower and (y) have sole authority and discretion on behalf of the management of the Debtors (subject to the requirement that the Chief Restructuring Officer must report directly to the independent directors of the board of the Borrower) with respect to all matters in connection with the Cases, including, without limitation, disbursements, use of Cash, Asset Sales, compliance with Section 7.15 and negotiation of issues related to any litigation, action or dispute involving YieldCo and YieldCo II and their subsidiaries, any disposition or monetization of interests in YieldCo, YieldCo Intermediate YieldCo II Intermediate, YieldCo II and their respective subsidiaries and other non-ordinary course transactions related to YieldCo, YieldCo Intermediate YieldCo II Intermediate, YieldCo II and their respective subsidiaries and any other matters that may be material to YieldCo and YieldCo II and their subsidiaries or the assets or liabilities of any such Person. No other officer shall have responsibility for the aforementioned duties of the Chief Restructuring Officer, and for the avoidance of doubt, no Named Executive Officer (as that term is commonly understood pursuant to item 402 of regulation S-K) shall have responsibility or authority with regard to any of the duties or items listed in the previous sentence as of the Closing Date. Other than in accordance with, and as expressly provided in, this Section 6.20(b), neither the Borrower nor any of its Subsidiaries shall name, appoint or designate any chief restructuring officer (or other similar officer or advisor) and there shall be no restructuring officer for the Borrower or any Subsidiary other than the Chief Restructuring Officer.

6.21 Financing Orders. Comply in all respects, after entry thereof, with all requirements and obligations set forth in the Financing Orders, as each such order is amended and in effect from time to time in accordance with this Agreement.

6.22 Sale Proceeds. All Budgeted Asset Sale Proceeds received by the Borrower or any Subsidiary with respect to any Asset Sale or other Disposition shall, within three (3) Business Days of receipt (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to the proviso to this Section 6.22), be deposited into a DIP Facilities Blocked Account to be used in accordance with the Budget (subject to Permitted Budget Variances) or for Specified Disbursements, and all Non-Budgeted Asset Sale Proceeds shall, within three (3) Business Days of receipt (or, in the case of a Foreign Prepayment Event, no later than the tenth (10th) Business Day following such receipt, subject to Section 2.05(k)), be deposited into the Collateral Proceeds Account to be used in accordance with Section 2.05(h); provided that, in connection with a Disposition by a Foreign Subsidiary or a Disposition of any asset or property located outside of the United States, in each case that results in the receipt by the Borrower or any of its Subsidiaries of Budgeted Asset Sale Proceeds (but not any Non-Budgeted Asset Sale Proceeds which shall not be subject to this proviso), to the extent that (x) such proceeds are from Dispositions of assets located in a jurisdiction outside of the United States and (y) neither a DIP Facilities Blocked Account has been established in such jurisdiction nor is any Loan Party organized in such jurisdiction, then the Borrower and its relevant Subsidiaries shall promptly take all actions reasonably required to (x) transfer the net cash proceeds from such Disposition to a Foreign DIP Facilities Blocked Account then in existence (subject to the limitations set forth in Section 2.05(k) to the extent repatriation to the jurisdiction of any such Foreign DIP Facilities Blocked Account would be delayed or prohibited or result in material adverse tax consequences) or (y) establish a new Foreign DIP Facilities Blocked Account in a jurisdiction mutually agreed between the Borrower and Administrative Agent and transfer any such net cash proceeds to such Foreign DIP Facilities Blocked Account. Prior to being deposited in a Foreign DIP Facilities Blocked Account, any such net cash proceeds shall be held in trust by the applicable Loan Party or Subsidiary, for the benefit of the Secured Parties and may not be used for any purpose other than in accordance with the Budget.

6.23 Documentation. Any and all Material Documents filed by the Debtors in the Cases shall be in form and substance reasonably satisfactory to the Required Lenders, it being understood that those parts of any Material Documents that are substantially consistent with the Financing Orders, the DIP Credit Agreement and the Budget shall be presumptively satisfactory, but solely to the extent of those provisions in such Material Documents that relate to such items. For all other documents filed by the Debtors in the Cases, the Debtors shall provide drafts of such documents three (3) Business Days or such later time as is reasonably practical under the circumstances prior to filing such documents, and engage in good faith consultation with the Required Lenders and their respective advisors prior to filing such documents to the extent reasonably possible under the circumstances. The Debtors shall not file any document with the Court that has not been approved by the Chief Restructuring Officer. The Debtors shall use commercially reasonable efforts to provide to the Required Lenders’ advisors copies of all formal written communications with the Bankruptcy Court during the pendency of the Cases.

6.24 Drawn Letters of Credit. Following any L/C Issuer’s or any Prepetition L/C Issuer’s honor of a beneficiary’s presentation or draw request under a Letter of Credit, a Prepetition First Lien Letter of Credit or a Prepetition Fully Drawn First Lien Letter of Credit to satisfy specific obligations owing by the applicable Subsidiary (including any Non-Recourse Subsidiary) to such beneficiary (or to such other Persons on whose behalf such beneficiary holds such letter of credit) and the discharge of such obligations and any other permitted application of any such drawn amounts by or at the direction of such beneficiary to such other Persons, use commercially reasonable efforts (taking into account, among other things, local laws prohibiting such cash from being repatriated to jurisdictions where the DIP Facilities Blocked Accounts are located, material adverse tax consequences arising from such repatriation, contractual limitations applicable to such cash and such Subsidiary’s liabilities and other obligations) to cause, the applicable subsidiary to deposit into a DIP Facilities Blocked Account for application in accordance with Section 2.05(h) all Cash of the applicable subsidiary that remains following the discharge of such obligations owing to such beneficiary or such other Persons, which amount shall not be required to exceed the amount of the presentation or draw request honored by such L/C Issuer or such Prepetition L/C Issuer.

6.25 Cash Management System. Use the cash management system as approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Required Lenders. Any material change from such cash management system must be acceptable to the Required Lenders.

6.26 [Reserved].

6.27 Interim and Final Priority and Treatment Memorandum of Understanding. Upon entry of the Interim Financing Order, the terms and conditions set forth in Schedule 6.27 that are operative upon entry of the Interim Financing Order shall become effectuated. Upon entry of the Final Financing Order, which Final Financing Order will approve a “roll-up” of the Prepetition Second Lien Obligations into Tranche B Roll-Up Loans in an aggregate principal amount equal to $350,000,000 in accordance with Section 2.01(e)(ii), then:

(i) the Loan Documents shall be modified to include those terms and conditions set forth in the Interim and Final Priority and Treatment Memorandum of Understanding attached hereto as Schedule 6.27, to include those items set forth therein with regard to items that occur upon entry of the Final Financing Order (it being agreed by the Loan Parties and Secured Parties that the terms and conditions set forth on Schedule 6.27 are acceptable); and

(ii) the Loan Parties shall cause the guaranties and liens described in Schedule 6.27 to be provided or granted, as applicable, in respect of the Prepetition Obligations as soon as practicable upon entry of the Final Financing Order, but in no event later than ten calendar days thereafter.

Notwithstanding anything to the contrary contained herein (i) nothing in this Section 6.27 or in Schedule 6.27 shall modify in any way the Post-Petition Intercreditor Arrangements or any of the lien or payment priorities or rights of the Tranche A Lenders, the Tranche B Lenders, the Prepetition First Lien Lenders, the Prepetition Second Lien Lenders or the Prepetition Second Lien Noteholders set forth therein (and in the case of any conflict between the provisions of this Section 6.27 and Schedule 6.27, on the one hand, and the Post-Petition Intercreditor Arrangements, on the other hand, the provisions of the Post-Petition Intercreditor Agreement shall control) and (ii) the agreements set forth in this Section 6.27 (and those contemplated in Schedule 6.27) are intended to be solely between the Borrower, on the one hand, and the Tranche B Lenders, on the other hand, and shall not impact the rights of the Tranche A Lenders or the Prepetition First Lien Lenders hereunder or under any other Loan Documents in any manner whatsoever.

ARTICLE VII

NEGATIVE COVENANTS

Until the Obligations have been Paid in Full, the Borrower shall not, nor shall it permit any other Loan Party or any Subsidiary (other than Immaterial Subsidiaries in the case of Section 7.01, 7.03 or 7.12(a)(x)) to:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created under the Loan Documents (including any Liens on Cash Collateral securing any L/C Facility Obligations) or the Financing Orders (including in respect of adequate protection);

(b) Liens existing on the Closing Date listed on Schedule 7.01 and any renewals or extensions of any of the foregoing; provided that (i) the property covered thereby is not changed (other than with respect to (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof) and (ii) the amount secured or benefited thereby is not increased except, in the case of Liens listed on Schedule 7.01 securing any Indebtedness, to the extent expressly permitted by Section 7.03(b) and the definition of Permitted Refinancing.

(c) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens and other Liens imposed by law (other than Liens for Taxes or Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in any such case, arising in the ordinary course of business, which (i) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary, (ii) are not overdue for a period of more than ninety (90) days after the Borrower or applicable Subsidiary obtained actual knowledge of such Lien, or (iii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Liens (including pledges or deposits) to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance and other social security laws or regulations, performance bonds or other obligations of a like nature incurred (in each case not constituting Indebtedness for borrowed money) in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(f) deposits to secure the performance of bids, trade contracts, solar incentive reservations, utility queue interconnection positions and leases (in each case not constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, either individually or in the aggregate, would not reasonably be expected to (i) have a Material Adverse Effect, (ii) cause a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries, considered as an entirety, as currently conducted or (iii) materially detract from the value of any material real property;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, and any interest or title of a lessor under any lease not in violation of this Agreement;

(j) Liens arising from the rights of lessors or licensors under leases and licenses (including sale and leaseback transactions and financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease or license (and any other lease or license with the same or an affiliated lessor or licensor);

(k) rights of setoff imposed by Law upon deposit of Cash or securities in favor of banks, securities intermediaries, commodities intermediaries, brokers or dealers incurred in the ordinary course of business and accounts maintained with such banks, securities intermediaries, commodities intermediaries, brokers or dealers and the Cash or securities in such accounts;

(l) (A) Liens securing Indebtedness permitted under Sections 7.03(f)(i) or 7.03(e)(y); provided that such Liens do not at any time encumber any property other than the property of the applicable Non-Recourse Subsidiary owing such Indebtedness and/or Non-Recourse Subsidiaries that own and/or operate completed Renewable Energy Systems and/or develop or construct one or more Renewable Energy Systems financed or refinanced by such Indebtedness and the Equity Interests in Non-Recourse Subsidiaries and (B) Liens securing Indebtedness permitted under Section 7.03(f)(ii); provided that, in the case of this part (B), (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds, improvements and replacements thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired, leased, constructed or improved on the date of acquisition;

(m) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower in a transaction permitted hereby; provided that (i) such Liens were not created in contemplation of such merger, consolidation or Investment and (ii) no such Liens extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(n) Liens that are customary contractual rights of set off (i) to the extent not violating the cash management order approved by the Bankruptcy Court, relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and other than in connection with deposits intended as cash collateral, or (ii) to the extent not violating the cash management order approved by the Bankruptcy Court, relating to pooled deposit or sweep accounts of the Borrower or any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any other Loan Party;

(o) licenses or sublicenses of IP Rights held by the Borrower or any of its Subsidiaries, not securing Indebtedness and not interfering in any material respect with the business of Borrower and its Subsidiaries, taken as a whole, and any interest or title of a licensor under any license or sublicense not in violation of this Agreement;

(p) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(q) Liens on Cash or Cash Equivalents securing (i) Indebtedness permitted by Section 7.03(m) or Section 7.03(n) or (ii) obligations under Renewable Project Contractual Obligations and/or Permitted Project Undertakings, in any case of the foregoing, to the extent specified in the Budget (subject to Permitted Budget Variances);

(r) Liens on a Non-Recourse Subsidiary’s Equity Interests or assets of such Non-Recourse Subsidiary securing seller’s repurchase rights granted by the Borrower or a Subsidiary to a seller of such Non-Recourse Subsidiary in connection with an acquisition agreement for the acquisition by the Borrower or a Subsidiary of such Non-Recourse Subsidiary pursuant to which Permitted Deferred Acquisition Obligations are incurred;

(s) Liens granted to a buyer (who is not an Affiliate of the Borrower) of (i) renewable energy credits from a Governmental Authority, (ii) performance-based incentives from a public utility or (iii) similar credits and incentives generated by the operation of Renewable Energy Systems, in each case by a Loan Party on such Loan Party’s rights and benefits under a purchase agreement pursuant to which such Loan Party purchased such credits and incentives from a Non-Recourse Subsidiary that generated them;

(t) Liens securing Indebtedness permitted under Sections 7.03(t) subject to the Financing Orders and any Liens granted to the Prepetition Secured Parties as contemplated by such Financing Orders;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v) Liens with respect to property of the Borrower or any of its Subsidiaries securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(w) adequate protection Liens and Superpriority Claims granted pursuant to the Financing Orders;

(x) cash collateral in respect of letters of credit permitted under Section 7.03(o) so long as the amount of cash collateral does not at any time exceed 105% of the aggregate stated amount of all letters of credit outstanding pursuant to Section 7.03(o) at such time and the provision of cash collateral is in accordance with the Budget (subject to Permitted Budget Variances);

(y) Liens arising from precautionary UCC financing statements regarding operating leases or consignments entered into in connection with any transaction expressly permitted under this Agreement; and

(z) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 7.03.

Notwithstanding anything to the contrary contained in this Section 7.01 or elsewhere in this Agreement, the amount of any Lien shall be calculated to be the lower of (i) the amount of Indebtedness (which shall be calculated as the lesser of the stated principal amount thereof and the maximum principal amount thereof stated to be secured by such Lien) or other obligations secured by such Lien and (ii) the value of the assets subject to such Lien at the time such Lien is granted.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of Cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes so long as such advances are made in accordance with the Budget (subject to Permitted Budget Variances);

(c) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(d) (i) Investments by the Borrower and its Subsidiaries outstanding on, or contractually committed as of, the Closing Date and set forth on Schedule 7.02 and extensions or renewals thereof to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement, and (ii) so long as no Default exists or would result therefrom, additional Investments (including pursuant to Permitted Equity Commitments) made in accordance with the Budget, subject to Permitted Budget Variances;

(e) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or similar extensions of credit arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Guarantees permitted by Section 7.03;

(g) (i) Guarantees of operating leases (other than capital leases) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business and (ii) Permitted Project Undertakings so long as the aggregate amount of such Guarantees and Permitted Project Undertakings, in each case, made, incurred or entered into, on or after the Closing Date in reliance on this clause (g) does not exceed $50,000,000 at any time outstanding, in each case, only to the extent such Guarantees and Permitted Project Undertakings are unsecured, unless Liens in respect thereof are permitted by Section 7.01 and specified in the Budget;

(h) Investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other Investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(i) to the extent constituting Investments, transactions expressly permitted by Section 6.8 of the Pledge and Security Agreement;

(j) [reserved];

(k) subject to compliance with the Budget (subject to Permitted Budget Variances) (in connection with any Cash Investment) and so long as no Default shall exist or would result therefrom, other Investments in Renewable Energy Systems and Persons engaged in designing, developing, constructing, operating and owning Renewable Energy Systems;

(l) Investments in Swap Contracts permitted under Section 7.03;

(m) Investments in any 2018 Convertible Notes Bond Hedge Transaction, any 2021 Convertible Notes Bond Hedge Transaction, any 2020 Convertible Notes Bond Hedge Transaction, any 2022 Convertible Notes Call Transaction, any 2023 Convertible Notes Call Transaction, and any 2025 Convertible Notes Call Transaction;

(n) to the extent constituting an Investment, pledges and deposits permitted by Section 7.01;

(o) Investments arising out of the receipt by the Borrower or any Subsidiary of non-Cash consideration for the sale of assets to the extent permitted under Section 7.05; and

(p) the unsecured Guarantee by the Borrower of the Indebtedness and all obligations in connection therewith of the Seller Note SPV under the Permitted Seller Notes.

Notwithstanding anything to the contrary, neither the Borrower nor any Subsidiary may make any Investments after the Closing Date in (i) any Unrestricted Subsidiary other than Investments permitted by Section 7.02(d), (ii) Seller Note SPV, (iii) Silver Ridge Power Holdings, LLC, (iv) TerraForm Private Holdings, LLC and (v) SE Warehouse1, LLC.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created hereunder, under the other Loan Documents and under the Financing Orders;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and Permitted Refinancings thereof;

(c) Guarantees outstanding on the Closing Date and listed on Schedule 7.03(c) and without giving effect to any refinancings, refundings, renewals or extensions thereof; except that Permitted Refinancings thereof shall be permitted with respect to any such Guarantee to the extent that the obligations Guaranteed are refinanced, refunded, replaced, renewed or extended in a transaction permitted by this Agreement;

(d) Indebtedness of the Borrower, a Subsidiary of the Borrower or SSL TopCo owed to the Borrower or a Subsidiary of the Borrower; provided (i) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is not a Loan Party) shall be evidenced by the Intercompany Note (subject to Section 6.17), and, if owed to a Loan Party, shall constitute Collateral, (ii) all such Indebtedness (other than Indebtedness of a Subsidiary of the Borrower that is not a Loan Party owing to another Subsidiary that is not a Loan Party) shall be unsecured and subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note (subject to Section 6.17), (iii) any payment by the Borrower or any such Subsidiary that is a Guarantor under any guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by the Borrower or such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 7.02(d) or (y);

(e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract (x) existing as of the Petition Date or, (y) solely with respect to a Non-Recourse Subsidiary and to the extent constituting Non-Recourse Project Indebtedness, entered into after the Closing Date in connection with Permitted Non-Recourse Project Indebtedness; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) so long as no Default exists or would result from the incurrence thereof, Indebtedness in respect of (i) Permitted Non-Recourse Project Indebtedness; provided that the proceeds thereof shall be used to pay project costs and (ii) capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(l) that is incurred after the Closing Date, solely to the extent contemplated by the Budget;

(g) to the extent constituting Indebtedness, (i) Permitted Project Undertakings permitted by Section 7.02(g) and (ii) Permitted Equity Commitments permitted by Section 7.02(d);

(h) [reserved];

(i) [reserved];

(j) solely to the extent contemplated in the Budget, Indebtedness in the form of unsecured Performance Letters of Credit that do not constitute Prepetition First Lien Letters of Credit or Letters of Credit in an aggregate amount at any time outstanding pursuant to this Section 7.03(j), when added to the aggregate amount of Indebtedness outstanding under Sections 7.03(k), (m) and (n), not to exceed $15,000,000;

(k) Guarantees and other Indebtedness in respect of Specified Surety Bonds;

(l) obligations on account of non-current accounts payable which the applicable Loan Party or Subsidiary is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(m) Indebtedness of Borrower and/or one or more of its Subsidiaries under one or more letter of credit, bankers’ acceptance and/or bank guaranty facilities as long aggregate face amount of letters of credit, bankers’ acceptances and bank guarantees issued under such facilities outstanding pursuant to this Section 7.03(m), together with the aggregate amount of Indebtedness outstanding under Sections 7.03(j), (k) and (n), not to exceed $15,000,000, and Borrower’s and its Subsidiaries’ obligations under such letters of credit, bankers’ acceptances and bank guarantees (including their obligation to cash collateralize such letters of credit, bankers’ acceptances and bank guarantees) does not exceed 105% of the face amount of the outstanding letters of credit, bankers’ acceptances and bank guarantees issued pursuant to such facilities;

(n) Indebtedness of Borrower and/or one or more of its Subsidiaries under the Bond Performance Facility in an aggregate principal amount outstanding pursuant to this Section 7.03(n), when added to the aggregate amount of Indebtedness outstanding under Sections 7.03(j), (k) and (m), not to exceed $15,000,000;

(o) letters of credit not to exceed $32,000,000 at any time outstanding pursuant to this Section 7.03(o);

(p) the unsecured Guarantee by the Borrower of the Indebtedness and all obligations in connection therewith of the Seller Note SPV under the Permitted Seller Notes;

(q) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business, or as otherwise required by any order of the Bankruptcy Court;

(r) Indebtedness owed to (other than obligations in respect of letters of credit, but including bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than sixty (60) days following such incurrence or as otherwise required by any applicable order of the Bankruptcy Court;

(s) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other overdraft protections in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of notification to the Borrower or other applicable Loan Party of its incurrence; or (ii) cash management services, treasury services or similar arrangements, in each case incurred in the ordinary course of business and consistent with past practices and, with respect to any Debtor, in accordance with any cash management order approved by the Bankruptcy Court;

(t) (A) Indebtedness under the Prepetition Loan Documents and the Prepetition Second Lien Notes Documents and (B) Prepetition First Lien Related Credit Arrangements; and

(u) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding, the net cash proceeds of which are used in accordance with the Budget (subject to Permitted Budget Variances).

Notwithstanding anything to the contrary, from and after the Closing Date, no additional Indebtedness may be created, incurred or assumed by any of the following entities (other than pursuant to Section 7.03(a) and, if such entity is or becomes a Loan Party and subject to the Post-Petition Intercreditor Arrangements, pursuant to Section 7.03(t)): (i) Seller Note SPV, (ii) Silver Ridge Power Holdings, LLC, (iii) TerraForm Private Holdings, LLC and (iv) SE Warehouse1, LLC.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Immaterial Subsidiary that is not a Loan Party may (i) merge with or consolidate into any other Immaterial Subsidiary that is not a Loan Party, (ii) liquidate or dissolve, so long as such Immaterial Subsidiary uses its commercially reasonable efforts, after giving effect to such liquidation or dissolution, to transfer its assets to a Loan Party or (iii) Dispose of all or substantially all of its assets to a Loan Party;

(b) any Subsidiary that is a Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary that is a Loan Party; provided that each of the transferor and transferee of such assets shall both be organized in the United States or the same jurisdiction outside the United States; and

(c) the Borrower and its Subsidiaries may make Dispositions permitted by Section 7.05 (other than Section 7.05(e)).

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of (i) surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and (ii) machinery and equipment from the Borrower or a Subsidiary to the Borrower or a Subsidiary in the ordinary course of business in connection with the management of the manufacturing facilities and operations of the Borrower and its Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business (but, if and to the extent such items constitute inventory, excluding Renewable Energy Systems and products or property (including contract rights) related thereto (including any real property interests associated therewith), Equity Interests in Non-Recourse Subsidiaries, services and accounts receivable and sales of joint venture enterprises, in each case, related to Renewable Energy Systems);

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; provided that any Disposition of real property pursuant to this clause (c) shall require the prior written consent of the Required Lenders;

(d) Dispositions of property (including the transfer of Equity Interests in any Non-Recourse Subsidiary) by any Subsidiary to the Borrower or by the Borrower or any Subsidiary to a wholly-owned Subsidiary; provided that, other than with respect to the transfer of property (including the transfer of Equity Interests in any Non-Recourse Subsidiary) to effectuate a Disposition or in connection with Permitted Non-Recourse Indebtedness permitted under clause (b) of such definition thereof that is otherwise permitted by this Section 7.05 (other than succeeding clause (e)), if the transferor of such property is a Guarantor or the Borrower, the transferee must be the Borrower, another Subsidiary that is a Guarantor, such Person (and, if applicable, its Domestic Subsidiaries) shall have complied with the provisions of Section 6.13 (without regard to the time limits otherwise set forth therein) prior to or at the time of consummation of such Disposition and any security interest in such property in favor of the Administrative Agent shall continue to be valid and perfected to the same degree as prior to such transfer;

(e) Dispositions permitted by Section 7.04 (other than Section 7.04(c));

(f) (i) Disposition of Designated Assets and (ii) Disposition of Excluded Assets described in clause (iv) of the defined term “Excluded Assets” to the extent each such Disposition is in the ordinary course of business;

(g) to the extent constituting a Disposition, transactions subject to, and expressly permitted by exceptions set forth in Section 7.01, 7.02 or 7.06 and, in each case, not otherwise prohibited by this Agreement;

(h) Dispositions of assets (i) in accordance with the Budget (subject to Permitted Budget Variances), (ii) pursuant to any order entered by the Bankruptcy Court that is reasonably satisfactory to the Required Lenders, permitting de minimis asset dispositions without further order of the Bankruptcy Court or (iii) pursuant to any order entered by the Bankruptcy Court in accordance with Section 6.19;

(i) leases, licenses, or subleases or sublicenses of any real or personal property granted by the Borrower or any Subsidiary to others in the ordinary course of business, to the extent not otherwise prohibited by this Agreement and not interfering in any material respect with the business of Borrower or such Subsidiary; and

(j) Dispositions of assets not otherwise permitted by this Section 7.05 (but, for the avoidance of doubt, subject to the last paragraph of this Section 7.05); provided that (i) the fair market value of any assets disposed of pursuant to this Section 7.05(j) shall not exceed (x) $2,000,000 in the case of any individual Disposition (or series of related Dispositions) and (y) $10,000,000 in the aggregate for all such Dispositions during the term of this Agreement, (ii) 100% of the consideration for any such Disposition is Cash and (iii) the Net Asset Sale Proceeds from such Dispositions are applied in accordance with Section 2.05(e).

Notwithstanding anything herein or in any other Loan Document to the contrary, without the prior written consent of the Required Lenders, the Borrower shall not, nor shall it permit any Subsidiary to, Dispose or enter into any agreement to Dispose of (including, without limitation, to any Affiliates that are not Loan Parties), (A) any Equity Interest in YieldCo or YieldCo Intermediate (and shall not be permitted to convert, exchange or otherwise transfer one class of Equity Interests for another class of Equity Interests in YieldCo or YieldCo Intermediate), (B) any Equity Interest in YieldCo II or YieldCo II Intermediate (and shall not be permitted to convert, exchange or otherwise transfer one class of Equity Interests for another class of Equity Interests in YieldCo II or YieldCo II Intermediate), or (C) (i) any Equity Interest in any Loan Party Service Provider or (ii) otherwise Dispose or enter into any agreement to Dispose (including, without limitation, by way of an assignment thereof) of the management services or operation and maintenance services business of any Loan Party Service Provider; provided, however, that notwithstanding the foregoing, in each case of the foregoing clause (C)(ii), each Loan Party Service Provider and its applicable Subsidiaries shall be permitted to (x) collaterally assign any management service agreement or operations and maintenance agreement to the Administrative Agent as security for the Obligations, (y) enter into subcontracts in the ordinary course of business to perform its management services and operation and maintenance services business and (z) Dispose of management services and operation and maintenance services contracts associated with the Disposition of Renewable Energy Systems to the extent such Renewable Energy Systems are Disposed of in accordance with this Agreement and the Budget.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that (a) any Subsidiary may make Restricted Payments to the Borrower or any Guarantor and (b) any wholly-owned Subsidiary may make Restricted Payments to its direct or indirect parent company or to any Loan Party (but if the Subsidiary making such Restricted Payment is a Loan Party, only if the parent company(ies) is a Loan Party). This Section 7.06 shall not restrict the declaration or making of any

Restricted Payment to a wholly-owned Subsidiary that is not a Loan Party; provided that, such Subsidiary promptly distributes and/or transfers any assets received pursuant to such Restricted Payment (directly or indirectly through other wholly-owned Subsidiaries) to a Loan Party.

7.07 Change in Nature of Business. Engage in any line of business other than those lines of business conducted by the Borrower and its Subsidiaries on the Petition Date or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms at least as favorable to the Borrower and the other Loan Parties as would be obtainable by the Borrower and such other Loan Parties at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Borrower and any Guarantor or between and among any Guarantors, (ii) transactions, subject to, and expressly permitted by exceptions set forth in, Section 7.02 or 7.06, (iii) transactions, agreements and arrangements in existence on the Closing Date or any amendment thereto to the extent such amendment is not adverse to the Administrative Agent, the L/C Issuers or the Lenders (in their capacities as such) in any material respect, (iv) transactions pursuant to any “first day” or “second day” orders reasonably satisfactory to the Required Lenders, (v) transactions entered into after the Closing Date pursuant to agreements and arrangements in existence on the Closing Date, subject to any applicable limitations set forth in this Agreement or the schedules hereto and (vi) so long as no Default exists or would result therefrom, other transactions not prohibited by this Agreement and in accordance with the Budget (subject to Permitted Budget Variances); provided that in no event shall the Borrower or any of its Subsidiaries enter into (x) any transaction or series of related transactions after the Closing Date pursuant to Borrower/YieldCo Agreements or the Borrower/YieldCo II Agreements or (y) any other transaction with YieldCo, YieldCo Intermediate, YieldCo II or YieldCo II Intermediate other than ordinary course transactions (including customary ordinary course operations and maintenance and asset management transactions), in each case, without the consent of the Required Lenders.

7.09 Burdensome Agreements. Enter into, incur or permit to exist or become effective any Contractual Obligation that:

(a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor, to make or repay intercompany loans or advances, or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than a negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness); provided that the foregoing shall not prohibit any such limitation or restriction contained in (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (B) customary provisions restricting assignment of, or sublicensing under, any licensing agreement entered into in the ordinary course of business, (C) any agreement or instrument governing any Indebtedness of any Foreign Subsidiary of the Borrower (other than a Foreign Guarantor) permitted pursuant to Section 7.03, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, so long as any such restriction affects only such Foreign Subsidiary and does not in any manner affect the Borrower, any other Loan Party or any Domestic Subsidiary, (D) any Contractual Obligation of a Subsidiary of the Borrower that is not a Guarantor so long as (i) any restriction on Liens or Guarantees does not extend to any entity or assets other than the Subsidiary that is a party to such Contractual Obligation and its assets (including its Subsidiaries that are not Guarantors) and (ii) any restriction or limitation on dividends, or the making or repayment of intercompany loans, shall only apply to such Subsidiary and its Subsidiaries, (E) any agreement governing or evidencing Non-Recourse Project Indebtedness of a Non-Recourse Subsidiary permitted under Section 7.03(f)(i) so long as no such restriction or limitation extends to any Person other than Non-Recourse Subsidiaries, (F) any Contractual Obligation existing as of the Petition Date (and any amendments, modifications, renewals or extensions thereof that are not adverse in any material respect to the interests of the Lenders (in their capacities as such), it being understood that the introduction of any such limitation in a Contractual Obligation that did not previously contain any such limitation shall be deemed to be adverse in a material respect to the interest of the Lenders unless otherwise of the type permitted by this Section 7.09(a)), (G) customary restrictions and conditions contained in any agreement relating to the Disposition of any asset permitted under Section 7.05 pending the consummation of such Disposition, or (H) restrictions on Cash, pledges or other deposits imposed under contracts entered into in the ordinary course of business or with respect to pledges and deposits permitted by Section 7.01; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except (i) to the extent of obligations that, individually or in the aggregate, are not material to the Borrower or any Subsidiary, (ii) as set forth in the Prepetition First Lien Loan Documents and the Prepetition Second Lien Documents as long as such requirements set forth therein are subject to the terms of the Financing Orders, (iii) any such requirements contained in any Contractual Obligation existing as of the Petition Date (and any amendments, modifications, renewals or extensions thereof that are not adverse in any material respect to the interests of the Lenders (in their capacities as such), it being understood that the introduction of any such requirement in a Contractual Obligation that did not previously contain any such requirement shall be deemed to be adverse in a material respect to the interest of the Lenders unless otherwise of the type not prohibited by this Section 7.09(b)) or (iv) in favor of any holder of Indebtedness permitted under Section 7.03(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

7.10 Use of Proceeds. Use the proceeds of any Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose.

7.11 Financial Covenant. Permit the Cash Amount for any Business Day occurring in any calendar week to be less than the amount set forth opposite such calendar week in the below table (the “Cash Amount Covenant Table”):

Period	Calendar Week	Cash Amount

I	Calendar week ending April 29, 2016	Budgeted Cash Amount for such calendar week less $10,000,000

II	Calendar week ending May 6, 2016 and each calendar week thereafter until and including the calendar week in which the Final Financing Order is entered by the Bankruptcy Court	$5,000,000

III	Each calendar week thereafter

No later than five (5) Business Days prior to the Delayed Draw Funding Date, the Borrower shall propose minimum required levels of Cash Amount (Loan Parties) and Cash Amount (Other) for future periods (as well as corresponding grace period provisions for purposes of Section 8.01(b)(iv)) and shall negotiate in good faith with the Required Lenders to establish such minimum required levels for purposes of this Section 7.11 (as well as corresponding grace period provisions, if any, for purposes of Section 8.01(b)(iv)).

7.12 Amendments to Organization Documents; Prepetition Loan Documents.

(a) Amend, modify, supplement, terminate, release or waive any of its rights or obligations under any of (x) its Organization Documents, except to the extent any of the foregoing (i) is not adverse to the interests of the Administrative Agent, the L/C Issuers or the Lenders (in their capacities as such), (ii) is to comply with Section 6.13, 6.14, 6.16 or 6.17 or (iii) with respect to any Subsidiary that is not a Loan Party, to effectuate a transaction expressly permitted by this Agreement or (y) any of the Borrower/SSL TopCo Agreements, Borrower/YieldCo Agreements or Borrower/YieldCo II Agreements.

(b) Amend, modify, supplement, terminate, release or waive any of its rights or obligations under any Prepetition Loan Document, except to the extent expressly permitted by the Financing Orders.

(c) Amend, modify or supplement any agreement evidencing, governing, securing or otherwise pertaining to any Indebtedness of any Debtor set forth on Schedule 7.03(b) or (c), except to the extent expressly permitted by the Financing Orders.

7.13 Accounting Changes. Make any (a) change in accounting policies or reporting practices, except as required by GAAP (or, with respect to any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary), or (b) change in fiscal year.

7.14 Payments of Indebtedness. Pay, prepay, redeem, purchase, defease or otherwise satisfy (a) any Indebtedness that is subordinated in right of payment to the Obligations or secured by a Lien on any Collateral that is junior to the Liens on such Collateral securing the Obligations or (b) any Indebtedness that was incurred prior to the Petition Date, except for (i) payments made pursuant to the Financing Orders or, to the extent not in violation of the Financing Orders, any other order of the Bankruptcy Court then in effect that is reasonably satisfactory to the Required Lenders, (ii) payments made in accordance with the Budget, or (iii) with respect to Indebtedness under Section 7.03(d) and (f), payments of regularly scheduled interest and principal on the scheduled maturity date and, in the case of Section 7.03(f)(i) and Section 7.03(e)(y), payments of Indebtedness by a Non-Recourse Subsidiary that is an obligor in respect of such Indebtedness.

7.15 Budget Compliance Covenant.

(a) Except as otherwise provided herein or approved by the Required Lenders, permit the proceeds of Loans or DIP Cash Collateral to be used for any use other than a use permitted by Section 6.12, it being understood that (x) neither the Administrative Agent nor the Lenders shall have any duty to monitor such compliance and (y) the line items in the Budget for payment of amortization of principal, interest, expenses and other amounts to the Secured Parties are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents.

(b) For any Variance Period, permit the actual Cumulative Net Cash Flow of any Business Segment as set forth in the Variance Report delivered for such Variance Period pursuant to Section 6.01(f) to be less than such Business Segment’s forecasted Cumulative Net Cash Flow for such Variance Period as set forth in the Budget by an amount in excess of the Permitted Budget Variance specified on Schedule 7.15 for such Business Segment.

(c) Without the express written consent of the Required Lenders:

(i) make any Cash Disbursements that could reasonably be expected to result in a violation of Section 7.15(b); or

(ii) make any Cash Disbursements with respect to (x) any Indebtedness (for purposes hereof, disregarding any exclusions set forth in the final paragraph of the definition of “Indebtedness”) or (y) other obligations, in any such case, arising on or before the Petition Date owed by the Borrower or any other Debtor Loan Party, unless such Cash Disbursements (i) are in accordance with the Budget (subject to Permitted Budget Variances) and (ii) do not violate Section 7.14 or constitute an Event of Default under Section 8.01(m).

7.16 [Reserved.]

7.17 Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims.

(a) At any time, seek or consent to any reversal, modification, amendment, stay, vacation or termination of (i) any “first day order” entered by the Bankruptcy Court in any of the Cases, if such reversal, modification, amendment, stay or vacation could have an adverse effect on the rights of the Secured Parties under this Agreement, (ii) the Interim Financing Order or (iii) the Final Financing Order.

(b) At any time, seek or consent to a priority for any administrative expense or unsecured claim against the Borrower or any other Debtor Loan Party (now existing or hereafter arising) of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105(a), 326, 328, 330, 331, 363, 503(a), 503(b), 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code equal or senior to the priority of the Secured Parties in respect of the Obligations, except as provided in Section 2.17 and the Financing Orders.

(c) At any time, seek or consent to a priority of any Liens against the Borrower or any other Loan Party that is equal or senior to the priority of the Liens granted to the Secured Parties, except as provided in Section 2.17 and the Financing Orders or that constitutes a Permitted Prior Lien.

(d) Prior to the date on which the Obligations have been Paid in Full (or otherwise satisfied) and the unused Commitments have been cancelled and terminated, (i) pay any administrative expense claims of the Borrower or any other Debtor Loan Party except (A) the Obligations or (B) other administrative expenses and professional fees and expenses and claims set forth in the Budget and Specified Disbursements, in each case to the extent and having the order of priority set forth in the Financing Orders or (ii) file with the Bankruptcy Court any alternative debtor-in-possession financing proposal that does not provide for the Obligations to be Paid in Full.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES; LIMITED FORBEARANCE

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any event constituting an “Event of Default” under any other Loan Document occurs or the Borrower fails to perform or observe any term, covenant or agreement (i) contained in any of Section 6.01(i), 6.03(a), 6.05(a) (with respect to the Borrower), 6.12, 6.13, 6.14, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.25, 6.27, or Article VII (other than Section 7.11) or Section 6.8 of the Pledge and Security Agreement, (ii) contained in any of Section 6.01 (other than 6.01(i)) or 6.02(a) and, in the case of this clause (ii), such failure continues for two (2) days, (iii) contained in Section 6.11 and, in the case of this clause (iii), such failure continues for three (3) Business Days after the earlier of (x) knowledge thereof by any Responsible Officer of the Borrower or (y) receipt by the Borrower of a Notice of Default with respect thereto, (iv) contained in Section 7.11 and, in the case of this clause (iv), such failure continues for three (3) consecutive Business Days, unless in the case of any Business Day occurring in any calendar week during Period I set forth in the Cash Amount Covenant Table, such failure results from the Cash Amount for such Business Day falling $5,000,000 or more below the level required by Section 7.11 for such calendar week, then, in such case, as well as in the case of any failure to comply with the covenant contained in Section 7.11 for any Business Day occurring in any calendar week during Period II set forth in the Liquidity Covenant Table, the aforementioned three (3) Business Days grace period shall not apply or (v) contained in any of Section 6.02(b)-(h), 6.03(b)-(e) or 6.09(d) and, in the case of this clause (v), such failure continues for fifteen (15) days after the earlier of (x) knowledge thereof by any Responsible Officer of the Borrower or (y) receipt by the Borrower of a Notice of Default with respect thereto; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d) contained in any Loan Document on its part to be performed or observed, and such failure continues for thirty (30) days after the earlier of (x) knowledge thereof by any Responsible Officer or (y) receipt by the Borrower of a Notice of Default with respect thereto; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment, regardless of amount, when due (with all applicable grace and cure periods having expired, but whether or not all required notices have been delivered) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) to a Person other than the Borrower or any of its subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including such amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $15,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in clause (A) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or other event under clause (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (with all applicable grace periods having expired, but whether or not all required notices have been delivered) such Indebtedness to be accelerated or to otherwise become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; or (ii) there occurs under any Swap Contract, an early termination date (or such other similar term) under such Swap Contract resulting from (A) any event of default under such Swap Contract as to which any Loan Party or Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Loan Party or Subsidiary as a result thereof is greater than $15,000,000; provided that no such failure or early termination date (or such other similar term), as applicable, described in this Section 8.01(e) shall constitute an Event of Default if such failure or early termination date is a result of or arises solely from the commencement of a proceeding under chapter 11 of the Bankruptcy Code by the Debtors and/or events leading up to the commencement of the Cases (including, without limitation, pursuant to cross-default or cross-acceleration provisions or as a result of any failure to deliver notices or take other actions under the applicable credit agreement, indenture, or any related documents with respect to such matters and events and including any cross default arising with respect to any of the foregoing); provided, further, that this Section 8.01(e) shall not apply to (1) Non-Recourse Project Indebtedness (and Swap Contracts entered into by the applicable Non-Recourse Subsidiary in connection therewith), (2) any prepetition Indebtedness of any Debtor, (3) any Indebtedness of any Immaterial Subsidiary (except to the extent a Loan Party or Material Subsidiary has Guaranteed such Indebtedness or is liable with respect thereto), (4) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is not prohibited hereunder or (5) any Indebtedness of a Subsidiary that is neither a Debtor nor a Loan Party to the extent, and only for so long as, the enforcement thereof is stayed or subject to a forbearance agreement or similar arrangement; or

(f) Insolvency Proceedings, Etc. Except for the commencement of a proceeding for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court that does not or would not constitute an Event of Default under Section 8.01(u) and that is, within 10 days of the filing thereof, jointly administered with the Cases (it being agreed that, during any such 10-day period, any such chapter 11 proceeding shall not constitute a Default), any Subsidiary of the Borrower (other than a Debtor, an Immaterial Subsidiary or a Non-Recourse Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Other than with respect to (x) a Debtor, an Immaterial Subsidiary or a Non-Recourse Subsidiary, (y) a Subsidiary that has commenced a chapter 11 proceeding as contemplated by Section 8.01(f) or (z) any Subsidiary that has instituted or consented to the institution of any proceeding under any Debtor Relief Law that does not constitute an Event of Default under Section 8.01(u): (i) Any Subsidiary of the Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not discharged, released, vacated, stayed or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries or Non-Recourse Subsidiaries) (i) one or more final post-petition (with respect to any such Person that is a Debtor) or judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, with respect to which either (A) enforcement proceedings are legally commenced (and not subject to a stay) by any creditor upon such judgment or order, or (B) such judgment or order remains undischarged, unvacated, unbonded or unstayed for a period of 30 consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to such Plan, such Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery, ceases to be in full force and effect in any material respect for any reason other than as expressly permitted hereunder or under the Financing Orders; or any Loan Party or any Subsidiary contests in writing in any manner the validity or enforceability of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Liens. Any Lien purported to be created under any Security Document or any Financing Order shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected (to the extent so required by the Loan Documents) Lien on any portion of the Collateral (other than a de minimis amount of Collateral), in any case of this Section 8.01(k), except (i) as a result of the sale or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) for any reason expressly permitted under any Loan Document; or

(l) Bankruptcy-Related Events.

(i) An order shall have been entered dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code or the Borrower or any other Debtor Loan Party shall file a motion or other pleading seeking the dismissal or conversion of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; or

(ii) A trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code is appointed or elected in the Cases, the Borrower or any other Debtor Loan Party applies for or consents to any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment; or

(iii) (A) The Final Financing Order (in form and substance satisfactory to the Required Lenders) shall not have been entered by the Bankruptcy Court on or prior to the date occurring 35 days after the entry of the Interim Financing Order (or such later date as the Required Lenders may approve in their sole discretion; provided that the Required Lenders shall not unreasonably withhold approval to extend such period to forty-five (45) days after the entry of the Interim Financing Order), (B) the Bankruptcy Court shall have entered an order staying, reversing, vacating, terminating or extending the Interim Financing Order or, after entry thereof, the Final Financing Order or modifying, supplementing or amending the Interim Financing Order or, after entry thereof, the Final Financing Order, in any such case, other than in form and substance satisfactory to the Required Lenders, (C) subject to the Post-Petition Intercreditor Arrangements, an order of the Bankruptcy Court shall be entered granting a Lien on the Collateral that is senior to or pari passu with the Liens on such Collateral securing the Obligations (other than Permitted Prior Liens); (D) the Interim Financing Order and/or the Final Financing Order shall cease to create a valid and perfected Liens, as provided in Section 2.17 and the Financing Orders, on the Collateral of the Debtor Loan Parties or otherwise cease to be valid and binding and in full force and effect, (E) the Borrower or any other Loan Party shall fail to comply with any provision of the Interim Financing Order or, after the entry thereof, the Final Financing Order, (F) the Borrower or any other Loan Party is enjoined, restrained or in any way prevented by order of a court of competent jurisdiction from continuing or conducting all or any material part of its business or affairs, (G) the Financing Orders shall cease to be in full force and effect, or (H) a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Secured Parties or the Debtors shall file or support any motion supporting such charging under Section 506(c) of the Bankruptcy Code; or

(iv) The Bankruptcy Court shall have entered an order in any of the Cases (A) denying or terminating use of cash collateral by any of the Debtor Loan Parties, and the Debtor Loan Parties have not obtained use of cash collateral (consensually or non-consensually), (B) granting relief from any stay or proceeding (including, without limitation, the automatic stay under section 362 of the Bankruptcy Code) so as to allow any third party to proceed with foreclosure (or the granting of a deed in lieu of foreclosure or the like) against any assets of the Debtor Loan Parties with a value in excess of $1,000,000 in the aggregate or the Equity Interests in any Loan Party or in any Subsidiary whose Equity Interest (or portion thereof) has been pledged as security for the Obligations (unless constituting a Disposition permitted by Section 7.05) or permit third parties to exercise other remedies that would have a Material Adverse Effect or (C) without the prior written consent of the Required Lenders, authorizing financing for any of the Loan Parties under Section 364 of the Bankruptcy Code (other than the Facilities and the other transactions contemplated by the Loan Documents) unless such financing is expressly permitted hereunder or such order contemplates Payment in Full of the Obligations upon consummation thereof; or

(v) The filing or support of any pleading by any Loan Party or other Debtor seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (iv) above, unless such filing or any pleading is in connection with the enforcement of the Loan Documents against any Secured Party; or

(vi) The filing of a motion in any of the Cases by the Borrower or any other Debtor Loan Party to (A) use DIP Cash Collateral under Section 363(c) of the Bankruptcy Code without the consent of the Required Lenders, (B) to obtain additional financing under Sections 364(c) or (d) of the Bankruptcy Code not otherwise expressly permitted under this Agreement or (C) to take any other action or actions materially adverse to any of the Secured Parties or the Prepetition First Lien Secured Parties or their rights and remedies hereunder or under any of the Loan Documents, the Prepetition First Lien Loan Documents or the Financing Orders, or any Secured Party’s or Prepetition First Lien Secured Party’s interest in any of the Collateral; provided, however, a motion that contemplates Payment in Full of the Obligations upon consummation of the transaction(s) or relief contemplated thereby shall not result in an Event of Default as contemplated by clauses (A) and (B) of this Section 8.01(l)(vi); or (D) file any plan of reorganization or liquidation that is not an Acceptable Plan; or

(m) Material Payments. Any material payments are made in respect of prepetition obligations of any Debtor Loan Party other than (i) to the extent permitted by the Interim Financing Order (or the Final Financing Order, when applicable), (ii) any “first day order” or “second day order” entered by the Bankruptcy Court that is in form and substance reasonably satisfactory to the Required Lenders, or (iii) as otherwise permitted by Section 7.14; or

(n) Consolidation. Any Loan Party consolidating or combining with any other Person except to the extent expressly permitted by Section 7.05 or pursuant to a confirmed Acceptable Plan; or

(o) Claim Status. Other than in respect of the Obligations, the Carve-Out or as otherwise permitted under the Loan Documents, an order is entered by the Bankruptcy Court granting superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code on a pari passu or senior basis to the claims against the Debtor Loan Parties of the Secured Parties under the Loan Documents, or the filing by any Loan Party of a motion or application seeking entry of such an order; or

(p) Plan of Reorganization. A chapter 11 plan or any other plan shall be confirmed in any of the Cases that is not an Acceptable Plan, or any of the Loan Parties or any of their Subsidiaries shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan; or

(q) Avoidance; Disgorgement; etc. The Bankruptcy Court shall (i) enter an order avoiding or requiring disgorgement by the Secured Parties of any amounts received in respect of the Obligations or any other amount paid by the Borrower arising from or in connection with this Agreement, (ii) enter an order authorizing or directing payment of any claim or claims under Section 506(c) or 552(b) of the Bankruptcy Code against or with respect to any of the Collateral or (iii) enter an order resulting in marshaling of any Collateral or precluding the attachment of Liens securing the Obligations to post-petition property based on the “equities of the case” under Section 552(b) of the Bankruptcy Code; or

(r) Non-Approved Sales. The Bankruptcy Court shall enter an order or orders to sell, transfer, lease, exchange, alienate or otherwise dispose of any assets, or properties of the Borrower or any other Debtor Loan Party or any Equity Interest of any Guarantor that is a Debtor pursuant to Section 363 of the Bankruptcy Code or otherwise without the consent of the Required Lenders unless such order or orders (i) are in accordance with Section 6.19 or 7.05(h), (ii) comply with Section 6.23 or (iii) contemplate the Payment in Full of all Obligations upon consummation of such sale, transfer, lease, exchange, alienation or other disposition; or

(s) Material Impairment. (i) If any Loan Party shall file a motion, pleading or proceeding that challenges the rights and remedies of any of the Administrative Agent or the Lenders under the Loan Documents in any of the Cases or that is inconsistent with the Loan Documents, in any such case, to the extent the relief sought thereby or such determination could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or (ii) a determination by a court with respect to any such motion, pleading or proceeding which results in such a material impairment; or

(t) Roll-Up Loans. (i) The Bankruptcy Court does not approve on the date of the entry of the Final Financing Order, or any determination is made by the Bankruptcy Court at any time that it will not approve the “roll-up” of (x) the entire amount of the Prepetition First Lien Obligations in a manner and on terms satisfactory to the Required Tranche A Lenders and in accordance with Section 2.01(e)(i) or (y) the Prepetition Second Lien Loans and the Prepetition Second Lien Notes in an aggregate principal amount equal to $350,000,000 in a manner and on terms satisfactory to the Required Tranche B Lenders and in accordance with Section 2.01(e)(ii).

(u) Non-Debtor Loan Party Proceedings. (i) Any U.S. Non-Debtor Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law or (ii) any Foreign Subsidiary that is a Loan Party institutes or consents to the institution of a proceeding for relief under chapter 11 of the Bankruptcy Code, and, in any event set forth in clause (i) or (ii) above, within twenty (20) days after the occurrence thereof, the court overseeing such proceeding has not entered an order subjecting such Non-Debtor Loan Party to the Interim Financing Order (or, after entry thereof, the Final Financing Order) and such other orders as the Required Consenting Parties or the Required Lenders may reasonably require (it being agreed that, during any such 30-day period after any event set forth in clause (i) or (ii) above, such event shall not constitute a Default).

(v) The Borrower or any other Debtor Loan Party shall file a motion in any of the Cases to obtain, or the Bankruptcy Court shall enter an order to approve, any additional financing under Sections 364(c) or (d) of the Bankruptcy Code (including, without limitation, any indebtedness secured by a Lien on any Collateral equal or senior to the priority of the Liens securing the Obligations) unless (i) such financing and, if applicable, any Liens securing such financing are expressly permitted hereunder or (ii) such motion or order, as applicable, contemplates Payment in Full of the Obligations upon consummation thereof.

(w) At any time, the Borrower , any other Loan Party or any Debtor seeks or consents to a priority of any Liens against the Borrower or any other Loan Party that is equal or senior to the priority of the Liens granted to the Secured Parties, except (i) as provided in Section 2.17 and the Financing Orders, (ii) with respect to a Permitted Prior Lien or (iii) such motion or order, as applicable contemplates Payment in Full of the Obligations upon consummation thereof.

8.02 Remedies Upon Event of Default. Subject in all cases to the Post-Petition Intercreditor Arrangements, if any Event of Default occurs and is continuing, the Administrative Agent, on behalf of the Secured Parties, may, and at the direction of the Required Lenders (or, if such Event of Default is a result of Section 8.01(t) at the direction of the Tranche A Lenders (in the case of Section 8.01(t)(x)) and the Tranche B Term Lenders (in the case of Section 8.01(t)(y)) shall, take any or all of the following actions, subject to any applicable notice period in the Financing Orders, but without any action, approval, further order or application of the Bankruptcy Court, and provided that in the event the Obligations have not been Paid in Full on the Stated Maturity Date, no such notice is required:

(a) declare the Commitment of each Lender to make Loans and/or any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, reduced or otherwise restricted whereupon such Commitments and obligations shall be terminated, reduced or restricted to the extent that any such Commitment or obligation remains;

(b) in the case of this clause (b), at the direction of the Required Lenders, declare the unpaid principal amount of all or any portion of the outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind (except any notice required by the Financing Orders), all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize that portion of the L/C Obligations composed of the aggregate undrawn amount of Letters of Credit (in an amount equal 105% of the then Outstanding Amount thereof) if applicable; and

(d) subject to the proviso below, in the case of this clause (d), at the direction of the Required Lenders, exercise on behalf of itself, the L/C Issuers, the Lenders and the other Secured Parties all rights and remedies available to it, the L/C Issuers, the Lenders and the other Secured Parties under the Loan Documents, including to enforce any and all Liens and security interests created pursuant to Security Documents or exercise of any other rights or remedies with respect to the Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the Collateral);

provided that immediately upon the giving of such notice of the occurrence and continuance of an Event of Default by the Administrative Agent in accordance with the Financing Orders, (i) any obligation of each Lender to make Loans and/or and any obligation of the L/C Issuer to make L/C Credit Extensions shall be suspended; (ii) the Administrative Agent may block or limit withdrawals from any bank accounts that are a part of the Collateral (including, without limitation, by sending any control activation notices to depositary banks pursuant to any control agreement), except that during the 7-day notice period, the Loan Parties and their Subsidiaries shall be permitted to continue to use cash collateral drawn from any DIP Facilities Blocked Account (and any other Cash on hand or on deposit in any deposit account or other bank account of a Loan Party or Subsidiaries that is not a DIP Facilities Blocked Account) prior to the occurrence of such Event of Default in the ordinary course of business during such 7-day notice period, (x) in accordance with the Budget (subject to Permitted Budget Variances) and the Loan Documents to fund payroll, make any required utilities payments and make any other critical payments necessary to continue operations, and (y) to satisfy the Carve-Out; (iii) except as otherwise expressly provided herein and in the Financing Orders, the Loan Parties shall deliver and cause the delivery of the proceeds of the Loans and any Collateral to the Administrative Agent as provided herein; and (iv) the Administrative Agent shall be permitted to apply such proceeds in accordance with the terms herein and in the Loan Documents.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations (subject to the terms of the Financing Orders) shall be applied by the Administrative Agent in accordance with the Post-Petition Intercreditor Arrangements.

8.04 Credit Bidding, Etc.

(a) With the written consent of the Required Lenders, the Administrative Agent, on behalf of itself and the applicable Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the other applicable Secured Parties all or any portion of Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure (whether by judicial action or otherwise) in accordance with applicable Law.

(b) Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action with respect to all or any portion of the Collateral, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar Dispositions of all or any portion of the Collateral; provided that a Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other Disposition (except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code).

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably designates and appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, including, without limitation, to act for such Lender or such L/C Issuer, as the case may be, and the other applicable Secured Parties under the Security Documents and under the Financing Orders and for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, and each such Lender and L/C Issuer irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto (including, without limitation, to enter any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement on behalf of the Secured Parties). The provisions of this Article IX are solely for the benefit of the Agents, the L/C Issuers and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of such provisions, other than with respect to Sections 9.06 and 9.10. In performing its functions and duties hereunder, (i) the Administrative Agent shall act solely as an agent of the Lenders, the L/C Issuers, other applicable Agents and, as applicable, the other Secured Parties and (ii) does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the L/C Issuers.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties herewith and therewith shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in writing in respect thereof from the Required Consenting Parties, the Required Lenders, the Tranche B Advisors (or such other Lenders and/or, if applicable, L/C Issuers as may be required to give such instructions under Section 10.01), as the case may be and, upon receipt of such instructions from the Required Lenders, the Required Consenting Parties or the Tranche B Advisors (or such other Lenders and/or, if applicable, L/C Issuers, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any obligation or duty to disclose, disclose further or update, and shall not be liable for the failure to disclose, disclose further or update, any information, or information it may have provided to the Lenders or L/C Issuers, relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administration Agent is relying on the foregoing.

Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it under the Loan Documents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders and/or, if applicable, the L/C Issuers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Financing Orders or Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmation of the Outstanding Amount of the Loans or L/C Obligations or the component amounts thereof.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or L/C Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or L/C Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party or Subsidiary thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender.

9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. If any such sub-agent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such sub agent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new sub-agent. The exculpatory, indemnification and other provisions of Section 9.03 and of Section 10.04 shall apply to any Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties, the L/C Issuers and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent who appointed such sub-agent and not to any Loan Party, Lender, L/C Issuer, any other Agent or any other Person and no Loan Party, Lender, L/C Issuer, other Agent or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. No appointment hereunder shall be effective unless the Person so appointed has accepted such appointment in writing, and upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Agents and Other Lenders. Each of the Lenders and L/C Issuers acknowledges that it has, independently and without reliance upon any Agent, any other Lender, any L/C Issuer or any of their Related Parties and based on such documents and information as it has in its sole discretion deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and L/C Issuers also acknowledges that it will, independently and without reliance upon any Agent, any other Lender, any L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time in its sole discretion deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as otherwise explicitly set forth in this Agreement, no Agent shall have any obligation, duty or responsibility, either initially or on a continuing basis, to make any investigation or any appraisal on behalf of Lenders or any L/C issuer or to provide, provide further or update any Lender or L/C Issuer with any credit or other information, or any other credit or other information it may have provided to any Lender or L/C Issuer, with respect thereto, whether coming into its possession before the making of the Loans or L/C Credit Extension or at any time or times thereafter, no Agent shall have any fiduciary obligation or duty to any Lender or L/C Issuer, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders and/or L/C Issuers. Each Lender and L/C Issuer that becomes a party to this Agreement pursuant to an Assignment and Assumption agrees to each of the provisions applicable to assignees contained in the form Assignment and Assumption attached as Exhibit E-1 hereto. Each Agent is relying on the foregoing.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no bookrunner, arranger, syndication agent or documentation agent (including the Syndication Agent, each Bookrunner and each Arranger) shall have any obligations, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an L/C Issuer or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party (including the Cases with respect to the Debtor Loan Parties), the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding (but subject in all respects to the terms and conditions of the Financing Orders and any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement), the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, for the benefit of the Secured Parties, in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender or L/C Issuer, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or any L/C Issuer (or Lenders or L/C Issuers) in its (or their) respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition. The Administrative Agent is hereby authorized on behalf of all of the Lenders and L/C Issuers, without the necessity of any notice to or further consent from any Lender or L/C Issuer, from time to time to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

9.10 Collateral and Guaranty Matters.

(a) Without limiting the generality of Section 9.01, each Lender and L/C Issuer (on behalf of itself and any of its Affiliates that are Lender Counterparties) hereby irrevocably authorizes Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to the Financing Orders, the Administrative Agent is hereby irrevocably authorized by each Lender and L/C Issuer (on behalf of itself and any of its Affiliates that are Lender Counterparties) (without requirement of notice to or consent of any Lender, L/C Issuer or Lender Counterparty) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document or otherwise encumbering any item of Collateral (and to execute any documents or instruments necessary, advisable or otherwise required or reasonably requested by any Loan Party to do so) (i) upon Payment in Full of all the Obligations (subject to Section 6.27 and Schedule 6.27) (the date on which all of the foregoing in this clause (i) has occurred, the “Termination Date”), (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder, (iii) in connection with a release made as a result of a Subsidiary becoming a Non-Recourse Subsidiary in a transaction described in Section 6.13, (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (v) in accordance with the Financing Orders or any intercreditor agreement entered into by the Administrative Agent (at the direction of the Required Lenders) in accordance with this Agreement. Any execution and delivery of documents pursuant to this clause (b) shall be without recourse to or warranty by the Administrative Agent.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to the Financing Orders, the Administrative Agent is hereby irrevocably authorized by each Lender and L/C Issuer (on behalf of itself and any of its Affiliates that are Lender Counterparties) (without requirement of notice to or consent of any Lender, L/C Issuer or Lender Counterparty):

(i) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(l);

(ii) to release any Guarantor from its obligations under the Guaranty if such Person either (A) ceases to be a Subsidiary as a result of a transaction permitted hereunder, or (B) becomes a Non-Recourse Subsidiary in a transaction described in Section 6.13; and

(iii) (A) to enter into or amend any intercreditor agreement with any representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral by Section 7.01(q) or Indebtedness that is permitted by Section 7.03 to be secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations, and (B) to rely exclusively on a certificate of a Responsible Officer of the Borrower seeking to permit such Lien as to whether any such other Liens are permitted. Any intercreditor agreement entered into by the Administrative Agent in accordance with this Agreement and any amendment thereto shall be binding on the Secured Parties.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, but subject to the Financing Orders, upon the occurrence of the Termination Date, upon request of the Borrower, the Administrative Agent may, at its option and in its discretion (without notice to, or vote or consent of, any Lender, L/C Issuer or Lender Counterparty) take such actions as shall be required to terminate this Agreement and to release all guarantee obligations under the Guaranty. Any guarantee obligations subject to any such release shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

No Lender, L/C Issuer, Lender Counterparty or Affiliate of any of the foregoing (but excluding the Administrative Agent in its capacity as such) that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty, any Security Document or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Collateral or Guaranty (including the release or impairment of any Collateral or Guaranty) other than in its capacity as a Lender and/or L/C Issuer and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Related Credit Arrangement unless the Administrative Agent has received written notice of such Obligations in accordance with Section 10.20, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Related Credit Arrangement; provided that, notwithstanding any such notice, Obligations arising under any Related Credit Arrangement shall be subject in all respects to Section 10.20.

The Administrative Agent shall not be required to deliver to any Lender, L/C Issuer or Lender Counterparty originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender, L/C Issuer, Lender Counterparty or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender or L/C Issuer with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuers or other Secured Parties for any failure to monitor or maintain any portion of the Collateral.

9.11 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred, unless such amounts have been indemnified by any Loan Party or the relevant Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. Subject to Section 10.22, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, in addition to the consents required above, no such amendment, waiver or consent shall:

(a) waive, amend or modify any condition set forth in Sections 4.01, 4.02 and 4.03 without the prior written consent of the Required Consenting Parties it being understood that a general waiver of an existing Default by the Required Lenders or an amendment approved by the Required Lenders that has the effect of “curing” an existing Default and permitting the making of Loans or other extensions of credit shall constitute a waiver of a condition precedent governed under this clause;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall not constitute an increase or extension of the Commitments of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Class of Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest, Letter of Credit Fees or other amounts at the Default Rate;

(e) change Section 2.13 or Section 8.03 of this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(f) amend, modify or waive this Agreement or any Security Document so as to alter the treatment of Obligations arising under the Loan Documents and Obligations arising under the definition of “Related Credit Arrangements”, “Obligations” or “Secured Parties” (as defined in this Agreement or any applicable Security Document) in each case in a manner materially adverse to any Lender Counterparty party to a Related Credit Arrangement without the written consent of such Lender Counterparty; provided that no such consent shall be required to the extent any such amendment, modification or waiver is to give effect to the terms and limitations set forth in Section 10.20;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Tranche A Lenders,” or “Required Tranche B Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) release or subordinate, or direct the Administrative Agent to release or subordinate, all or substantially all of the value of the Guaranty or all or substantially all of the Collateral, or the Loans, without the written consent of each Lender and each L/C Issuer, except to the extent the release or subordination of any Guarantee by any Guarantor pursuant to the Guaranty or the release or subordination of Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone) except in connection with a “credit bid” undertaken by the Administrative Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(A)(ii) or otherwise under the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release);

(i) amend the definition of “Alternative Currency” without the written consent of each L/C Lender;

(j) amend the Post-Petition Intercreditor Arrangements including any intercreditor arrangements contemplated herein or in any other Loan Document by reference to the Post-Petition Intercreditor Arrangements without the consent of each affected Lender;

(k) amend Sections 6.19, 6.20, 7.11 or 7.15 prior to the Delayed Draw Borrowing Date without the consent of the Required Consenting Parties; or

(l) amend Section 8.01(v) or waive any Event of Default thereunder without the consent of each of (i) Tranche A Lenders holding more than 75% of the Tranche A Loans and Tranche A Term Loan Commitments and (ii) Tranche B Lenders holding more than 75% of the Tranche B Loans and Tranche B Term Loan Commitments;

and, provided further, (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any other Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or such other Agent under this Agreement or any other Loan Document; (ii) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above (provided that no such Lender consent shall be necessary unless required by any of clause (a) through (i) above or to the extent adversely affecting the Lenders), affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Tranche A Required Consenting Parties, in addition to the Lenders required above, affect the rights of the Tranche A Required Consenting Parties under this Agreement or any other Loan Document, or change the definition of “Tranche A Required Consenting Parties” or “Required Consenting Parties” or (v) no amendment, waiver or consent shall, unless in writing and signed by the Tranche B Required Consenting Parties, in addition to the Lenders required above, affect the rights of the Tranche B Required Consenting Parties under this Agreement or any other Loan Document, or change the definition of “Tranche B Required Consenting Parties” or “Required Consenting Parties.” Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (B) the outstanding principal amount of Loans and other Obligations owing to such Lender may not be reduced, other than as a result of payment thereof, without the consent of such Lender, (C) the rate of interest specified herein applicable to any Loans of such Lender may not be reduced without the consent of such Lender except in connection with a reduction of such rate of interest applicable to all Lenders directly affected thereby made in accordance with subpart (d) of the first proviso above (with respect to which such Defaulting Lender shall not be entitled to vote); and (D) any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments, if any) of principal due to such Lender may not be postponed without the consent of such Lender.

Notwithstanding anything to the contrary herein, but in any case subject to the Post-Petition Intercreditor Arrangements, amendments, waivers or consents with respect to any provision of this Agreement that affect only a single Class may be effected with the consent of only the Borrower and the holders of a majority (or 100%, if applicable) of the Obligations of such Class. It is understood and agreed that, (a) prior to the issuance of the Tranche A Roll-up Loans, amendments, waivers or consents with respect to any provision of this Agreement that affect only Tranche A Roll-up Loans may be effected with the consent of only the Borrower and the holders of a majority (or 100%, if applicable) of the Obligations with respect to the Tranche A Loans and (b) prior to the issuance of the Tranche B Roll-up Loans, amendments, waivers or consents with respect to any provision of this Agreement that affect only Tranche B Roll-up Loans may be effected with the consent of only the Borrower and the holders of a majority (or 100%, if applicable) of the Obligations with respect to the Tranche B Loans.

Except as otherwise expressly provided above, for purposes of determining compliance with the conditions specified in Article IV or any other matter (excluding any amendment or modification of any provision of this Agreement pursuant to this Section 10.01) requiring the approval, consent or satisfaction of the Required Lenders under this Agreement, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender specifying its objection thereto.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower or any Lender may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section 10.13 (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with the Financing Orders, this Agreement and the other Loan Documents including, without limitation, to amend the Security Documents to permit refinancing indebtedness that is permitted hereunder to have a Lien on the Collateral ranking junior to the Liens created by the Security Documents to become secured thereby.

Notwithstanding anything to the contrary contained herein, the Administrative Agent may (but shall not be obligated to), with the consent of the Borrower or other applicable Loan Party only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender in any material respect.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, any other Loan Party, any L/C Issuer, the Administrative Agent or the advisors of any of the foregoing, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02;

(ii) if to the Tranche B Lenders and/or the Tranche B Advisors, to Akin Gump Strauss Hauer & Feld, LLP, One Bryant Park, New York, NY 10036 (Attn: Arik Preis), e-mail: apreis@akingump.com, facsimile: (212) 872-1002; and

(iii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, any other Loan Party, any L/C Issuer and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the L/C Issuers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of, or a representative for, such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate or representative, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, the L/C Issuers and the other Secured Parties; provided, however, that the foregoing shall not prohibit the following (but all of the following shall be subject in all respects to the Financing Orders and, if applicable any notice requirements set forth in Section 8.02(d)): (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender or other Secured Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time and only for so long as there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then, subject in all respects to the Financing Orders and, if applicable any notice requirements set forth in Section 8.02(d), (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by each Agent, each L/C Issuer and each of their respective Affiliates (limited, in the case of legal fees and fees of other advisors or consultants, to the reasonable and documented (subject to redaction for privileged, confidential or otherwise sensitive information) fees, charges and disbursements of (A) a single primary counsel to the Prepetition First Lien Agent and the Prepetition First Lien Lenders (taken as a whole) to the extent provided in the Financing Orders, (B) a single primary counsel to the Agents and the Lenders (taken as a whole), (C) a single primary counsel to each L/C Issuer, (D) the Tranche B Advisors, (E) if necessary, a single regulatory counsel to the Agents and the Lenders (taken as a whole), and a single local counsel to the Agents and the Lenders (taken as a whole) in each material relevant jurisdiction, and (F) a single financial advisor to the Tranche A Lenders (taken as a whole), in connection with (x) the syndication of the credit facilities provided for herein and (y) the preparation, review, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by each Arranger, each Agent, each L/C Issuer and the Lenders (limited, in the case of legal fees and fees of other advisors or consultants, to the reasonable and documented (subject to redaction for privileged, confidential or otherwise sensitive information) fees, charges and disbursements of counsel and advisors referred to in subclause (i) above, but including a separate primary counsel for the Tranche A Lenders (taken as a whole)), in connection with (I) the enforcement, preservation or protection of their respective rights in connection with the Cases, this Agreement and the other Loan Documents, including their respective rights under this Section 10.04, and (II) the Loans made hereunder, including all such out of pocket expenses incurred during any workout, refinancing, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each L/C Issuer and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than anticipated profits), claims, damages, penalties (including any OFAC related penalties), liabilities and related expenses (including the reasonable and documented (subject to redaction for privileged, confidential or otherwise sensitive information) fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of any Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), the syndication of the credit facilities provided for herein, any commitment or engagement letter (and any related fee letter) delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely under disputes among Indemnitees, other than claims against an Indemnitee in its capacity or fulfilling its role as an Agent, Arranger or similar role under the Loan Documents and other than any claims arising out of any act or omission by the Borrower or any of its Affiliates.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent (or any such sub-agent) or applicable L/C Issuer, as the case may be, in its capacity as such, or against any Related Party of any of the foregoing acting for the applicable Agent (or any such sub-agent) or applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, any other Agent and/or any L/C Issuer, the replacement of any Lender, the termination of the Commitments of all of the Lenders and the repayment, satisfaction or discharge of all the other Obligations.

(g) Disqualified Lenders. Each Loan Party also agrees that neither any Agent nor any Arranger shall have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person for failure to monitor compliance with any provisions of this Agreement with respect to Disqualified Lenders.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any other Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any other Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with the Cases or any other proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Secured Party severally agrees to pay to the Administrative Agent or applicable other Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or applicable other Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and thereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the other Agents, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including (i) all or a portion of its Commitment, (ii) the Loans (including for purposes of this subsection (b), participations in L/C Obligations) and (iii) all or a portion of its rights to receive or be issued Roll-Up Loans hereunder); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, any other assignee during the primary syndication of the Term Loans or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date (as defined therein), shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) with respect to the assignment of L/C Obligations, the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not (x) a Lender or (y) an Affiliate of a Lender or an Approved Fund, in the case of this clause (y) that has the same or better rating than such Lender; provided that no such consent shall be required for any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Reasonably promptly after receipt thereof, the Administrative Agent shall provide to the Borrower a copy of each Assignment and Assumption that is not required to be executed by the Borrower.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and shall be binding on the Borrower and the Lenders. The Register shall be available for inspection by the Borrower and any Lender (with respect to (i) any entry relating to such Lender’s Loans, and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)), at any reasonable time and from time to time upon reasonable prior notice. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of what-so-ever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 10.06(c).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Disqualified Lender (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans of any Class (including such Lender’s participations in L/C Obligations) at the time owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower for tax purposes, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Disqualified Lenders. Notwithstanding the foregoing, (i) no assignment may be made to a Disqualified Lender and (ii) no participation may be sold to a Disqualified Lender.

10.07 Treatment of Certain Information; Confidentiality. Each Agent, each L/C Issuer and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (and to other Persons authorized by a Lender, L/C Issuer or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.07) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any other Loan Party and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to any Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from any Agent, any Lender or any L/C Issuer, or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans. In addition, each Agent, each L/C Issuer and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents, the L/C Issuers and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agents, the L/C Issuers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. Subject to the Financing Orders, if an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such

Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each of the Lenders and L/C Issuers agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents party hereto and each Lender and their respective permitted successors and assigns. This Agreement and the commitments of the Lenders hereunder shall automatically expire and terminate if (i) a counterpart of this Agreement has not been signed and delivered by the Borrower by April 22, 2016, and (ii) each of the other conditions precedent to the occurrence of the Closing Date set forth in Section 4.01 have not been satisfied, and the funding of the Initial Term Loans has not occurred, by April 27, 2016.

10.11 Survival of Representations and Warranties All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any funding of any Loan, and shall continue in full force and effect until Payment in Full of the Obligations.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), (ii) any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires the consent of such Lender, or (iii) any Lender is a Defaulting Lender, then the Borrower or any Lender may, at the Borrower’s sole expense and effort, upon notice to such Lender, the Administrative Agent and the Primary L/C Issuer require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), none of whom shall constitute a Defaulting Lender at the time of such replacement; provided that:

(a) the Borrower or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) subject to Section 2.16, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, waiver, consent or release with respect to any Loan Document, the proposed replacement Lender consents to the proposed amendment, waiver, consent or release; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

No action by or consent of any Lender replaced in accordance with this Section 10.13 shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the applicable amounts in accordance with Sections 10.13(a) and (b) and satisfaction of the other conditions set forth in this Section 10.13. Upon receipt by the replaced Lender of all amounts required to be paid to it pursuant to this Section 10.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the replacement Lender shall be effective for purposes of this Section 10.13 and Section 10.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY ARRANGER, ANY OTHER SECURED PARTY OR ANY RELATED PARTY OF ANY OF THE FOREGOING, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN A FORUM OTHER THAN THE BANKRUPTCY COURT (OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT AND SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY ARRANGER, ANY LENDER OR OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE FOREIGN GUARANTORS HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER, WITH OFFICES ON THE DATE HEREOF AT THE ADDRESS SPECIFIED ON SCHEDULE 10.02, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE FOREIGN GUARANTORS AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it or its Affiliates may have against any Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20 Designation of Related Credit Arrangements and Related Limitations.

The Borrower and any Lender Counterparty (other than the Designated Lender Counterparty) may from time to time designate any arrangements entered into or maintained by such Lender Counterparty for the delivery of treasury management services to or for the benefit of any Loan Party as a Related Credit Arrangement (other than the Designated Related Credit Arrangement) permitted to constitute Obligations (it being understood and agreed that he delivery of treasury management services by the Designated Lender Counterparty to or for the benefit of any Loan Party under the Designated Related Credit Arrangement and all obligations arising thereunder constitute Obligations without any further action of any party hereunder). Any such designation shall be made upon written notice (a “Related Credit Arrangement Designation Notice”) to the Administrative Agent from the Borrower and such Lender Counterparty, in form and substance reasonably acceptable to the Administrative Agent, which Related Credit Arrangement Designation Notice shall include an agreement by such Lender Counterparty to be bound by the terms of Section 8.03, Section 9.01, Section 9.09, Section 9.10 and this Section 10.20 mutatis mutandis, and shall include a description of such Related Credit Arrangement.

10.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.22 Inconsistency. In the event of any inconsistency between the provisions of this Agreement and the Interim Financing Order (and, when applicable, the Final Financing Order), the provisions of Interim Financing Order (and, when applicable, the Final Financing Order) shall govern.

10.23 No Waiver of Subrogation Rights. Nothing in this Agreement or in the Loan Documents or otherwise shall operate as a waiver or shall be deemed or construed to be a waiver of any L/C Issuer’s subrogation rights arising from such L/C Issuer’s honor of a beneficiary’s presentation or draw request under a Letter of Credit, including subrogation of such L/C Issuer to the rights of such beneficiary against the applicant under such Letter of Credit or the Subsidiary whose obligations were supported by such Letter of Credit.

10.24 Intercreditor Matters. (a) Each of the Administrative Agent and Lenders, by delivering its signature page hereto shall be deemed to have (i) acknowledged receipt of, consented to and approved and agreed to be bound by the Post-Petition Intercreditor Arrangement, and (ii) authorized and directed the Prepetition First Lien Agent, the Prepetition Second Lien Administrative Agent, the Prepetition Second Lien Notes Trustee and the Prepetition Second Lien Collateral Trustee, as applicable, not to object to the Post-Petition Intercreditor Arrangements and to perform its obligations thereunder and to execute and deliver any documents or instruments (including any amendments to the Prepetition Second Lien Documents) to effectuate the Post-Petition Intercreditor Arrangements.

(b) The Tranche B Lenders party hereto constitute “Required Lenders” under and as defined in the Prepetition Second Lien Credit Agreement and hold more than 66.66% in amount of the Prepetition Second Lien Notes.

(c) Notwithstanding anything herein to the contrary, the Liens and security interests granted to (i) the Administrative Agent pursuant to this Agreement or any other Loan Documents and the exercise of any right or remedy with respect to the Collateral by the Administrative Agent hereunder and thereunder, (ii) the Prepetition First Lien Agent pursuant to the Prepetition First Lien Credit Agreement or any other Prepetition First Lien Loan Document and the exercise of any right or remedy with respect to the collateral by the Prepetition First Lien Agent thereunder, and (iii) the Prepetition Second Lien Collateral Trustee pursuant to the Prepetition Second Lien Credit Agreement, Prepetition Second Lien Notes Indenture or any other Prepetition Second Lien Loan Document or Prepetition Second Lien Notes Document and the exercise of any right or remedy with respect to the collateral by the Prepetition Second Lien Collateral Trustee thereunder, in each case, are subject to the terms of the Post-Petition Intercreditor Arrangement. In the event of any conflict between the terms of the Post-Petition Intercreditor Arrangement and the Prepetition Intercreditor Agreement, the Loan Documents, the Prepetition First Lien Loan Documents, the Prepetition Second Lien Loan Documents, Prepetition Second Lien Notes Documents, the terms of the Post-Petition Intercreditor Arrangement shall govern and control. Each of the Secured Parties (in their capacities as such and in their respective capacities, as applicable, as Prepetition Secured Parties), on behalf of itself and its Affiliates, hereby agrees that it shall not (1) take any position in any action, suit, or proceeding (or support any other Person taking such position) that is inconsistent with or would otherwise contravene the Post-Petition Intercreditor Arrangements or (2) take any action hereunder that is inconsistent with or would otherwise contravene the Post-Petition Intercreditor Arrangements, and such agreements shall be binding on their and their Affiliates’ respective successors and assigns hereunder and under any of the Prepetition First Lien Loan Documents, Prepetition Second Lien Loan Documents and the Prepetition Second Lien Notes Documents, as applicable.

(d) This Agreement is not intended to, and shall not, constitute a First Lien Credit Agreement and/or a Second Lien Credit Agreement (as defined in the Prepetition Intercreditor Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUNEDISON, INC., as the Borrower

By:	/s/ Patrick Cook
Name:	Patrick Cook
Title:	Vice President – Capital Markets and Corporate Finance

SunEdison, Inc.

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

Signature Page

Deutsche Bank AG New York Branch, as Administrative Agent

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

[Signature Pages of Lenders and L/C Issuers on file with Administrative Agent and Borrower]

SunEdison, Inc.

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

Signature Page

SCHEDULE 7.15

Business Segment	Permitted Budget Variance
1. N. America (NA Util + C&I + GAM + RSC + Solar Materials (incl. modules)+ Corp + TERP/GLBL) 2. Corporate + TERP/GLBL 3. Modules	The greater of (a) 15% of forecasted Cumulative Net Cash Flow and (b) $10,000,000
4. RSC + GAM 5. Other international (LATAM + EMEA + ROA (“Rest of Asia” excluding India and China))	The greater of (a) 15% of forecasted Cumulative Net Cash Flow and (b) $7,500,000
6. India	0% of forecasted Cumulative Net Cash Flow
7. China	0% of forecasted Cumulative Net Cash Flow
8. Solar Materials (excl. Modules)	10% of forecasted Cumulative Net Cash Flow